                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (GREENBELT DIVISION)

IN RE:                                        *

NATIONAL ENERGY & GAS                         *   Case No.: 03-30459 (PM) and 03-30461 (PM)
TRANSMISSION, INC. (F/K/A PG&E                    through 03-30464 (PM) and 03-30686 (PM)
NATIONAL ENERGY GROUP, INC.), ET              *   through 03-30687 (PM)
AL.                                               Chapter 11

                                              *
                  DEBTORS.                        (Jointly Administered under
                                              *   Case No.: 03-30459 (PM))

*    *    *    *    *    *    *    *    *     *    *     *    *    *    *    *    *    *    *    *    *    *    *

                                FEBRUARY 26, 2004

               DISCLOSURE STATEMENT FOR THE THIRD AMENDED PLAN OF
             REORGANIZATION FOR NATIONAL ENERGY & GAS TRANSMISSION,
                           INC., CASE NO. 03-30459-PM

--------------------------------------------------------------------------------------
                                 IMPORTANT DATES
Date by which Objections to Confirmation
of the Plan Must Be Filed and Served:         April 19, 2004 at 4:00 p.m. (EST)

Date by which Ballots Must Be Received:       April 19, 2004 at 4:00 p.m. (EST)

Hearing on Confirmation of the Plan:          April 28, 2004 at 10:30 a.m. (EST)
--------------------------------------------------------------------------------------

                           WILLKIE FARR & GALLAGHER LLP
                           787 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10019-6099
                           (212) 728-8000

                           WHITEFORD, TAYLOR & PRESTON LLP
                           SEVEN SAINT PAUL STREET, SUITE 1400
                           BALTIMORE, MARYLAND 21202
                           (410) 347-8700

                           CO-COUNSEL FOR THE DEBTORS AND DEBTORS IN POSSESSION, NATIONAL ENERGY & GAS TRANSMISSION, INC. ET AL.

                                PRELIMINARY NOTES

     NATIONAL ENERGY & GAS TRANSMISSION, INC., F/K/A PG&E NATIONAL ENERGY GROUP, INC. ("NEGT" OR THE "DEBTOR"), AND CERTAIN SUBSIDIARIES (THE "ET DEBTORS" OR THE "INITIAL AFFILIATE DEBTORS") FILED FOR CHAPTER 11 PROTECTION ON JULY 8, 2003. ON THAT DATE, US GEN NEW ENGLAND, INC. ("USGEN NE"), A SUBSIDIARY OF NEGT, ALSO FILED FOR CHAPTER 11 PROTECTION AND IS SUBJECT TO A SEPARATELY ADMINISTERED CHAPTER 11 PROCEEDING. ON JULY 29, 2003, TWO ADDITIONAL NEGT AFFILIATES, ENERGY SERVICES VENTURES, INC., F/K/A PG&E ENERGY SERVICES VENTURES, INC. ("ESV"), AND QUANTUM VENTURES ("QUANTUM", AND TOGETHER WITH ESV AND THE INITIAL AFFILIATE DEBTORS, THE "AFFILIATE DEBTORS"), ALSO FILED FOR CHAPTER 11 PROTECTION. ANNEXED AS APPENDIX 1 TO THE DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") IS THE PROPOSED THIRD AMENDED PLAN OF REORGANIZATION FOR NEGT (THE "PLAN"). THE PLAN PROVIDES THE PROPOSED METHOD FOR THE DEBTOR TO EXIT CHAPTER 11 AND THE DISTRIBUTIONS CREDITORS AND SHAREHOLDERS OF THE DEBTOR WOULD RECEIVE IN THE DEBTOR'S CHAPTER 11 CASE. PLEASE NOTE THAT THE PLAN ADDRESSES ONLY THE REORGANIZATION OF THE DEBTOR (I.E., NEGT) AND NOT OF ANY OF THE AFFILIATE DEBTORS. SIMILARLY, THE PLAN DOES NOT ADDRESS THE REORGANIZATION OR LIQUIDATION OF USGEN NE.

     PLEASE REFER TO THE PLAN (OR, WHERE INDICATED, CERTAIN MOTIONS FILED WITH THE BANKRUPTCY COURT) FOR DEFINITIONS OF THE CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT.

     CREDITORS OF THE DEBTOR GENERALLY ARE ENTITLED TO VOTE ON THE PLAN. THE DISCLOSURE STATEMENT IS BEING SENT TO YOU TO PROVIDE THE INFORMATION NECESSARY FOR YOU TO MAKE AN INFORMED VOTE ON WHETHER TO ACCEPT OR REJECT THE PLAN. THE NEXT FEW PAGES OF THE DISCLOSURE STATEMENT INCLUDE A SUMMARY OF THE PLAN, INCLUDING PROPOSED DISTRIBUTIONS TO CREDITORS UNDER THE PLAN. NONETHELESS, ALL CREDITORS ARE ENCOURAGED TO READ THE ENTIRE DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

     THE DEBTOR BELIEVES THAT THE SUMMARIES CONTAINED IN THE DISCLOSURE STATEMENT ARE FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND OF THE DOCUMENTS WHICH ARE ATTACHED HERETO (INCLUDING THE PLAN) OR INCORPORATED BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A

DESCRIPTION IN THE DISCLOSURE STATEMENT AND THE PLAN OR ANY DOCUMENTS ATTACHED HERETO OR INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS, AS THE CASE MAY BE, SHALL CONTROL.

     THE DISCLOSURE STATEMENT CONTAINS THE ONLY INFORMATION AND REPRESENTATIONS APPROVED FOR USE IN SUCH SOLICITATION. CREDITORS SHOULD NOT RELY ON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.

     THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT ARE MADE SOLELY AS OF THE DATE HEREOF. DELIVERY OF THE DISCLOSURE STATEMENT DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN WILL BE CORRECT AT ANY SUBSEQUENT TIME.

     THE BANKRUPTCY COURT'S APPROVAL OF THE DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE MERITS OF THE PLAN BY THE BANKRUPTCY COURT.

     THE DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE, NOT FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. ENTITIES HOLDING, TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST THE DEBTOR SHOULD EVALUATE THE DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED, DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

     THE DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN UPON HOLDERS OF CLAIMS AGAINST THE DEBTOR. THE DISCLOSURE STATEMENT SHALL BE CONSIDERED TO BE A SETTLEMENT DOCUMENT PURSUANT TO FEDERAL RULE OF EVIDENCE 408. YOU MUST COMPLY WITH ALL LAWS AND REGULATIONS APPLICABLE TO YOU IN FORCE IN ANY JURISDICTION AND MUST OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED TO BE OBTAINED BY YOU UNDER THE LAWS AND REGULATIONS APPLICABLE TO YOU IN FORCE IN ANY JURISDICTION

TO WHICH YOU ARE SUBJECT AND THE DEBTOR, ITS DIRECTORS AND THEIR ADVISORS SHALL NOT HAVE ANY RESPONSIBILITY THEREFOR.

                                TABLE OF CONTENTS

ARTICLE I.    INTRODUCTION..........................................................................1
         A.   Purpose of the Disclosure Statement...................................................1
         B.   Voting on the Plan....................................................................2
              1.    Eligibility to Vote.............................................................2
              2.    Voting Procedures...............................................................2
              3.    Vote Solicitation...............................................................2
              4.    Acceptance of Plan..............................................................3
              5.    Hearing on Confirmation of Plan.................................................3
         C.   General Overview......................................................................3
         D.   Summary of Creditor Recoveries........................................................5

ARTICLE II.   BACKGROUND ON CERTAIN EVENTS LEADING TO, AND
                  CERTAIN KEY DEVELOPMENTS DURING, THE
                  CHAPTER 11 CASES..................................................................7
         A.   The Debtor's Business.................................................................7
         B.   Summary of Prepetition Indebtedness...................................................9
              1.    NEGT Primary Obligations........................................................9
              2.    NEGT Asset-Related Guarantees..................................................10
              3.    NEGT Energy Trading Guarantees.................................................11
              4.    NEGT Energy Trading LC Facility................................................11
         C.   Certain Events Leading to the Debtor's Chapter 11 Filing.............................12
         D.   Prepetition Tax Sharing Agreement with PG&E Corporation and
                  PG&E Corporation's Claims Asserted Against the Debtor's
                  non-Debtor Subsidiaries..........................................................13
         E.   NEGT Board of Directors..............................................................14
         F.   Overview of the Chapter 11 Cases.....................................................14
              1.    The Official Committees........................................................15
              2.    First Day Pleadings and Orders.................................................15
              3.    Change of Name and Corporate Logo..............................................16
              4.    Key Employee Retention Plan....................................................17
              5.    Examiner.......................................................................17
              6.    Claims Resolution..............................................................17
              7.    Plan of Reorganization.........................................................19
              8.    The Sale Transactions..........................................................19
              9.    Mediation Protocol.............................................................21
              10.   Return of Projects.............................................................22

ARTICLE III.  THE DEBTOR'S PLAN OF REORGANIZATION..................................................22
         A.   Classification and Treatment of Claims and Interests.................................22
              1.    Administrative Claims (Unclassified)...........................................22
              2.    Fee Claims (Unclassified)......................................................23
              3.    Priority Tax Claims (Unclassified).............................................24
              4.    Class 1 - Secured Claims (Unimpaired)..........................................24
              5.    Class 2 - Priority Claims (Unimpaired).........................................24
              6.    Class 3 - General Unsecured Claims (Impaired)..................................25

              7.    Class 4 - Subordinated Claims (Impaired).......................................27
              8.    Class 5 - Equity Interests (Impaired)..........................................27
         B.   Means of Plan Implementation.........................................................27
              1.    Funding........................................................................27
              2.    Post-Effective Date Management.................................................28
              3.    Retention and Enforcement of Causes of Action..................................29
              4.    Issuance of New Notes..........................................................30
              5.    Issuance of New Common Stock...................................................31
              6.    Restated Certificate of Incorporation..........................................31
              7.    Litigation Trust...............................................................31
              8.    New Stock Option Plan..........................................................32
              9.    Post-Confirmation Role of the Official Committees..............................32
              10.   Cancellation of Old Indenture and Old Senior Notes.............................33
              11.   Procedures for Distributions Under the Plan....................................33
              12.   Expense Deposits...............................................................35
              13.   Equitable Subordination and Class 4 Creditors..................................35
         C.   Certain Risk Factors.................................................................37
              1.    The Reorganized Debtor may not be able to achieve its
                    projected financial results....................................................37
              2.    The Reorganized Debtor will be a holding company, which
                    means that its access to the cash flow of its subsidiaries may be limited and that holders of the New Notes are effectively junior to existing debt and all obligations of the Reorganized
                    Debtor's subsidiaries and project affiliates...................................37
              3.    The Reorganized Debtor faces significant risks to its business operations.....................................................................38
              4.    Public trading markets for the New Notes and the New
                    Common Stock may not develop in the foreseeable future
                    and, therefore, such securities may be illiquid or experience significant price volatility...................................................39
              5.    The estimated valuation of the Reorganized Debtor and the
                    estimated recoveries to holders of Claims are not intended to represent the trading values of the New Notes or the New
                    Common Stock....................................................................39
              6.    It cannot be guaranteed that the New Common Stock will be
                    listed on a national exchange...................................................40
              7.    Bankruptcy Risks................................................................40
          D.   Effect of Plan on Claims and Interests...............................................44
               1.    Discharge of Debts.............................................................44
               2.    Release of the Debtor, its Professionals and Certain of the Debtor's Directors
                     and Officers...................................................................45
               3.    Survival of Certain Indemnification Obligations................................46
               4.    Objections to Claims...........................................................46
               5.    Limitations on Liability Regarding Chapter 11 Activities.......................46
          E.   Executory Contracts and Unexpired Leases.............................................47
               1.    Rejection......................................................................47


                                                        ii


               2.    Assumption.....................................................................47
          F.   Conditions...........................................................................48
               1.    Conditions to Confirmation.....................................................48
               2.    Conditions to Effective Date...................................................48
               3.    Waiver of Conditions to Confirmation and Effective Date........................49
               4.    Conditions to Closing Date.....................................................49
          G.   Administrative Provisions............................................................49
               1.    Retention of Jurisdiction......................................................49
               2.    Plan Amendments................................................................50
               3.    Revocation of the Plan.........................................................50
               4.    Continuation of Injunctions and Stays..........................................50

ARTICLE IV.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................50
          A.   Consequences to the Debtor...........................................................51
               1.    Cancellation of Debt...........................................................51
               2.    Limitations on Tax Benefits....................................................52
          B.   Consequences to Holders of Allowed Class 3 Claims....................................55
               1.    Consequences to Holders of Allowed Class 3 Claims that Do
                     Not Constitute "Securities" of NEGT............................................55
               2.    Consequences to Holders of Allowed Class 3 Claims that
                     Constitute "Securities" of NEGT................................................56
               3.    Distributions in Discharge of Accrued Interest.................................57
               4.    Ownership and Disposition of the New Notes.....................................57
               5.    Subsequent Sale of New Common Stock............................................60
               6.    Tax Treatment of Litigation Trust Interests....................................61
               7.    Treatment of Disputed Claims Reserve...........................................62
          C.   Information Reporting and Withholding................................................63

ARTICLE V.     SECURITIES LAW CONSIDERATIONS UNDER THE PLAN.........................................64
          A.   Applicability of Certain Federal and State Securities Laws...........................64
          B.   Bankruptcy Code Exemptions from Registrations Requirements...........................64
               1.    Initial Offer and Sale of Securities...........................................65
               2.    Subsequent Transfers of Securities.............................................65
               3.    The New Common Stock and New Notes May Not Be Freely
                     Tradable under U.S. Securities Laws............................................67
          C.   Subsequent Transfers Under State Law.................................................67
          D.   Certain Transactions by Stockbrokers.................................................67

ARTICLE VI.    PLAN ACCEPTANCE AND CONFIRMATION.....................................................68
          A.   Confirmation of the Plan.............................................................68
          B.   Voting Requirements..................................................................68
               1.    Acceptance.....................................................................68
               2.    Deadline.......................................................................69
               3.    Eligibility....................................................................69
               4.    Tabulation.....................................................................70
               5.    Cramdown.......................................................................71

                                                         iii

          C.   Best Interests Test..................................................................72
          D.   Feasibility Requirement..............................................................72
          E.   Alternatives to the Plan.............................................................72
               1.    Alternative Plans..............................................................73
               2.    Liquidation....................................................................73

ARTICLE VII.   CONCLUSION...........................................................................74


                       APPENDICES TO DISCLOSURE STATEMENT


Appendix 1       Debtor's Third Amended Plan of Reorganization

                 Schedule 4.03--Allowance of Certain General Unsecured Claims

                 Schedule 7.02--Leases to be Assumed

                 Schedule 8.07(a)--Schedule of Released Parties

Appendix 2       Amended and Restated Certificate of Incorporation and By-laws for the Reorganized Debtor

Appendix 3       Forms of Indenture for New Tranche A Notes and New Tranche B Notes(1)

Appendix 4       Litigation Trust Agreement(2)

Appendix 5       Liquidation Analysis for Reorganized Debtor

Appendix 6       Projected Financial Information (Fiscal Years ending
                 December 31, 2004, December 31, 2005, and December 31,
                 2006)

Appendix 7       Valuation of Reorganized Debtor

Appendix 8       Second Amended Complaint, dated November 7, 2003, against
                 PG&E Corporation, et al.

---------------------

1 Forms of Indenture will be filed with the Bankruptcy Court and available to parties in interest not less than ten (10) days before the Confirmation Hearing.

2 A form of the Litigation Trust Agreement will be filed with the Bankruptcy Court and available to parties in interest not less than ten (10) days before the Confirmation Hearing.

                                   ARTICLE I.

                                  INTRODUCTION

          National Energy & Gas Transmission, Inc., f/k/a PG&E National Energy Group, Inc. ("NEGT" or the "Debtor"), and certain subsidiaries (the "ET Debtors" or the "Initial Affiliate Debtors") filed chapter 11 petitions on July 8, 2003 (the "Petition Date") with the United States Bankruptcy Court for the District of Maryland, Greenbelt Division (the "Bankruptcy Court"). On July 8, 2003, US Gen New England, Inc. ("USGen NE") also filed a chapter 11 petition with the Bankruptcy Court and is the subject of a separately administered chapter 11 case. See Article II.A, fn.4, below. On July 29, 2003, two other NEGT affiliates, Energy Services Ventures, Inc. f/k/a PG&E Energy Services Ventures, Inc. ("ESV"), and Quantum Ventures ("Quantum" and, together with ESV and the Initial Affiliate Debtors, the "Affiliate Debtors") each filed its own chapter 11 case in the Bankruptcy Court. The Affiliate Debtors and NEGT are collectively referred to herein as the "Debtors." On the Petition Date, the Debtor also filed its plan of reorganization which reflected a non-binding agreement in principle it had reached prepetition with holders of more than 80% of its debt. Following the Petition Date, the Debtor met and negotiated with representatives of every major creditor constituency, including each of the Official Committees, regarding its plan of reorganization. As a result of such discussions, the Debtor modified its plan of reorganization and on November 21, 2003, filed its First Amended Plan of Reorganization. Since November, the Debtor has continued to discuss modifications to the terms of its plan of reorganization with the Official Committees and others and has incorporated these changes into the Debtor's Third Amended Plan of Reorganization (the "Plan"), a copy of which is annexed hereto as Appendix 1. Unless defined in the Disclosure Statement, each capitalized term used in the Disclosure Statement has the definition ascribed to such term in the Plan. PLEASE NOTE THAT THE PLAN DOES NOT ADDRESS THE REORGANIZATION OR LIQUIDATION OF THE AFFILIATE DEBTORS, INCLUDING THE ET DEBTORS, AND USGEN NE, AND CREDITORS OF THE AFFILIATE DEBTORS WILL NOT RECEIVE DISTRIBUTIONS UNDER THE PLAN. THE AFFILIATE DEBTORS, INCLUDING THE ET DEBTORS, AND USGEN NE INTEND TO FILE SEPARATE CHAPTER 11 PLANS AT A LATER DATE.

     A. PURPOSE OF THE DISCLOSURE STATEMENT

          The Disclosure Statement is intended to aid creditors in making an informed judgment regarding acceptance or rejection of the Plan. If you have any questions regarding the Plan, the Debtor urges you to contact its counsel, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019-6099, (212) 728-8000 (Attn: Amy G. Pasacreta, Esq.).

          While the Bankruptcy Court has approved the Disclosure Statement as containing "adequate information" to enable you to vote on the Plan, the Bankruptcy Court's approval of the Disclosure Statement does not constitute approval or disapproval of the Plan. The Bankruptcy Court will consider approval of the Plan only after completion of voting on the Plan.

     B. VOTING ON THE PLAN

THE DEBTOR AND THE OFFICIAL COMMITTEES SUPPORT THE PLAN AND URGE YOU TO VOTE TO ACCEPT THE PLAN.

     1. ELIGIBILITY TO VOTE

          The Plan classifies Claims and Interests in the following classes:

    -------------------------- --------------------------------------
        Class                                   Description

    -------------------------- --------------------------------------
     Class 1                     Secured Claims
    -------------------------- --------------------------------------
     Class 2                     Priority Claims
    -------------------------- --------------------------------------
     Class 3                     General Unsecured Claims
    -------------------------- --------------------------------------
     Class 4                     Subordinated Claims
    -------------------------- --------------------------------------
     Class 5                     Interests
    -------------------------- --------------------------------------

          Only Classes that are both impaired and eligible to receive a distribution are entitled to vote. Under the Plan, holders of Claims in Class 3 are entitled to vote. Holders of Claims in Classes 1 and 2 are conclusively presumed to have accepted the Plan because they are unimpaired. Holders of Claims in Class 4 and of Interests in Class 5 are deemed to have rejected the Plan because they are not eligible to receive a distribution.

          Within voting classes, only holders of "Allowed Claims" (as defined in the Plan) are entitled to vote. Nonetheless, the Bankruptcy Court may fix temporarily the amount of a disputed Claim solely for voting purposes.

     2. VOTING PROCEDURES

          Parties that are entitled to vote on the Plan will receive with the Disclosure Statement a Bankruptcy Court approved ballot (a "Ballot") and a notice setting forth, among other things, the time frame within which acceptances and rejections of the Plan must be received (collectively, the "Solicitation Package"). If you believe you are entitled to vote, but did not receive a Solicitation Package, contact the Debtor's Balloting Agent, Bankruptcy Services, LLC, 757 Third Avenue, 3rd Floor, New York, NY 10150-5014,
(646)-282-2500 (Attn: Tirzah Gordon).

     3. VOTE SOLICITATION

          The process of soliciting votes on the Plan must be in accordance with the following restriction:

                  CREDITORS SHOULD NOT RELY ON ANY
                  REPRESENTATIONS CONCERNING THE DEBTOR, ITS

                  ASSETS OR ITS PAST AND FUTURE OPERATIONS,
                  EXCEPT THOSE CONTAINED IN THE DISCLOSURE
                  STATEMENT OR OTHERWISE AUTHORIZED BY THE
                  BANKRUPTCY COURT.

          If you believe your vote is being solicited outside the judicially approved and statutorily defined disclosure requirements and voting procedures, please immediately contact the Debtor's counsel, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019-6099, (212) 728-8000 (Attn: Amy G.
Pasacreta, Esq.).

     4. ACCEPTANCE OF PLAN

          Under the Bankruptcy Code, an impaired class of claims entitled to vote has accepted a plan if, of those voting, the holders of two-thirds (2/3) in dollar amount, and more than one-half (1/2) in number, of claims accept.

     5. HEARING ON CONFIRMATION OF PLAN

          The Bankruptcy Court has scheduled a hearing to consider confirmation (i.e., approval) of the Plan on April 28, 2004, at 10:30 a.m. (prevailing Eastern Time), in Courtroom 3D of the United States Bankruptcy Court, 6500 Cherrywood Lane, Greenbelt, Maryland 20770. The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in the Bankruptcy Court on the scheduled hearing date.

     C. GENERAL OVERVIEW

          The key elements of the Plan include, among other things, the following:

     o Continuation of Operations. The Reorganized Debtor shall retain and continue to operate its power generation and pipeline businesses unless one or more businesses are sold pursuant to the Sale Transactions described in Article II.F.8 below. Whether the Reorganized Debtor will retain any interest in USGen NE will be determined by the terms of USGen NE's restructuring and any related plan of reorganization that may be confirmed by the Bankruptcy Court. Even if each of these businesses is sold, the Debtor will continue to own and manage real estate with a value of approximately $50 million, and own other miscellaneous non-cash assets which may have as much as $20 million of value, including a barge and certain power plants.

     o Separation from PG&E Corporation. Under the Plan, PG&E Corporation shall receive no distribution on account of its equity interest in the Debtor and such interest will be cancelled as of the Effective Date. The Debtor will issue the New Common Stock, which will comprise a portion of the distributions to be made to the Debtor's creditors. Accordingly, upon the Effective Date, NEGT will no longer be an affiliate of PG&E Corporation or of its direct and indirect subsidiaries, including Pacific Gas & Electric Company.

     o Issuance of New Debt Securities. The Debtor will issue two classes of debt securities, identified in the Plan as the New Tranche A Notes and the New Tranche B Notes (collectively, the "New Notes"). The New Tranche A Notes shall be issued in the principal amount of approximately $500 million and have a seven-year term. The New Tranche B Notes shall be issued in the principal amount of approximately $500 million and have a seven-year term. The New Notes will be secured by pledges of the equity interests in the Debtor's directly owned subsidiaries, such pledges to be on a pari passu basis (but subject to a priority in favor of the Tranche A Notes upon certain asset/equity sales), subject to a first priority pledge of such equity interests in favor of the lender under the Working Capital Facility. The New Indentures will contain various covenants affecting the Reorganized Debtor and certain of its subsidiaries (which will not include USGen NE, subsidiaries whose equity interests or assets are to be transferred to lenders pursuant to the Plan and certain other subsidiaries). As a component of the Class 3 Distribution, each holder of an Allowed Class 3 Claim will receive its pro rata share of the New Tranche A Notes and the New Tranche B Notes. Forms of indentures for the New Tranche A Notes and the New Tranche B Notes will be filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing.

     o Issuance of New Common Stock. As a component of the Class 3 Distribution, each holder of an Allowed Class 3 Claim will receive its pro rata share of 100% of the Debtor's outstanding New Common Stock as of the Effective Date (i.e., 27 million shares). Such Distributions will be subject to dilution based on possible future issuances of additional shares of New Common Stock and/or upon the exercise of options to purchase up to 5% of the New Common Stock pursuant to the New Stock Option Plan (or such greater percentage as may be approved by a vote of a majority of the outstanding shares of the holders of the New Common Stock). As noted above, all existing equity interests in the Debtor will be cancelled.

     o Potential Claims Against PG&E Corporation and Certain Other Claims. The Debtor believes that it and/or certain of its subsidiaries have claims against PG&E Corporation, its directors and officers and certain former officers and directors of the Debtor, including, without limitation, any and all claims of the Debtor arising in or related to Adversary Proceeding No. 03-1249 PM, filed in the Bankruptcy Court. Any Parent Litigation Claims, as well as any Avoidance Actions (which, as defined in the Plan, includes only actions against insiders and affiliates other than Gas Transmission Northwest Corporation and its subsidiaries), will be transferred to and vested in the Litigation Trust and pursued by the Litigation Trustee. The net proceeds of the Litigation Trust Claims will be distributed to holders of the Litigation Trust Beneficial Interests. As a component of the Class 3 Distribution, each holder of an Allowed Class 3 Claim will receive its pro rata share of the Litigation Trust Beneficial Interests.

     D. SUMMARY OF CREDITOR RECOVERIES

The following chart summarizes the proposed distributions under the Plan:

--------------------------- ------------------------- ------------------------- -------------------------
                                                                                        APPROXIMATE
                                                                                         RECOVERIES
                                                            DEBTOR'S                    BASED ON THE
                                                          ESTIMATES OF                    DEBTOR'S
                                 TYPE OF CLAIM              ALLOWED                     ESTIMATES OF
          CLASS                    OR INTEREST             CLAIMS(1)                   ALLOWED CLAIMS
          -----                    ------------           -----------                  --------------
--------------------------- ------------------------- ------------------------- -------------------------
Unclassified                Administrative Claims          $5.958 million                 100%
--------------------------- ------------------------- ------------------------- -------------------------
Unclassified                Fee Claims                    $20.663 million                 100%
--------------------------- ------------------------- ------------------------- -------------------------
Unclassified                Priority Tax Claims                  $0                       100%
--------------------------- ------------------------- ------------------------- -------------------------
1                           Secured Claims                       $0              100% (reinstatement or
                                                                                      pay in full)
--------------------------- ------------------------- ------------------------- -------------------------
2                           Priority Claims                      $0                       100%
--------------------------- ------------------------- ------------------------- -------------------------
3                           General Unsecured Claims       $3.357 billion                  50%(2)
--------------------------- ------------------------- ------------------------- -------------------------
4                           Subordinated Claims                  $0                       None
--------------------------- ------------------------- ------------------------- -------------------------
5                           Equity Interests                    N/A                       None
--------------------------- ------------------------- ------------------------- -------------------------

--------------------
1 Generally, the aggregate Claims asserted against the Debtor exceed the total amount of Allowed Claims estimated by the Debtor because, among other things, certain Claims: (a) were filed after the Bar Date; (b) were filed in duplicate; (c) were superseded by subsequent amendments to previously filed Claims; (d) may allege an obligation of an entity other than the Debtor; (e) may assert contingent Claims against the Debtor; (f) may include postpetition interest and other disallowed amounts; (g) may be invalid or subject to setoff or recoupment; or (h) are being resolved as part of settlement agreements that are in the process of being documented and presented to the Bankruptcy Court for approval. THEREFORE, THE ACTUAL AGGREGATE AMOUNT OF ALLOWED CLAIMS STILL MAY DIFFER SIGNIFICANTLY FROM THE DEBTOR'S ESTIMATES.

2 The valuation used to compute recovery excludes any funds to be distributed pursuant to the Plan (which, depending upon the resolution of intercompany and third party claims among the Debtor's debtor and non-Debtor subsidiaries, the Debtor expects to be between $0 and $300 million) and any value related to NOLs which may be available to the Reorganized Debtor. The recovery is based on the standalone value of the Reorganized Debtor and not based on proceeds from sales.

     In addition, please see Article III.C.7.d for a discussion of risk factors that may cause the dilution of distributions to holders of Allowed Class 3 Claims under the Plan.

          CLAIM RELATED TO THE ATTALA FACILITY. AS SET FORTH IN ARTICLE II.B.2 BELOW CLAIMS AGAINST NEGT ASSERTED UNDER THE TOLLING AGREEMENT GUARANTEE IN CONNECTION WITH THE TERMINATION OF THE TOLLING AGREEMENT BETWEEN AEC AND AG ARE CAPPED IN THE AMOUNT OF $300 MILLION PLUS COSTS OF COLLECTION. THE CREDITOR RECOVERY ANALYSIS (SEE ARTICLE I.D ABOVE) INCLUDES THE DEBTOR'S ESTIMATE ($229,585,000) OF ALLOWED CLAIMS IN CONNECTION WITH SUCH TERMINATION PAYMENT. THE ATTALA OWNER ENTITIES3 HAVE ASSERTED (A) GENERAL UNSECURED CLAIMS AGAINST NEGT IN AN AMOUNT IN EXCESS OF $300 MILLION ARISING FROM THE GUARANTEE BY NEGT OF THE OBLIGATIONS OF AEC UNDER AEC'S TOLLING AGREEMENT WITH AG PURSUANT TO THE TOLLING AGREEMENT GUARANTEE AND (B) GENERAL UNSECURED CLAIMS AGAINST NEGT IN AN AMOUNT IN EXCESS OF $240 MILLION ARISING FROM THE GUARANTEE BY NEGT, PURSUANT TO THE INDEMNITY GUARANTIES, OF CERTAIN INDEMNIFICATION OBLIGATIONS OF AG RUNNING TO THE BENEFIT OF THE OWNER PARTICIPANTS AS PROVIDED IN THE RELEVANT PARTICIPATION AGREEMENTS AND TAX INDEMNITY AGREEMENTS.

          THE ATTALA CERTIFICATE HOLDERS (THOSE ENTITIES THAT PURCHASED DEBT SECURITIES RELATING TO AG) (THE "CERTIFICATE HOLDERS") HAVE FURTHER ASSERTED GENERAL UNSECURED CLAIMS AGAINST NEGT IN AN AMOUNT IN EXCESS OF $976 MILLION ALLEGEDLY ARISING FROM, AMONG OTHER THINGS, THE AFOREMENTIONED TOLLING AGREEMENT GUARANTEE. MOREOVER, THE CERTIFICATE HOLDERS HAVE ASSERTED THAT NEGT MUST BE SUBSTANTIVELY CONSOLIDATED WITH CERTAIN OF THE CONTROLLED SUBS, INCLUDING AEC AND AG, AND THE CERTIFICATE HOLDERS HAVE SOUGHT TO RECOVER AMOUNTS IN EXCESS OF THEIR CAPPED CLAIM BY SUCH SUBSTANTIVE CONSOLIDATION OR APPLICATION OF OTHER EQUITABLE REMEDIES. THE DEBTOR IS STILL ANALYZING WHETHER ANY AMOUNTS ARE DUE UNDER THE TOLLING AGREEMENT GUARANTEE OR THE INDEMNITY GUARANTIES. THE PLAN IS A "POT PLAN," THUS, THE TOTAL AMOUNT TO BE DISTRIBUTED TO ALL HOLDERS OF ALLOWED CLASS 3 CLAIMS BY NEGT WILL NOT BE AFFECTED REGARDLESS OF THE TOTAL AMOUNT OF ALLOWED CLASS 3 CLAIMS; RATHER, AN INCREASE IN THE TOTAL AMOUNT OF ALLOWED CLASS 3 CLAIMS WILL DECREASE THE ACTUAL RECOVERY OF ALL OTHER CLASS 3 CLAIMANTS. THEREFORE, IN THE EVENT THAT NEGT IS LIABLE FOR ANY AMOUNTS DUE TO THE ATTALA OWNER ENTITIES AND/OR THE CERTIFICATE HOLDERS IN EXCESS OF $229,585,000, DISTRIBUTIONS TO HOLDERS OF ALLOWED CLASS 3 CLAIMS WILL BE DILUTED. DEPENDING

-----------------
3 The Attala Owner Entities are VCC Attala OL, VCC Attala OP LLC, TCC Attala OL LLC, and TCC Attala OP LLC and are the owner lessors and owner participants of the Attala facility under the relevant operative documents.

ON THE ULTIMATE AMOUNT OF ALLOWED CLASS 3 CLAIMS, THIS DILUTION MAY BE SIGNIFICANT AND COULD POTENTIALLY REDUCE THE PERCENTAGE RECOVERY FOR ALLOWED CLASS 3 CLAIMS TO 35%. FOR MORE INFORMATION REGARDING THE CERTIFICATE HOLDERS MOTION FOR SUBSTANTIVE CONSOLIDATION, PLEASE SEE DOCKET NUMBER 1006 IN THE DEBTOR'S CHAPTER 11 CASE, CASE NO. 03-30459-PM.

                                  ARTICLE II.

            BACKGROUND ON CERTAIN EVENTS LEADING TO, AND CERTAIN KEY
                   DEVELOPMENTS DURING, THE CHAPTER 11 CASES

     A. THE DEBTOR'S BUSINESS

          NEGT was incorporated on December 18, 1998 as a wholly owned subsidiary of PG&E Corporation.(4) NEGT is a holding company, and operates its businesses only through its wholly-owned subsidiaries. NEGT's principal lines of business were gas transmission, power generation and wholesale energy marketing and trading. NEGT's three principal subsidiaries are: (i) Gas Transmission Corporation, f/k/a PG&E Gas Transmission Corporation, which holds interests in each of NEGT's gas transmission subsidiaries; (ii) NEGT Energy Company, LLC, f/k/a PG&E Generating Company, LLC, a holding company for merchant power generation facilities and independent power producers; and (iii) NEGT Energy Trading Holdings Corporation, a holding company for NEGT's energy trading business.

          Pipelines

          In its pipeline business segment, NEGT owns, operates and develops natural gas pipeline facilities. NEGT's two principal wholly owned pipelines are held by NEGT subsidiaries Gas Transmission Northwest Corporation, f/k/a PG&E Gas Transmission, Northwest Corporation ("GTNC"), and North Baja Pipeline, LLC ("North Baja"). Additionally, NEGT holds an interest in a third pipeline (the "Iroquois Gas Transmission System") owned by a partnership of six U.S. and Canadian energy companies.

          The pipeline owned by GTNC (the "GTN Pipeline") consists of over 1,350 miles of natural gas transmission pipeline in the Pacific Northwest with a capacity of approximately 2.9 billion cubic feet of natural gas per day. It begins at the British Columbia-Idaho border, extends through northern Idaho, southeastern Washington and central Oregon and ends at the Oregon-California border, where it connects with other pipelines. The GTN Pipeline, which is the largest transporter of Canadian natural gas

---------------------
4 Currently, approximately 97% of NEGT's equity is indirectly owned by PG&E Corporation. The remaining balance is held by certain of PG&E Corporation's creditors, including GPSF-F Inc., LBI Group Inc., Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P. and Farallon Capital Offshore Investors, Inc.

into the United States, commenced commercial operations in 1961 and has subsequently been expanded various times through 2002.

          The pipeline owned by North Baja (the "North Baja Pipeline") consists of approximately 80 miles of natural gas transmission pipeline in the desert southwest with a capacity of approximately 500 million cubic feet of natural gas per day. The North Baja Pipeline system originates near Ehrenberg, in Arizona, and traverses southern California to a point on the Mexico-California border. The North Baja Pipeline system began limited commercial operation in September 2002. As discussed further in Article II.C.8 below, on February 24, 2004, NEGT and certain Controlled Subs (defined below) entered into the TransCanada Purchase Agreement to sell the GTN Pipeline and North Baja Pipeline for approximately $1.7 billion of total consideration.

          NEGT also owns a 5.2% interest in the Iroquois Gas Transmission System, an interstate pipeline which extends 375 miles from the U.S.-Canada border in northern New York through Connecticut to Long Island, New York. This pipeline, which commenced operations in 1991, provides gas transportation service to local gas distribution companies, electric utilities and electric power generators, directly or indirectly through exchanges and interconnecting pipelines, throughout the Northeast.

          Power Generation

          In its generation business segment, NEGT engages in the generation of electricity in the continental United States. NEGT's generating facilities can be divided into two categories, based on the method of sale of their electric output. The first category is comprised of generating facilities that sell all or a majority of their electrical capacity and output to one or more third parties pursuant to long-term contracts and often to the electric utility company in whose service territory they are located. These plants are generally referred to as "independent power producers." The second category is comprised of generating facilities that typically sell their electrical output in the competitive wholesale electric market through contracts of various lengths and through their participation in the wholesale generation markets in which the facilities are located. These generating facilities are generally referred to as "merchant plants."(5)

          As of the Petition Date, NEGT and its subsidiaries had ownership or leasehold interests in 26 operating generating facilities with a net generating capacity of 8,328 megawatts (MW). Plant operations are focused on maximizing power generation ability during peak energy price hours, improving operating efficiencies and minimizing operating costs while placing a heavy emphasis on safety standards, environmental compliance and plant flexibility. In addition, affiliates of the Debtors had four facilities totaling 3,342 MW under construction.


------------------

5 Included among NEGT's merchant facilities are a number of facilities operated by USGen NE, an indirect wholly owned subsidiary of the Debtor. Contemporaneously with the commencement of the chapter 11 cases for NEGT and the ET Debtors, USGen NE commenced its own chapter 11 case in the Bankruptcy Court. USGen NE's case is being separately administered by the Bankruptcy Court and USGen NE has separate counsel to represent it in that case.

          Pursuant to a stipulation among the Debtor, the Official Committees and Societe Generale, as administrative agent, the Debtor intends, subject to Bankruptcy Court approval, to transfer the GenHoldings Projects (defined herein), to Societe Generale or its designee. In addition, pursuant to a stipulation among the Debtor, the Official Committees and Citibank N.A., as administrative and security agent, the Debtor intends, subject to Bankruptcy Court approval, to transfer the Lake Road and La Paloma Projects (defined herein) to Citibank, N.A. or its designee. See Article II.F.10 below.

          Energy Trading and Marketing

          Through NEGT Energy Trading Holdings Corporation, NEGT engaged in the marketing and trading of electrical energy, capacity and ancillary services, fuel and fuel services (such as gas pipeline transportation and storage), emission credits and other energy related products through various markets across North America, including the over-the-counter and futures markets. Prior to the Petition Date, NEGT's energy marketing and trading operations managed the supply of fuel for, and the sale of electric output from, NEGT's owned and controlled generating facilities, in addition to engaging in trading for its own account. NEGT also evaluated and implemented structured transactions, including management of third party energy assets, tolling arrangements, management of the requirements of aggregated customer load through full requirement contracts, restructured independent power producer contracts and the purchase and sale of gas transportation. In the second half of 2002, NEGT elected to wind down its energy trading and marketing operations. On the Petition Date, NEGT Energy Trading Holdings Corporation and various of its subsidiaries (the "ET Debtors") each filed a voluntary petition for relief under chapter 11. In mid-2003, the trading related services that were provided in support of NEGT's independent power producers and its merchant facilities were moved outside the NEGT Energy Trading Holdings Corporation holding company structure and put directly in the power generation business segment. The primary functions of NEGT's energy trading segment are now limited to providing support in respect of claims resolutions associated with the termination of energy trading contracts and other agreements associated with the wind-down of its operations.

     B. SUMMARY OF PREPETITION INDEBTEDNESS

     1. NEGT PRIMARY OBLIGATIONS

          NEGT Senior Unsecured Notes. On May 22, 2001, NEGT completed an offering of $1 billion in senior unsecured notes and received net proceeds of approximately $972 million after debt discount and note issuance costs. On November 15, 2002, NEGT failed to pay a $52 million interest payment due on these notes. As of the Petition Date, NEGT had outstanding interest accrued but unpaid on the Old Senior Notes of approximately $125 million.

          NEGT Credit Facility. In August 2001, NEGT arranged a $1.25 billion working capital and letter of credit facility with JPMorgan Chase (f/k/a The Chase Manhattan Bank) as administrative agent consisting of a $750 million tranche with a 364-day term and a $500 million tranche with a two-year term. On October 21, 2002, the available commitments were reduced to $431 million and $279 million, respectively. As of the Petition Date, $431 million had been drawn against the 364-day revolving credit facility. As of December 31, 2003, $155 million had been drawn against the two-year facility, in addition to $3 million of letters of credit issued under the two-year facility. As of the Petition Date, NEGT had outstanding interest accrued on these facilities of approximately $34 million.

     2. NEGT ASSET-RELATED GUARANTEES

          GenHoldings. NEGT guaranteed the equity contribution obligations of its indirect wholly owned subsidiary, GenHoldings I, LLC ("GenHoldings"), under the GenHoldings project facility. Societe Generale is the administrative agent under such facility. As of the Petition Date, NEGT's maximum obligations under the Project Guarantee Claim for GenHoldings was approximately $354,720,000.

          Lake Road. NEGT guaranteed indebtedness of its indirect wholly-owned subsidiary, Lake Road Generating Company, L.P. ("Lake Road"), incurred in connection with certain project facilities for which Citibank, N.A. is the administrative agent and security agent. Based on information provided by Citibank, N.A., as agent, the project lenders assert that the applicable project debt with respect to the Lake Road project is approximately $618 million. NEGT's liability under such guaranty is subject to a liability cap determined by reference to a specific class of indebtedness under such project facilities. The aggregate cap amount as of the Petition Date was approximately $238,908,000.

          La Paloma. NEGT guaranteed indebtedness of its indirect wholly-owned subsidiary, La Paloma Generating Company, LLC ("La Paloma"), incurred in connection with certain project facilities for which Citibank, N.A. is the administrative agent and security agent. Based on information provided by Citibank, N.A., as agent, the project lenders assert that the applicable project debt with respect to the La Paloma project is approximately $896 million. NEGT's liability under such guaranty is subject to a liability cap determined by reference to a specific class of indebtedness under such project facilities. The aggregate cap amount as of the Petition Date was approximately $385,001,000.

          Turbine Revolver. In May 2001, NEGT established a revolving credit facility of up to $280 million to fund turbine payments and equipment purchases associated with its generation facilities. NEGT guaranteed the payment obligations of the borrower under this facility, its indirect wholly-owned subsidiary, PG&E National Energy Group Construction Company, LLC. Societe Generale is the administrative agent under the Turbine Revolver. As of the Petition Date, the total principal outstanding under this guaranty was approximately $217,048,000.

          Attala. NEGT guaranteed the obligations of Attala Energy Company, LLC ("AEC") under AEC's tolling agreement with Attala Generating Company, LLC ("AG," and together with AEC, the "Attala Entities") (both NEGT indirect subsidiaries), in an amount not to exceed $300 million, plus any costs of collection (the "Tolling

Agreement Guarantee").(6) In addition, pursuant to two separate Indemnity Guaranties by NEGT in favor of the owner participants of the Attala facility (the "Indemnity Guaranties"), NEGT guaranteed certain indemnification obligations of AG running to the benefit of the owner participants as provided in the relevant Participation Agreements and Tax Indemnity Agreements. NEGT is still analyzing whether any material amounts will be due under these Indemnity Guaranties to the extent that they relate to the indemnities under the Participation Agreements and Tax Indemnity Agreements. The owner participants have filed proofs of claim asserting significant Class 3 General Unsecured Claims related to the Indemnity Guaranties (see Article III.C.7.d below). On or about December 31, 2002, AG terminated the tolling agreement after default by AEC. On or about February 14, 2003, AG asserted that AEC owed AG $772 million as an undiscounted termination payment. AG instituted arbitration proceedings against AEC on March 28, 2003. At that time, AG demanded payment of $477 million, reflecting its calculation of the discounted value of the termination payment. AEC and NEGT dispute AG's calculation of the termination payment. AEC has proposed a termination payment of $229,585,000. The creditor recovery analysis (see Article I.D above) includes the amount of AEC's proposed termination payment in NEGT's estimate of Allowed Claims. However, significantly larger claims have been asserted against NEGT related to the Attala facility which, if allowed, would reduce distributions to holders of Allowed Class 3 Claims under the Plan. Please see Article III.C.7.d for a complete discussion of the claims asserted against NEGT pursuant to the tolling agreement, the Tolling Agreement Guarantee, the Indemnity Guaranties and otherwise with respect to the Attala facility and the potential dilutive effect that such claims may have on distributions to holders of Allowed Class 3 General Unsecured Claims under the Plan.

     3. NEGT ENERGY TRADING GUARANTEES

          NEGT guaranteed certain contingent obligations of certain of the Affiliate Debtors under various contracts involving commodities including electricity, coal and natural gas as well as certain tolling agreements. As of the Petition Date, NEGT's maximum aggregate exposure under these guarantees was approximately $1 billion (the "Trading Guarantees"). The precise amounts of certain of these guarantee obligations are the subject of disputes between NEGT and the contract counterparties. NEGT believes that its ultimate exposure for these Trading Guarantees will be substantially less than $1 billion. NEGT's ultimate liability will depend upon, among other things, the distribution paid by the ET Debtors to their creditors.

     4. NEGT ENERGY TRADING LC FACILITY

          NEGT caused to be issued certain letters of credit to secure trading-related obligations of the ET Debtors. As of the Petition Date, the total amount outstanding under the facility was approximately $22 million.

-----------------
6 AG assigned all of its right, title and interest in its tolling agreement with AEC and in the Tolling Agreement Guarantee to the owner lessors of the Attala facility. The owner lessors, which have asserted claims under the Tolling Agreement Guarantee as discussed herein and further in Article III.C.7.d assert that they are neither subsidiaries nor affiliates of NEGT.

     C. CERTAIN EVENTS LEADING TO THE DEBTOR'S CHAPTER 11 FILING

          In 2002, energy markets experienced several significant adverse changes, including:

               o    Contractions and instability of energy markets;

               o A significant decline in generation margins (or "spark spreads") caused by excess supply and reduced demand in most regions of the United States;

               o Loss of confidence in energy companies due to increased scrutiny by regulators, elected officials and investors as a result of a number of financial scandals;

               o Significant financial distress and liquidity problems among market participants.

          NEGT was significantly impacted by these adverse changes in 2002. By the second half of 2002, most of the debt instruments of NEGT and its affiliates, which had carried investment grade credit ratings, were downgraded to below investment grade rating. As a result of these downgrades, certain of the Affiliate Debtors were required to post cash collateral in support of NEGT guarantees. In addition, the ratings downgrades triggered equity funding obligations at certain of NEGT's generation projects. As of December 31, 2002, NEGT was in default under various recourse debt agreements and guaranteed equity commitments totaling approximately $2.9 billion. In addition, other NEGT subsidiaries were in default under various debt agreements totaling approximately $2.5 billion, which debt is non-recourse to NEGT. For the year ended December 31, 2002, NEGT reported operating revenues of $2.1 billion and a net loss of $3.4 billion.

          Beginning in 2002, NEGT attempted to restructure its debt obligations and other commitments. NEGT and its subsidiaries sought to sell or transfer certain assets, and to reduce significantly energy trading operations in an ongoing effort to raise cash and reduce debt.

          Specific restructuring efforts included:

               o the sale of NEGT Energy Trading, Canada Corporation to Seminole Canada Gas Company;

               o the sale of the 176-megawatt, natural gas-fired Spencer Station Generating facility in Denton, Texas and the nearby Lake Lewisville hydroelectric facility for approximately $2 million to the City of Garland, Texas;

               o the sale of the 66.6 megawatt Mountain View wind-powered generation facility in the San Gorgonio Pass, near Palm Springs, California, to Centennial Power, Inc. for $102.5 million;

               o the sale of one-half of NEGT's 50% interest in the Hermiston Generating plant to Sumitomo Corporation and Sumitomo Corporation of America for pre-tax gain of approximately $23 million;

               o the reduction in workforce during the 2003 calendar year by approximately 240 employees, with the majority of the reductions occurring in Power Services Company, f/k/a PG&E National Energy Group Company, a non-Debtor subsidiary of NEGT, and NEGT Energy Trading; and

               o preliminary discussions with project lenders to transfer the Lake Road, La Paloma and GenHoldings Projects (defined in
                    Article II.F.10 below) to the applicable lender groups and resolution of related issues.

     D. PREPETITION TAX SHARING AGREEMENT WITH PG&E CORPORATION AND PG&E CORPORATION'S CLAIMS ASSERTED AGAINST THE DEBTOR'S NON-DEBTOR SUBSIDIARIES

          Since its formation in 1998, NEGT has been included in the consolidated tax return of PG&E Corporation. For certain of the years before 2001, PG&E Corporation made payments to NEGT commensurate with the tax savings achieved through the incorporation of the Debtor's losses and tax credits in PG&E Corporation's consolidated federal tax return for those years. In tax year 2001, NEGT paid to PG&E Corporation the amount of its federal tax liability.

          NEGT and the Official Committees believe that the foregoing arrangements and the documentation pursuant to which they were implemented gave rise to an enforceable tax sharing agreement between PG&E Corporation and NEGT and that, as a result, NEGT and its estate have significant claims against PG&E Corporation. PG&E Corporation disputes both these assertions. On November 12, 2002, PG&E Corporation notified NEGT of PG&E Corporation's position that to the extent that a tax sharing agreement existed and had not been terminated previously, it was terminated effective immediately. On December 24, 2002, NEGT sent a letter to PG&E Corporation reserving all rights against PG&E Corporation with respect to such tax sharing agreement. For a more complete description of the claims against PG&E Corporation (including claims against certain of PG&E Corporation's officers and directors), please see the Second Amended Complaint of the Debtor and the Official Committees, dated November 7, 2003, a copy of which is annexed to the Disclosure Statement as Appendix 8. In addition, the Official Committee of the ET Debtors claim that certain of the ET

Debtors may be entitled to receive some benefits associated with the tax sharing agreement between PG&E Corporation and NEGT such that, as a result, certain of the ET Debtors may assert sizable claims against NEGT. In the event that the parties cannot reach agreement, each of NEGT, the ET Debtors and the Official Committee of the ET Debtors reserve all rights with respect to any claim by any of the ET Debtors for the tax benefits and related subject matter.

          Although PG&E Corporation has not filed a proof of claim against the Debtor, in evaluating the Debtor's estate's claims against PG&E Corporation, interested parties should be aware that PG&E Corporation has asserted substantial, potentially offsetting (or partially offsetting) claims against the Debtor's non-Debtor subsidiaries. These claims include: (a) approximately $200 million in claims against AEC on account of an asserted intercompany loan (defined in Article II.B.2 above); (b) approximately $20 to $25 million in claims for reimbursement against certain of the Debtor's subsidiaries related to asserted allocations of certain fixed costs, allocation of overhead and payroll and employee benefit-related expenses; and (c) an approximately $111 million claim against National Energy Holdings Corporation, a non-Debtor subsidiary of NEGT, on account of an asserted intercompany loan. Because AEC is insolvent and any claims of PG&E Corporation related to AEC are non-recourse to the Debtor or any NEGT affiliate, the ultimate resolution of PG&E Corporation's claims against AEC should not impact the value of the Debtor's estate. With respect to PG&E Corporation's remaining claims, the Debtor does not concede the validity or amount of any of them and is currently reviewing those claims and possible defenses and counterclaims that may be asserted in connection therewith.

     E. NEGT BOARD OF DIRECTORS

          Prior to the Petition Date, the following individuals resigned from NEGT's board of directors: Bruce R. Worthington, G. Brent Stanley, Peter A. Darbee, Thomas B. King(7) and Andrew L. Stidd. They were replaced by the current board of directors which consists of Joseph A. Bondi, NEGT's Chief Executive Officer, Sanford L. Hartman, NEGT's Vice President and General Counsel, and independent directors Henry Murphy and Frank V. Battle, Jr. Corresponding changes were effected with respect to certain of NEGT's subsidiaries, including the Affiliate Debtors.

     F. OVERVIEW OF THE CHAPTER 11 CASES

          On July 8, 2003, each of NEGT, and the Initial Affiliate Debtors filed voluntary chapter 11 petitions with the Bankruptcy Court.(8) Since then, NEGT and the Affiliate Debtors have continued in possession of their properties and in the management of their businesses as debtors in possession.

-------------------

7 All of these individuals also were officers of PG&E Corporation at the time they served on NEGT's board of directors.

8 ESV and Quantum each filed its own chapter 11 petition on July 29, 2003. Pursuant to an order of the Bankruptcy Court, their cases are being jointly administered with those of NEGT and the Initial Affiliate Debtors.

     1. THE OFFICIAL COMMITTEES

          On July 17, 2003, the United States Trustee for Region Four (Greenbelt Office) (the "United States Trustee") appointed an interim official committee of unsecured creditors (the "Creditors' Committee") in the Debtor's case.(9) By Order, dated August 4, 2003, the Bankruptcy Court directed the United States Trustee to appoint an additional official committee, consisting of holders of the Old Senior Notes (See Article II.B.1 above). On the same day, the United States Trustee, in accordance with the Bankruptcy Court's directive, appointed an official noteholders' committee (the "Noteholders Committee" and, collectively with the Creditors' Committee, the "Official Committees").

     2. FIRST DAY PLEADINGS AND ORDERS

          The Debtors devoted substantial efforts early in these cases towards stabilizing the operation of their businesses and maintaining employee, vendor and customer relationships that had deteriorated prior to the Petition Date. These efforts included obtaining critical "first day" relief to allow the Debtors' businesses to continue with minimal disruption to operations. Motions, applications and other pleadings filed by the Debtors in furtherance of this goal and approved by the Bankruptcy Court included the following:

          First Day Affidavit. The Debtors filed an affidavit of John C. Barpoulis, the Vice President and Treasurer of NEGT, that summarized the Debtors' history, the circumstances that precipitated the chapter 11 filings and the justification for the relief sought in the other first-day pleadings.

          Cash Management Motion. In the absence of special relief from the Bankruptcy Court, under applicable provisions of the bankruptcy laws, the Debtors would have been required to transfer all of their cash to new bank accounts that the Debtors would have been required to establish, and mark all checks sent by the Debtors with the legend "debtor-in-possession." In addition, the Debtors would have been required to maintain their liquid assets only in accounts supported by a bond, or backed by the full faith and credit of the United States. In large chapter 11 cases, compliance with these rules generally is expensive and/or impracticable, and does not advance the rules' underlying purpose. Accordingly, the Debtors obtained the Bankruptcy Court's authorization to maintain the Debtors' pre-bankruptcy cash management practices and investment policy, subject to the Debtors' obligation to strictly delineate between pre- and post-Petition Date transactions and obligations.

          Employee Motion. In order to maintain the uninterrupted operation of their businesses, minimize administrative expenses and maintain employee morale, the Debtors obtained authority from the Bankruptcy Court to continue, uninterrupted, their pre-Petition Date personnel policies and payroll procedures, pursuant to which the

-------------------
9    On the same date, separate official creditors' committees were appointed
     (a) for the Initial Affiliate Debtors; and (b) in the separately administered chapter 11 case of USGen NE.

Debtors pay various employer-affiliates for the services provided by such affiliates' employees.

          Trading Injunction Motion. The Debtors obtained an interim order enjoining sales or other exchanges of significant amounts of claims against NEGT and its subsidiaries in order to preserve the possibility of qualifying for the "bankruptcy exception" under section 382(l)(5) of the Internal Revenue Code. The interim order has expired and the motion has been withdrawn because the Debtors, in consultation with the Official Committees, determined it was no longer necessary or desirable to seek to qualify for this "bankruptcy exception."

          Retention Applications. The Debtors obtained orders of the Bankruptcy Court authorizing them to retain attorneys, accountants and financial advisors.

          Ordinary Course Professionals Motion. In addition to the professionals referred to above, the Debtors have other professionals to perform discrete functions not directly related to the chapter 11 cases, and/or for relatively de minimis fees ("Ordinary Course Professionals"). Rather than burden the Bankruptcy Court and the Ordinary Course Professionals by requiring full-scale retention applications, the Debtors obtained approval of a streamlined procedure that is commonly employed in the Bankruptcy Court with respect to Ordinary Course Professionals.

          Interim Compensation Motion. Consistent with local procedure, the Debtors obtained approval of interim compensation procedures for professionals which, in general, allow professionals to bill and receive payment on a monthly basis, subject to a "holdback" that is not released to the professionals until the approval of interim fee applications, which are filed with the Bankruptcy Court three times per calendar year.

          Retention of Bankruptcy Services, LLC. In cases the size of the Debtors', the Bankruptcy Court generally will require the Debtors to retain an outside claims agent to administer and process the filing of claims against the Debtors. Often, the same claims agent also assists in the transmission of notices to creditors and other parties in interest. Accordingly, the Debtors received authority to retain Bankruptcy Services, LLC as their claims and notice agent.

     3. CHANGE OF NAME AND CORPORATE LOGO

          Prior to and in anticipation of the commencement of their respective chapter 11 cases, the Debtors began a process of complete separation from PG&E Corporation. As part of this separation process, some of the Debtors sought to remove references to "PG&E" from their names and make certain other modifications to their names in connection therewith.(10) The name changes signified the beginning of a new stage for the Debtors and their employees and became an important step in announcing the Debtors' intention to separate formally and legally from PG&E Corporation. After

-----------------
10 Quantum Ventures does not have "PG&E" in its name and therefore did not make any changes thereto.

the approval of each of the Debtors' respective boards of directors, the Debtors filed a motion, pursuant to section 105(a) of the Bankruptcy Code, seeking an order from the Bankruptcy Court authorizing the Debtors to change their respective names and logotypes, and modify case captions accordingly. On October 2, 2003, the motion was granted.

     4. KEY EMPLOYEE RETENTION PLAN

          On or about August 19, 2003, the Debtors filed a motion to approve an amended and restated retention plan (the "Retention Plan") to provide a retention bonus for eligible employees performing services for the Debtors or USGen NE if they remain employed throughout the restructuring of the respective Debtor or USGen NE, as applicable. The Court approved the Retention Plan on September 25, 2003.

          Pursuant to the Retention Plan, eligible employees are entitled to receive a bonus ("Bonus"), and an additional 15% or 25% of the Bonus depending on when the effective date of the chapter 11 plan for the entity for which the employee provides services occurs, provided that his/her employment continues through certain specified payment dates. Assuming all eligible employees are terminated, NEGT's maximum liability will be approximately $10,800,000, and the ET Debtors' maximum liability will be approximately $1,500,000.(11)

     5. EXAMINER

          On or about September 18, 2003, Mitsubishi Heavy Industries ("MHI") filed its Request for Appointment of an Examiner Pursuant to 11 U.S.C. ss. 1104(c)(2), seeking the appointment of an examiner to review the disposition of assets by certain of the Debtor's non-Debtor subsidiaries (the "Examiner Request"). The Debtor and the Official Committees vigorously opposed the relief requested by MHI. PG&E Corporation and the U.S. Trustee also filed pleadings related to the Examiner Request.

          On or about November 6, 2003, after conducting a hearing, the Bankruptcy Court granted the Examiner Request and authorized the appointment of an examiner for a limited purpose to commence no earlier than January 15, 2004. Since that time, the Debtor, the Official Committees and MHI have discussed various alternatives to an examiner that would accomplish MHI's goal of developing a vehicle for information exchange. Such discussions are ongoing and, as a result, an examiner has not been appointed in the Debtor's Chapter 11 Case. If the parties consensually resolve this matter promptly, the Debtor will then seek Bankruptcy Court approval of any agreement. If however, a consensual resolution cannot be achieved, the parties will proceed with the Bankruptcy Court's instructions and confer with the U.S. Trustee to develop the terms of an order for the requested examination. All parties have reserved their rights pending conclusion of this process.

6.       CLAIMS RESOLUTION

-----------------
11   USGen NE's maximum liability will be approximately $3,100,000.

          The Bankruptcy Court fixed January 9, 2004, as the last date for filing claims against the Debtor (the "Bar Date"). The total amount of timely filed asserted claims, excluding claims, if any, by certain insiders and certain intercompany claimants not required to file claims on or before the Bar Date, is approximately $4.049 billion. The Debtor is in the process of reviewing claims and will file objections to claims at such time as is it deems appropriate.

          The Debtors, including the ET Debtors, USGen NE, and the Debtor's non-Debtor subsidiaries which were not required to file proofs of claim in advance of the Bar Date (the "Controlled Subs") have a number of intercompany claims running between and among them which in the aggregate totals hundreds of millions of dollars. The Debtor is not aware of any significant disputes with respect to claims involving the Debtor and the Controlled Subs. Nonetheless, in order to enhance the certainty of recovery by the creditors of the Debtor and to avoid establishing large, unnecessary reserves, prior to the Confirmation Date, the Debtor expects to present a motion (the "9019 Motion") under Bankruptcy Code sections 502 and 363 and Bankruptcy Rule 9019 settling and resolving all intercompany claims arising by and among the Debtor and the Controlled Subs. The result of the 9019 Motion will be, in part, to fix and establish for all purposes the amount of such intercompany claims. Once approved, the 9019 Motion should have the effect of Allowing the claims against the Debtor asserted by the Controlled Subs. Moreover, the 9019 Motion should provide certainty to the Reorganized Debtor that it will receive distributions and/or dividends from the Controlled Subs in the ordinary course and subject to the rights and claims of the ET Debtors, USGen NE and non-Debtor subsidiaries which are not Controlled Subs.

          It is anticipated that the 9019 Motion will be filed and heard prior to the Confirmation Date. In the event that NEGT is unable to reach resolution with each of the Controlled Subs, including the ET Debtors and USGen NE, such that all of the intercompany claims can be included in the 9019 Motion, NEGT will seek to establish an intercompany bar date in its case. In this way, at or before the Confirmation Date, NEGT can assess what claims it may need to resolve as part of distributing proceeds under its Plan and, if appropriate, can evaluate whether any of the claims may be subordinated under section 510 of the Bankruptcy Code. In the event that such a bar date needs to be established, certain of the Controlled Subs may seek formal or informal discovery in order to assert claims. Although NEGT has cooperated and expects to continue to cooperate with the Controlled Subs in understanding the intercompany claims, nothing in the Plan limits or impairs a Controlled Sub from seeking such information through formal discovery.

          At present, NEGT does not believe that it has substantial obligations owing to any of the Controlled Subs. If USGen NE or the ET Debtors were to assert substantial claims against NEGT it might impact the amount and timing of distributions to creditors in Class 3. See Risk Factors, Article III.C.6.e below. In its estimation of distributions to holders of Allowed Class 3 Claims, NEGT assumes that USGen NE and the ET Debtors will not have any Allowed Claims.

          In addition, certain of the Controlled Subs and USGen NE have several unresolved issues relating to their respective rights and obligations under a certain tax sharing agreement. While NEGT, on behalf of certain of the Controlled Subs (excluding USGen NE), hopes to reach an agreement with USGen NE on all tax issues, there can be no assurance that such a consensual result can be achieved. In the event that the parties cannot reach agreement, each of NEGT and USGen NE reserve all rights and claims with respect to any tax sharing agreements and related subject matter. Any claims of USGen NE that are unresolved as of the Confirmation Date will be treated as Disputed Claims and NEGT will establish a reserve for such Disputed Claims either through the Disputed Claims Reserve or otherwise provided by order of the Bankruptcy Court. Notwithstanding the discharges and releases provided for under the Plan, to the extent USGen NE has any Allowed Claims and NEGT raises any claims against USGen NE in USGen NE's chapter 11 case, USGen NE's rights with respect to such Allowed Claims are reserved in accordance with applicable law.

     7. PLAN OF REORGANIZATION

          The Debtor has negotiated terms of the Plan since prior to the Petition Date with its key unsecured creditor constituencies. The Plan is supported by each of the Official Committees.

     8. THE SALE TRANSACTIONS

          The Debtor has been simultaneously pursuing: (a) the confirmation of a standalone plan and (b) the sale, in one or more transactions, of a substantial portion of its assets, consisting primarily of the Debtor's gas pipelines and its IPP Portfolio, as defined below. The sale process is described below and collectively referred to herein as the "Sale Transactions" and individually as a "Sale Transaction." The Debtor has been assisted in this process by its retained advisor, Lazard Freres & Co. LLC ("Lazard"), and has proceeded in close consultation with the Official Committees.

          As set forth below, with respect to the Pipeline Sale, the Debtor has selected a "stalking horse" bidder. With respect to the IPP Portfolio Sale, assuming an acceptable offer is received, the Debtor, after consultation with the Official Committees, expects to select a "stalking horse" bidder following an out-of-court competitive bidding process. With respect to the Sale Transactions, each of the "stalking horse" bidders (assuming an acceptable offer is received with respect to the IPP Portfolio Sale) will be granted customary "stalking horse" protections as approved by the Bankruptcy Court, followed by a formal bankruptcy auction, pursuant to customary bidding procedures approved by the Bankruptcy Court, in which the Debtor will seek higher or otherwise better offers for the relevant assets. With respect to the bidder in each Sale Transaction that submits the highest or otherwise best bid, the Debtor will seek Bankruptcy Court: (a) approval of the purchase agreement between such winning bidder, the relevant seller(s) and the Debtor; and (b) authorization to consummate the relevant Sale Transaction contemplated thereby. It is anticipated that the auctions for the Sale Transactions will be held on or around the date of the Confirmation Hearing.

          In the event that both of the Sale Transactions are consummated, the Reorganized Debtor will continue to operate through, among other things, its ownership of certain non-residential real property, its ownership of other miscellaneous non-cash assets which may have as much as $20 million of value, its ownership of USGen NE and/or one or more of the IPP's which may not be included as part of the IPP Portfolio Sale (assuming the IPP Portfolio Sale is consummated).

          VOTING IN FAVOR OF THE PLAN WILL NOT AFFECT YOUR ABILITY TO OBJECT TO EITHER SALE TRANSACTION. EACH SALE TRANSACTION WILL BE SUBJECT TO SEPARATE BANKRUPTCY COURT APPROVAL AND PARTIES WILL HAVE AN OPPORTUNITY TO OBJECT TO EACH SALE TRANSACTION AT THAT TIME. HOWEVER, PLEASE NOTE THAT YOU WILL NOT BE PERMITTED TO CHANGE YOUR VOTE TO ACCEPT OR REJECT THE PLAN BASED ON THE RESULTS OF THE AUCTION RELATED TO THE SALE TRANSACTIONS.

     The Pipeline Sale

          In mid-November, Lazard, at the direction of the Debtor, initiated a competitive sale process (the "Pipeline Sale") for the equity of GTNC and North Baja which own the GTN Pipeline and the North Baja Pipeline, respectively. See
Article II.A, above. Interested parties were asked to bid for the equity of GTNC. Interested parties who executed confidentiality agreements received an information memorandum, 15 electronic data room CD-ROMs and a draft equity purchase agreement.

          The deadline for the initial submission of bids was December 12, 2003. On such date, nine potential buyers submitted bids, six of which included mark-ups of a draft equity purchase agreement. None of the bids was conditioned on financing and two bid packages included detailed financing commitments from large reputable financial institutions.

          Five of the nine initial bids were selected for a second round process during which bidders were given the opportunity to conduct more in-depth due diligence, including participation in additional management presentations, follow-up meetings and conference calls. They were also provided with comments and guidance regarding their initial bids and were asked to submit revised bids (including revised mark-ups of the equity purchase agreement) on or prior to January 16, 2004. After two of the bidders consolidated their bids, four revised bids with full mark-ups of the draft purchase agreement were submitted before the deadline, only one of which was conditioned upon receipt of bridge financing from a reputable financial institution which provided a commitment letter with the bid.

          On January 29, 2004, revised purchase agreements were sent to three of the four bidders, responding to their mark-ups. On February 5, 2004, all three bidders submitted revised final bids, reflecting, in each case, an increase in the proposed purchase price as well as certain revisions to the purchase agreement. After in-depth review of the bids and consultation with Lazard and the Debtor's legal advisors, and after extensive arms-length negotiations, the Debtor selected TransCanada American Investments Ltd. ("TCA"), a wholly owned subsidiary of TransCanada Corporation ("TransCanada"), as the "stalking horse" and executed a Stock Purchase Agreement with, inter alia, TCA and TransCanada (collectively, the "Buyer Parties") on February 24, 2004. TCA will purchase all of the issued and outstanding shares of capital stock of Gas Transmission Northwest Corporation ("GTNC")), for a purchase price of $1.203 billion in cash, plus the assumption of $500 million of debt (which represents all of the outstanding long-term debt of GTNC). The Buyer Parties were chosen as the stalking-horse bidder because the purchase price was the highest offer received and the purchase agreement negotiated between the parties contained the most reasonable terms and provisions.

          The IPP Portfolio Sale

          Shortly after launching the Pipeline Sale process in November 2003, Lazard also initiated a competitive sale process for the Debtor's portfolio of ownership interests in certain electric generation assets and operations (the "IPP Portfolio") held by direct and indirect subsidiaries of the Debtor. The IPP Portfolio sale process entailed the distribution of an information memorandum and data room CD-ROMs to parties who signed confidentiality agreements but no draft equity purchase agreement.

          The deadline for submission of initial indications of interest was December 12, 2003. On such date, fourteen potential buyers submitted conforming indications of interest.

          After the submission of these initial indications of interest, six bidders were provided with an opportunity to conduct more in-depth due diligence, including management presentations, follow-up conference calls and site visits. On January 23, 2004, bidders were provided with a draft equity purchase agreement. The deadline for the submission of more final, well-developed bids, including a full mark-up of the equity purchase agreement, was February 6, 2004. The Debtor received revised bids and mark-ups of the equity purchase agreements from three of the six bidders (including from two bidders who have teamed up to make a joint bid). Two of the three bidders were selected for a second round process during which bidders are continuing to conduct due diligence, including follow-up meetings and conference calls. The Debtor will continue negotiations with these bidders and intends to select a "stalking horse" bidder.

     9. MEDIATION PROTOCOL

          On December 3, 2003, the ET Debtors filed a motion to approve procedures (the "Mediation Protocol") for the mediation of disputes arising under, among other things, energy trading contracts and tolling agreements ("ET Agreements"). The Mediation Protocol was approved by Order dated January 7, 2004. The ET Agreements that are subject to the Mediation Protocol include the ET Agreements that are the subject of the Trading Guarantees. Under the Mediation Protocol, objections to claims and adversary proceedings (i.e., lawsuits filed in the Bankruptcy Court) arising under the ET Agreements are stayed for a period of time in order that the parties may attempt to consensually resolve their disputes with the aid of a court-approved mediator. To the extent NEGT has exposure with respect to Trading Guarantees, it may participate in the Mediation Protocol.

     10. RETURN OF PROJECTS

          The Debtor has negotiated with various creditors regarding the proposed transfer of certain merchant facility projects owned by Lake Road, LaPaloma and GenHoldings (collectively, the "Projects"). The Debtor has guaranteed certain of the indebtedness of Lake Road and La Paloma with respect to the Lake Road and La Paloma Projects. The Debtor has also guaranteed the equity contributions of GenHoldings with respect to the GenHoldings Projects. Subject to Bankruptcy Court approval, the Debtor intends to transfer: (a) the Lake Road and La Paloma Projects to Citibank, N.A. as administrative agent or its designee; and (b) the GenHoldings Projects to Societe Generale as administrative agent or its designee. Unless a court of competent jurisdiction enters an order or issues a judgment authorizing a Project Transfer (as defined below) earlier, such transfer will occur the later of (A) the day following the date on which the Debtor or Reorganized Debtor, as the case may be, ceases to be a member of the affiliated group, within the meaning of Section 1504(a) of the IRC, of corporations of which PG&E Corporation is the common parent (whether by operation of the Plan or otherwise); or (B) such other date as may be agreed upon by the Reorganized Debtor and the applicable agent. As the Debtor has failed to fulfill its obligations under the guarantees, the lenders have the right to foreclose on the Projects. The Debtor believes that it is in the best interests of all parties to transfer the Projects in lieu of foreclosure.

                                  ARTICLE III.

                       THE DEBTOR'S PLAN OF REORGANIZATION

THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, A COPY OF WHICH IS ANNEXED TO THE DISCLOSURE STATEMENT AS APPENDIX 1. IN CERTAIN RESPECTS, THE PLAN DEALS WITH SOPHISTICATED LEGAL CONCEPTS. THEREFORE, YOU MAY WISH TO CONSULT WITH COUNSEL BEFORE VOTING ON THE PLAN.

     A. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

          Under the Plan, Claims are classified and treated as discussed below. For ease of reference, estimates assume an Effective Date for the Plan of the second quarter of 2004. The actual Effective Date may vary from that date.

     1. ADMINISTRATIVE CLAIMS (UNCLASSIFIED)

          Description. Administrative Claims are Claims that arose after the Petition Date and were incurred during the Debtor's chapter 11 proceeding. The Debtor estimates that on the Effective Date, Administrative Claims will aggregate approximately $5.958 million, consisting primarily of approximately $2.088 million for employee retention payments, approximately $1.238 for cure payments related to the assumption of leases and contracts and approximately $2.632 million for other administrative claims. Additionally, the Debtor will remain obligated to pay postpetition Claims incurred by the Debtor in the ordinary course of its business.

          Treatment. Each holder of an Allowed Administrative Claim shall receive: (a) to the extent not already paid, Cash on the later of the Effective Date and the first Business Day after the date that is thirty (30) days after the date on which such Administrative Claim becomes an Allowed Administrative Claim in the full amount of such Allowed Administrative Claim; or (b) to the extent not yet due and payable, in accordance with the terms and conditions of the particular transaction giving rise to the Administrative Claim; (c) to the extent such Claims are Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. ss. 1930(a)(6), in accordance with the applicable schedule for payment of such fees; or (d) treatment on such other terms as may be mutually agreed upon between the holder of such Allowed Administrative Claim and the Debtor; provided, however, that interim and/or final payment of Allowed Administrative Claims approved by the Bankruptcy Court shall be paid at the time of and in accordance with such Bankruptcy Court approval.

          Administrative Bar Date. Requests for payment of Administrative Claims that have arisen or will arise in the period from July 8, 2003 through the Effective Date, inclusive, must be filed and served pursuant to the procedures set forth in the Confirmation Order and/or notice of entry of the Confirmation Order, no later than forty-five (45) days after the Effective Date (unless an earlier date is set by the Bankruptcy Court); provided, however, that no request need be filed and served for Ordinary Course Payments. Any Entities that are required to but fail to file such an Administrative Claim request on or before the Administrative Bar Date shall be forever barred from asserting such Administrative Claim against the Debtor, the Reorganized Debtor or any of their respective property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Claim. The Administrative Bar Date shall not apply to (i) fees payable pursuant to section 1930 of title 28 of the United States Code, or (ii) TransCanada Corporation, TransCanada PipeLine U.S.A. Ltd., and TransCanada American Investments Ltd. with respect to any and all Administrative Claims arising under the TransCanada Purchase Agreement.

     2. FEE CLAIMS (UNCLASSIFIED)

          Description. A Fee Claim is any Claim against the Debtor of a professional person employed under section 327 or 1103 of the Bankruptcy Code or of an indenture trustee seeking compensation or reimbursement of expenses by the Bankruptcy Court in accordance with sections 328, 330 and/or 331 of the Bankruptcy Code, and/or which is entitled to priority pursuant to section 503(b)(2), 503(b)(3)(F), 503(b)(4) or 503(b)(5) of the Bankruptcy Code,
including any claim of a member of either of the Official Committees for reimbursement of expenses incurred in such member's capacity as such.

          Treatment. Each holder of an Allowed Fee Claim shall receive: (a) to the extent not already paid, Cash on or as soon as practicable after the date on which the Bankruptcy Court order allowing such Fee Claim is entered in the full amount of such Allowed Fee Claim; or (b) treatment on such other terms as may be mutually agreed upon between the holder of such Allowed Fee Claim and the Debtor. Pursuant to the Plan, any party requesting allowance and/or payment of a Fee Claim for any period ending on or before the Effective Date must file and serve final applications therefor no later than forty-five (45) days after the Effective Date or be forever barred from requesting allowance of such Fee Claim.

     3. PRIORITY TAX CLAIMS (UNCLASSIFIED)


          Description. A Priority Tax Claim is any unsecured Claim, to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtor projects that Priority Tax Claims will approximate $0.

          Treatment. Each holder of an Allowed Priority Tax Claim shall receive: to the extent not already paid, Cash, on the later of the Effective Date, or as soon as reasonably practicable thereafter, and thirty (30) days after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, in the full amount of such Allowed Priority Tax Claim; provided, however, that the Debtor shall have the option, exercisable upon written notice to the relevant Priority Tax Claim holder sent prior to the Effective Date, to pay any Priority Tax Claim over a period not longer than six (6) years from the date of assessment of the applicable tax, with interest on the unpaid portion payable annually in arrears at the rate of interest ordered by the Bankruptcy Court (or agreed to by the holder of the Claim and the Debtor).

     4. CLASS 1 - SECURED CLAIMS (UNIMPAIRED)

          Description. A Secured Claim is any Claim to the extent such claim constitutes a secured Claim pursuant to sections 506 or 1111(b) of the Bankruptcy Code. Class 1 consists of all Secured Claims.

          Voting. Class 1 Claims are Unimpaired and conclusively presumed to accept the Plan. For this reason, Class 1 Claims are not entitled to vote on the Plan.

          Treatment. On or before the later of the Effective Date or as soon as reasonably practicable thereafter and thirty (30) days after the date on which a Class 1 Claim becomes an Allowed Claim, at the election of the Debtor or Reorganized Debtor, as the case may be, such Claim shall be satisfied in full by reinstating the Claim, that is, leaving unaltered the legal, equitable and contractual rights respecting such Claim in accordance with section 1124 of the Bankruptcy Code, including curing all pre- and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtor or its status as a debtor under the Bankruptcy Code and reinstating the maturity date of the Claim.

     5. CLASS 2 - PRIORITY CLAIMS (UNIMPAIRED)

          Description. A Priority Claim is any Claim to the extent entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code, other than an Administrative Claim or Priority Tax Claim. Class 2 consists of Priority Claims against the Debtor. Class 2 is not impaired. The Debtor estimates that Allowed Class 2 Claims will aggregate approximately $0.

          Voting. Class 2 Claims are Unimpaired and conclusively presumed to accept the Plan. For this reason, Class 2 Claims are not entitled to vote on the Plan.

          Treatment. On the later of the Effective Date or as soon as reasonably practicable thereafter and thirty (30) days after the date on which a Class 2 Claim becomes an Allowed Claim, such Claim shall be paid in full in Cash.

     6. CLASS 3 - GENERAL UNSECURED CLAIMS (IMPAIRED)

          Description. A General Unsecured Claim is any Claim against the Debtor, other than a Secured Claim, Administrative Claim, Fee Claim, Priority Claim, Priority Tax Claim or Subordinated Claim. Class 3 consists of all General Unsecured Claims against the Debtor, including, without limitation, noteholder claims, guarantee claims, unsecured claims of the Debtor's affiliates and claims of trade vendors. The Debtor estimates that aggregate Allowed Class 3 Claims will aggregate approximately $3.357 billion.

          Voting. Class 3 Claims are Impaired under the Plan and entitled to vote to accept or reject the Plan.

          Treatment. On the later of each Distribution Date and ten (10) Business Days after the date on which a Class 3 Claim becomes an Allowed Class 3 Claim, each holder of an Allowed Class 3 Claim shall receive its Ratable Share of: (a) 100% of the shares of the New Common Stock subject to dilution by the New Common Stock issuable under the New Stock Option Plan; (b) the New Tranche A Notes; (c) the New Tranche B Notes; (d) the Excess Cash; (e) the Litigation Trust Beneficial Interests; and, if a Closing Date has occurred; (f) the Additional Excess Cash; (g) if applicable, the Catch-Up Distribution; and (h) any Additional Sale Distributions.

          Procedure for Allowance of Certain General Unsecured Claims. The obligations of the Debtor under the Old Senior Notes, the Revolving Credit Agreement, the NEGT Energy Trading LC Facility Guarantee, the Equipment Revolver Guarantee, the La Paloma Guarantee, the Lake Road Guarantee and the GenHoldings Guarantee shall be Allowed Class 3 Claims, in the respective amounts set forth on Schedule 4.03 to the Plan, and not be subject to setoff, recoupment, subordination, recharacterization or counterclaim under Section 6.06 of the Plan.

          Additional Provisions Regarding the Allowance of Project Guarantee Claims.

          (a) The allowance of a Project Guarantee Claim shall be subject to any Project Guarantee Claim Objection and any hearing on a Project Guarantee Claim

Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar). If any former or current member of either of the Noteholders' Committee, in such member's capacity as a holder of an Old Senior Notes claim, or of the Creditors' Committee files a Project Guarantee Claim Objection, then such objecting member shall not receive any Distribution on account of such objecting member's Claim until such objection shall have been resolved or withdrawn. The Noteholders' Committee shall not file a Project Guarantee Claim Objection. By filing the Plan, the Debtor agrees, upon at least ten (10) days notice, to promptly provide any putative objector reasonable access to relevant information and facilities as shall be reasonably necessary to prepare a Qualified Appraisal.

          (b) The allowance of the NEGT Energy Trading LC Facility Guarantee Claims shall be subject to any NEGT Energy Trading LC Facility Guarantee Claim Objection, and any hearing on such NEGT Energy Trading LC Facility Guarantee Claim Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar).

          (c) The allowance of the Equipment Revolver Guarantee Claims shall be subject to any Equipment Revolver Guarantee Claim Objection, and any hearing on such Equipment Revolver Guarantee Claim Objection shall be heard within thirty
(30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar).

          (d) If no Specified Guarantee Claim Objection is timely filed, then each Specified Guarantee Claim shall be deemed Allowed for all purposes on the date that is thirty (30) days after the Effective Date in the amount set forth on Schedule 4.03 hereto.

          (e) If a Specified Guarantee Claim Objection is filed, then each Specified Guarantee Claim that is the subject of a Specified Guarantee Claim Objection shall be deemed Allowed to the extent of any amount that has not been objected to on the date that is thirty (30) days after the Effective Date and each holder shall have the right, notwithstanding the filing of a Specified Guarantee Claim Objection, to receive a Distribution on account of its Specified Guarantee Claim to the extent such Distribution would equal the amount of such Claim less the Excess Recovery Amount. All rights of the holder of a Specified Guarantee Claim to dispute and contest the Excess Recovery Amount, seek to have the Bankruptcy Court overrule the Specified Guarantee Claim Objection, and receive all or a portion of such Excess Recovery Amount, shall be preserved.

          (f) The Reorganized Debtor shall be and hereby is authorized and directed to cause its subsidiaries to transfer to the applicable agent that holds the applicable Project Guarantee Claim (or its designee), the collateral securing the project debt (a "Project Transfer") on a Transfer Date (as defined below) in a manner and pursuant to documentation that is mutually acceptable to the Reorganized Debtor and the applicable agent. If a tax loss may result from a Project Transfer, the Reorganized Debtor and the applicable agent will use their best efforts to structure such Project

Transfer so as to create ordinary losses. As used in this paragraph, "Transfer Date" means the later of (A) the day following the date on which the Debtor or Reorganized Debtor, as the case may be, ceases to be a member of the affiliated group, within the meaning of Section 1504(a) of the IRC, of corporations of which PG&E Corporation is the common parent (whether by operation of the Plan or otherwise); or (B) such other date as may be agreed upon by the Reorganized Debtor and the applicable agent. Nothing in the Plan is intended to or shall be deemed to modify any order or judgment of a court of competent jurisdiction that authorizes a Project Transfer on a date earlier than the Transfer Date.

          (g) The holders of Specified Guarantee Claims shall be entitled to any interest, fees, dividends or distributions accruing on the Non-Cash Consideration, respectively, that compromise the Excess Recovery Amount that is subsequently distributed to them to the same extent as if such Non-Cash Consideration had been distributed on the Initial Distribution Date.

          (h) If no Project Guarantee Claim Objection is duly filed in accordance with the provisions of Section 4.03 of the Plan, or, if any such objection that has been filed is overruled, then any right of the Debtor or the Reorganized Debtor to seek reimbursement or exercise any right of subrogation under that applicable Project Guarantee from the applicable entities that were or are borrowers under the applicable project loan documents shall be extinguished.

     7. CLASS 4 - SUBORDINATED CLAIMS (IMPAIRED)

          Description. Class 4 consists of all Subordinated Claims, including, but not limited to, any and all Claims of PG&E Corporation.

          Voting. Class 4 is Impaired under the Plan and deemed to reject the Plan. For this reason, holders of Class 4 Claims are not entitled to vote on the Plan.

          Treatment. Holders of Class 4 Claims shall receive no distribution under the Plan. See Article III, Section B.13.

     8. CLASS 5 - EQUITY INTERESTS (IMPAIRED)

          Description. Class 5 consists of all Interests.

          Voting. Class 5 is Impaired under the Plan and deemed to have rejected the Plan. For this reason, holders of Class 5 Interests are not entitled to vote on the Plan.

          Treatment. Holders of Class 5 Interests shall receive no distribution under the Plan, and all Interests shall be cancelled on the Effective Date.

     B. MEANS OF PLAN IMPLEMENTATION

     1. FUNDING

          The funds to be distributed pursuant to the Plan and the Debtor's ongoing capital expenditure and working capital needs will come from the Debtor's cash on hand and/or a working capital facility (the "Working Capital Facility"). The obligations of the Reorganized Debtor under this facility will be secured by a first priority pledge of the Debtor's equity interests in NEGT Enterprises, Inc., NEGT Services Company, LLC and Gas Transmission Corporation. The Debtor anticipates that the Working Capital Facility will be in the amount of approximately $50 million. Under the Plan, the Debtor will pay all Allowed Administrative Claims, Fee Claims, Priority Tax Claims and Priority Claims, and will fund the Distribution of Excess Cash, from its existing cash reserves. If the Pipeline Sale or IPP Portfolio Sale referred to above (see Article II.F.8) occur, the net proceeds from the relevant Sale Transaction actually received by the Debtor or Reorganized Debtor, as the case may be, shall be applied as follows: (a) first, to fund Cash On Hand; (b) second, to pay amounts outstanding under any working capital facility; (c) third, to prepay first, the Tranche A Notes and then the Tranche B Notes; and (d) fourth, to the holders of Allowed Class 3 Claims as Additional Excess Cash. To the extent that the Reorganized Debtor's subsidiaries have obligations -- be they fixed or contingent -- such obligations must be satisfied, reserved for, or the Board of Directors of such subsidiaries must satisfy themselves that such entities can access capital to satisfy such obligations as and when they become due before any money can be dividended to the Reorganized Debtor. There can be no assurance as to the amount of proceeds that ultimately will reach the Debtor or when such proceeds will reach the Debtor.

     2. POST-EFFECTIVE DATE MANAGEMENT

          On the Effective Date, the board of directors of the Reorganized Debtor shall consist of the Debtor's Chief Executive Officer, an additional officer of the Debtor, and five persons to be jointly designated by the Official Committees. In the event that the Official Committees cannot agree on the selection of one or more directors, the Debtor shall select such director(s) from a list of potential directors submitted to it by the Official Committees; provided that such list shall not contain any information that would indicate which Official Committee was proposing such director; provided further that each Official Committee shall have the right to file an objection in the Bankruptcy Court to the Debtor's selection of a director solely on the grounds that the appointment of such director would not be consistent with the interests of creditors or with public policy.

          At present, some officers and employees of NEGT work for one or more of the Controlled Subs. Following consummation of the Plan, some or all of such individuals may be terminated by the Reorganized Debtor which may cause such individuals to modify or terminate their relationships with one or more of the Controlled Subs, or such individuals that work for NEGT and one or more of the Controlled Subs may become employed on a full time basis solely with NEGT or one of the Controlled Subs. Such Controlled Subs, reserve all rights and claims with regard to any personnel changes.

          A list of each of the officers and directors of the Reorganized Debtor, their compensation and affiliation will be filed with the Bankruptcy Court at least two business days prior to the commencement of the Confirmation Hearing.

     3. RETENTION AND ENFORCEMENT OF CAUSES OF ACTION

          Except as specifically provided in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any Causes of Action that the Debtor may have or which the Reorganized Debtor or the Litigation Trustee may choose to assert in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law (including the Litigation Trust Claims). Specifically, the only Causes of Action the Debtor intends to retain are: (i) claims arising from and related to the Second Amended Complaint, dated November 7, 2003, against PG&E Corporation, et al.; (ii) Avoidance Actions (as set forth below, excluding actions against GTNC and its subsidiaries); and (iii) those Causes of Action to enforce the agreements, terms and provisions of the Plan. With respect to Disputed Claims (excluding Specified Guarantee Claims), the Reorganized Debtor or the Litigation Trustee, as applicable, shall retain, reserve, and be entitled to assert any and all defenses and counterclaims, including without limitation, to assert a right of setoff or similar rights, limited in all cases however to the amount of the Disputed Claim. On the Effective Date, the Litigation Trustee, solely with respect to the Litigation Trust Claims, shall be deemed to be the representative of the Debtor's estate under section 1123(b) of the Bankruptcy Code.

          Notwithstanding the foregoing, based upon the Debtor's analysis of prepetition transactions that may have given rise to avoidance or other causes of actions under sections 544, 547, 548, 549 and 550 ("Potential Avoidance Claims") of the Bankruptcy Code, which analysis the Debtor is continuing to perform, as of the date of this Disclosure Statement, the Debtor is not aware of any substantial non-affiliate and/or non-insider Potential Avoidance Claims. On the Effective Date, the Debtor intends to release and waive its right to prosecute any Potential Avoidance Claims except for any such action which may be pending on the Effective Date or any such action against any affiliate and/or insider as to which the Reorganized Debtor's or the Litigation Trustee's rights will not be waived and released and the Reorganized Debtor and the Litigation Trustee may retain and prosecute such actions. Under the terms of the purchase agreement with the Buyer Parties and subject to Bankruptcy Court approval, the Debtor, GTNC and GTN Holdings LLC have agreed not to pursue or otherwise attempt to recover any preference claim that could affect any of GTNC and its subsidiaries after the Closing Date which claims and actions shall be waived, released and otherwise extinguished as of the Closing Date.

          No later than twenty (20) days before the commencement of the Confirmation Hearing, the Debtor will file with the Bankruptcy Court a schedule of potential parties that may be subject to Avoidance Actions, specifically excluding parties already subject to such actions as of such date.

          AS DESCRIBED ABOVE, ALL CAUSES OF ACTION INCLUDING THE LITIGATION TRUST CLAIMS, BUT EXCLUDING ANY CAUSES OF ACTION SPECIFICALLY WAIVED PURSUANT TO THE PLAN, SHALL SURVIVE CONFIRMATION AND THE COMMENCEMENT OR PROSECUTION OF THE

LITIGATION TRUST CLAIMS SHALL NOT BE BARRED OR LIMITED BY ANY ESTOPPEL, WHETHER JUDICIAL, EQUITABLE, OR OTHERWISE.

     4. ISSUANCE OF NEW NOTES

          On the Effective Date, the Reorganized Debtor will issue to holders of Allowed Class 3 Claims two classes of secured notes pursuant to the respective New Indentures. The New Tranche A Notes, in the principal amount of approximately $500 million, will bear interest at the rate of 7% per annum and mature seven years from their date of issuance, without mandatory amortization. Interest on the New Tranche A Notes will be paid semi-annually in Cash. The New Tranche B Notes, in the principal amount of approximately $500 million, will also be due seven years from their date of issuance, without mandatory amortization. Interest on the New Tranche B Notes will be paid semi-annually in Cash, at the rate of 7% per annum, provided that at the option of the Reorganized Debtor, interest may be payable by the issuance of additional Tranche B Notes, at the rate of 9% per annum, for the first two interest payments. The New Tranche A Notes and the New Tranche B Notes will be prepayable at the option of the Reorganized Debtor after an agreed-upon non-call period and with specified premiums and will be subject to mandatory prepayment without premium semi-annually out of excess operating cash flow (but not from Excess
Cash) received by the Reorganized Debtor, after giving effect to certain reserves. Both the New Tranche A Notes and the New Tranche B Notes will be secured by pledges of the equity interests of the Reorganized Debtor in NEGT Enterprises, Inc., NEGT Services Company, LLC and Gas Transmission Corporation, such pledges to be on a pari passu basis (but subject to a priority in favor of the Tranche A Notes upon prepayment out of net proceeds of the Pipeline Sale or the IPP Portfolio Sale referred to above), subject to a first priority pledge of such equity interests in favor of the lender under the Working Capital Facility.

          The New Indentures will contain various covenants affecting the Reorganized Debtor and certain of its subsidiaries (which will not include USGen NE, subsidiaries whose equity interests or assets are to be transferred to lenders pursuant to the Plan and certain other subsidiaries). Under the New Indentures, the Reorganized Debtor will generally not be permitted to pay dividends to its stockholders while the New Tranche A Notes or New Tranche B Notes are outstanding. Other covenants in the New Indentures will restrict or limit the ability of the Reorganized Debtor and certain of its subsidiaries to, among other things, incur indebtedness and liens, make investments, sell or dispose of assets and enter into transactions with affiliates, in each case subject to various exceptions.

          Prior to their date of issuance, the terms of the New Tranche A Notes and the New Tranche B Notes may be subject to revision in connection with the negotiation of the Working Capital Facility.

          The New Indentures, pursuant to which the New Tranche A Notes and New Tranche B Notes will be issued, will be substantially in the forms filed with the Bankruptcy Court at least ten days prior to the commencement of the Confirmation Hearing.

     5. ISSUANCE OF NEW COMMON STOCK

          The Plan provides for the issuance of the New Common Stock, which would be the only class of equity securities in the Reorganized Debtor that would be created under the Plan (i.e., the Plan does not provide for the issuance of preferred stock or more than one class of common stock). Under the Plan, if the Final Closing Date does not occur within one year after the Effective Date, then the Reorganized Debtor shall use commercially reasonable efforts to cause the shares of the New Common Stock to be listed on a national securities exchange or a qualifying interdealer quotation system. The Reorganized Debtor expects to be a reporting company under the Securities Exchange Act of 1934, as and to the extent required thereunder, and in such event would file periodic and current reports as and to the extent required thereunder.

     6. RESTATED CERTIFICATE OF INCORPORATION

          As of the Effective Date, the certificate of incorporation and by-laws of the Reorganized Debtor shall be amended and restated in substantially the forms included as Appendix 2 hereto (as may be further amended and restated, in a form reasonably acceptable to the Official Committees, the "Organizational Documents").

          The Organizational Documents will provide that for a period of one year following the Effective Date, all stockholders entitled to vote at a stockholders meeting shall receive notice of such meeting not less than fifty-five (55) days before the date of the meeting. For this notice period to be waived, all stockholders entitled to vote at such meeting must waive such notice in writing.

     7. LITIGATION TRUST

          On the Effective Date, the Litigation Trust shall be established and funded, and the Reorganized Debtor shall enter into the Litigation Trust Agreement. The Litigation Trust shall be funded in an amount to be jointly determined by the Official Committees. In the event that the Official Committees cannot agree on the amount of funding for the Litigation Trust, the Debtor shall determine the amount of funding, which amount shall be within the range provided by the Official Committees; provided, however, that each Official Committee shall have the right to file an objection in the Bankruptcy Court as to the amount selected by the Debtor solely on the grounds that such amount is inconsistent with the interests of creditors or with public policy. The Debtor shall contribute all of the Litigation Trust Claims and may contribute, subject to the reasonable consent of the Official Committees, all or part of the equity interests in one or more of its direct or indirect subsidiaries to the Litigation Trust. Any contribution of such equity interests shall be for the sole purpose of liquidating such equity interests.

          The Litigation Trust shall be established for the purpose of liquidating the Litigation Trust Claims and such equity interests, if any, with no objective to continue or engage in the conduct of a trade or business.

          The Litigation Trustee shall be subject to oversight by a board comprised of three (3) representatives jointly designated by the Official Committees. In the event that the Official Committees cannot agree on the selection of one or more representatives, the Debtor shall select such representative(s) from a list of potential representatives submitted to it by the Official Committees; provided that such list shall not contain any information that would indicate which Official Committee was proposing such representative; provided further that each Official Committee shall have the right to file an objection in the Bankruptcy Court to the Debtor's selection of a representative solely on the grounds that the appointment of such representative would not be consistent with the interests of creditors or with public policy. Such oversight board shall select counsel to the Litigation Trust and shall approve all the major decisions (as defined by section 7.03 of the Litigation Trust Agreement) of the Litigation Trustee.

          For federal income tax purposes the property that will be contributed to the Litigation Trust will be treated as distributed by the Debtor to the holders of Allowed Class 3 Claims, and as contributed by them to the Litigation Trust. The Litigation Trust Beneficiaries will be treated as the grantors and deemed owners of the Litigation Trust for federal income tax purposes. The fair market value of each item of property that is contributed to the Litigation Trust will be determined by the Reorganized Debtor and such valuation will be used consistently by the Litigation Trustee and the Litigation Trust Beneficiaries for all federal income tax purposes.

          Litigation Trust Beneficial Interests may not be transferred or assigned except by operation of law, by will or in accordance with the laws of descent and distribution and to certain affiliates of Litigation Trust Beneficiaries as set forth in the Litigation Trust Agreement. The Litigation Trust Beneficial Interests may in the future also be transferable to the extent provided in any "no action" letter or other confirmation received by the Reorganized Debtor or the Litigation Trustee from the Securities and Exchange Commission, or a legal opinion issued to the Litigation Trustee for the benefit of the Litigation Trust Beneficiaries that the interests may be freely transferable under the provisions of the Securities Act. The Reorganized Debtor and the Litigation Trustee shall use commercially reasonable efforts to obtain such authorization for transferability of the Litigation Trust Beneficial Interests. However, the Debtor can provide no assurance that any such letter or confirmation would be received.

     8. NEW STOCK OPTION PLAN

          The Board of Directors of the Reorganized Debtor may adopt the New Stock Option Plan that provides for the issuance to employees of the Reorganized Debtor and its subsidiaries, and other persons as provided therein, of options to purchase up to 5% of the New Common Stock or such greater percentage as may be approved by a vote of the holders of a majority of the outstanding shares of the New Common Stock.

          The purpose of the New Stock Option Plan would be to encourage ownership of the New Common Stock by key employees of the Reorganized Debtor and its subsidiaries and to provide additional incentive for them to promote the success of the Reorganized Debtor.

     9. POST-CONFIRMATION ROLE OF THE OFFICIAL COMMITTEES

          As of the Final Closing Date, the duties of the Official Committees shall terminate except as to: (a) any appeal or motion for reconsideration of the Confirmation Order; and (b) objections to Fee Claims.

          The Official Committees' respective professionals shall receive from the Debtor reasonable compensation for their services. Post-Effective Date fees and expenses of the Official Committees' professionals (reasonably incurred in connection with the Official Committees' post-Effective Date functions described in the immediately preceding paragraph) shall be paid by the Reorganized Debtor and need not be approved by the Bankruptcy Court unless objected to by the Reorganized Debtor. Given that the work being performed is limited and is being performed after the Effective Date, the Debtor does not believe that section 330 of the Bankruptcy Code is applicable.

     10. CANCELLATION OF OLD INDENTURE AND OLD SENIOR NOTES

          Except as provided in any agreement or instrument entered into in connection with the Plan, on the Effective Date, the Old Indenture, the Old Senior Notes and any other obligations in respect thereof will be cancelled, and the Old Indenture Trustee will be released from all duties thereunder, without any further action on the part of the Debtor or the Reorganized Debtor. Notwithstanding the foregoing, applicable provisions of the Old Indenture shall continue in effect solely for the purposes of permitting the Old Indenture Trustee to receive and make Distributions pursuant to the Plan on account of Old Senior Notes Claims. The holders of or parties to such cancelled Old Senior Notes will have no rights arising therefrom or relating thereto or to the cancellation thereof, except the rights provided pursuant to the Plan.

     11. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN

          Distribution Record Date. Except as and to the extent otherwise required by the customary procedures of The Depository Trust Company ("DTC"), as of the close of business on the Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtor, or its agents, will be deemed closed, and there will be no further changes in the record holders of any of the Claims or Interests. The Debtor will have no obligation to recognize any transfer of Claims or Interests that occur on or after the Record Date. The Debtor will be entitled to recognize and deal for all purposes under the Plan only with those record holders stated on the transfer ledgers as of the close of business on the Record Date, to the extent applicable. Notwithstanding the foregoing or anything to the contrary in the Plan, in connection with any distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, DTC's procedure for Delivery/Withdrawal of Custodian (DWAC) or otherwise), the Debtor will be entitled to recognize and deal for all purposes under the Plan with such holders to the extent consistent with the customary practices of DTC used in connection with such distribution.

          Disbursing Agent. The Debtor may designate an Entity to serve as disbursing agent in connection with distributions under the Plan or may itself serve as disbursing agent. The disbursing agent will initially distribute and deliver all of the property to be distributed under the Plan, including, without limitation, Cash, New Common Stock and New Notes. The disbursing agent will not be responsible for making distributions with respect to Litigation Trust Beneficial Interests.

          Special Provisions for Distributions to Holders of Old Senior Note Claims. Distributions to holders of Old Senior Note Claims will be made by means of one or more book entry exchanges through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable. In connection with such book-entry exchange, the Debtor and the Old Indenture Trustee will deliver instructions to DTC directing DTC to effect distributions on a pro rata basis of the securities issuable under the Plan upon which such claims are based.

          Pursuant to a distribution of securities under a plan of reorganization effected by means of a DTC book-entry exchange, the issuer's pre-bankruptcy securities are cancelled and DTC accounts of DTC record holders of those securities are contemporaneously credited with the distributions to be made with respect to claims based on such securities under the plan. With respect to the Old Senior Notes, the Old Indenture Trustee will deliver instructions to DTC directing DTC to cancel the pre-bankruptcy securities and to effect book entry credits of the pro rata amounts of the distribution of DTC-eligible securities required under the Plan. The book-entry exchange procedures are intended to effect more efficient distributions of securities in connection with a plan of reorganization than is possible when physical certificates representing the securities are issued.

          The book-entry exchange procedures of DTC do not allow for direct distributions to DTC record holders of securities with a record date set prior to the date on which the distribution is effected. Instead, pursuant to DTC's customary procedures, DTC maintains a record of transfers among DTC record holders subsequent to the record date and in a book-entry exchange automatically effects the distribution directly to subsequent transferees of such record holders on the date of the distribution. By effecting the distribution directly to the subsequent transferees, the "book-entry exchange" procedure avoids problems that could arise if record date holders of the securities received a distribution under a plan of reorganization with respect to such securities and were then required to transfer such distribution to subsequent transferees.

          Delivery of Distributions. Subject to Bankruptcy Rule 9010, unless otherwise provided herein or in the Plan, all distributions to any holder of an Allowed Claim shall be made in the name and at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, unless the Debtor has been notified in writing of a different of name or address. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Debtor's disbursing agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, subject to the provisions of the Plan or the Bankruptcy Code with respect to unclaimed property. The Reorganized Debtor and its agents shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing their books and records (including any proofs of claim filed against the Debtor).

     12. EXPENSE DEPOSITS

          Prior to the Petition Date, certain expense deposits (the "Expense Deposits") were paid to the Debtor's pre-petition lenders in the total amount of $8,950,000. In the weeks leading up to the Petition Date, the Debtor and its pre-petition lenders were engaged in extensive negotiations regarding the Plan. Inasmuch as it was anticipated that such negotiations would continue past the Petition Date, and based on the reimbursement rights of the pre-petition lenders pursuant to applicable loan documents, the Debtor determined that paying the Expense Deposits was in the best interests of its creditors and would facilitate the expeditious resolution of the Debtor's Chapter 11 Case.

          Under the Plan, the Expense Deposits are treated as Allowed Administrative Claims which to the extent previously received and retained will be deemed paid. In addition, the Debtor, on behalf of its estate, and the Official Committees will be deemed to waive any claim arising out of the Expense Deposits; provided, however, that if for any reason, notwithstanding the stipulation of the parties to the contrary, the Distributions on account of the Claims arising under the Revolving Credit Agreement are not reduced by $2.45 million on account of the Expense Deposit made for the benefit of JP Morgan Chase, as administrative agent (the "USGen Deposit"), all claims of the Debtor and its estate against any Entity on account of the USGen Deposit will survive confirmation of the Plan.

          The Debtor paid the Expense Deposits with the expectation that it had negotiated a consensual plan of reorganization and wanted to continue to finalize the plan of reorganization with the same creditors postpetition. The Debtor believes it has obtained the benefit of its bargain as the Plan substantially reflects the economic deal made among the parties in 2003. The U.S. Trustee is reviewing the propriety of the payments and reserves all rights thereto.

     13. EQUITABLE SUBORDINATION AND CLASS 4 CREDITORS

          Subordination is an equitable remedy in which the order of payment rather than the existence of the debt is in issue. Under section 510 of the Bankruptcy Code, there are three bases upon which a court may equitably subordinate claimants.

          Section 510(a). The first of section 510 of the Bankruptcy Code's bases for subordination is termed "contractual subordination." Pursuant to section 510(a) of the Bankruptcy Code subordination agreements are enforceable in bankruptcy cases to the extent such agreements are enforceable under applicable nonbankruptcy law.

          Section 510(b). It is fundamental to the chapter 11 process that all creditors are treated fairly. Thus, in the context of claims arising out of the ownership of equity securities, the court may sometimes equitably subordinate such claims despite the absence of wrongdoing or a contractual agreement to be subordinated. For example, a stockholder with a claim originating from a stock repurchase agreement, while theoretically a "creditor" of the corporation based upon the existence of the repurchase agreement, is not a creditor in the same spirit as a debtor's other creditors, such as trade creditors, in that the stock repurchase claim is based in equity and not derived from the transfer of value to the debtor when compared with trade claims, which arise from, among other things, the extension of credit or the providing of services to the debtor. Indeed, the capital stock of a corporation is actually a trust fund for its creditors, and the stock redemption is merely a means of distributing a portion of the corporation's assets to the stockholder. The court may equitably subordinate the stockholder's claim because to allow the stockholder to enforce the repurchase agreement against the estate would clearly prejudice the general creditors by depleting the available assets of the corporation.

          Section 510(c). If recognized principles of equity have been violated by a claimant, or if payment of a claim would unfairly prejudice a debtor's creditors, the court has the power to subordinate or postpone the claim. While certain misconduct of a creditor directed toward the debtor, such as usury or fraud, may provide a defense to enforceability of its cause of action against a debtor and thus lead to disallowance of its claim in the bankruptcy proceeding, the issue with respect to subordination is whether creditor misconduct has harmed other creditors. If it has, the claim which is otherwise provable and allowable should be postponed until the claims of those creditors who were harmed have been satisfied. Section 510(c) of the Bankruptcy Code codifies this reasoning and allows a court to subordinate claims under principles of equitable subordination. In cases where misconduct is required, equitable subordination requires a showing that: (i) the claim holder has engaged in some type of inequitable conduct; (ii) the misconduct caused injury to a creditor or conferred an unfair advantage to the claim holder; and (iii) equitable subordination of the claim is not inconsistent with the provisions of the Bankruptcy Code. Such showing is not necessary for tax penalty claims, stock repurchase claims, or punitive damage claims.

          Equitable subordination provides for the subordination of claims that are otherwise allowable when principles of equity would be offended by the allowance of such claims on a parity with those of other creditors. Under section 510 of the Bankruptcy Code, claims may be subordinated to claims, and interests may be subordinated to interests, but claims may not be subordinated to interests. Secured as well as unsecured claims may be subordinated. All or part of a claim may be subordinated. A claim may be subordinated to all or part of another allowed claim. Thus, depending on the circumstances, a subordinated claim may be relegated to the bottom-most rung of claims or may simply be allowed after rather than equal to the claim of a party who has been injured by the conduct of the holder of the subordinated claim. A request for equitable subordination may not be granted when a creditor has merely taken reasonable actions to protect its interest and when there has been no unfair advantage to the creditor or damage to other creditors.

          Other than the claims of PG&E Corporation which is being subordinated under the Plan, NEGT is continuing to analyze whether any of the claims asserted against it may properly be the subject of a proceeding to subordinate such claims under section 510. At present, none of the Controlled Subs have been required to file a claim against NEGT under the terms of the order establishing the Bar Date. As indicated in Article II,

Section F.6 above, NEGT intends to attempt to consensually resolve all intercompany claims between and among itself and the Controlled Subs. To the extent there is not a consensual resolution of these claims, NEGT would seek to impose an intercompany bar date requiring some or all of the Controlled Subs to file claims against NEGT. As and when such claims are filed, NEGT will assess whether any of the claims are eligible to be subordinated under applicable provisions of section 510 of the Bankruptcy Code.

          Among the affiliates and subsidiaries required to file proofs of claim by the Bar Date were the Attala Entities. As and to the extent that the Attala Entities or their creditors have asserted claims against NEGT, NEGT is analyzing such claims and may, prior to the Confirmation Hearing, seek to subordinate some or all of such claims. In the event NEGT is successful in subordinating such claims they would be classified in Class 4 under the Plan and receive no distributions.

     C. CERTAIN RISK FACTORS

     1. THE REORGANIZED DEBTOR MAY NOT BE ABLE TO ACHIEVE ITS PROJECTED FINANCIAL RESULTS.

          It cannot be assured that the Reorganized Debtor will be able to achieve the assumed revenues or cash flows utilized to project its future business prospects or otherwise meet its projected financial results. If the Reorganized Debtor does not achieve these projected revenues or cash flow levels, it may lack sufficient liquidity to satisfy its payment obligations under the debt securities issued pursuant to the Plan.

          The assumptions used in preparing the projections are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the Debtor's control. Projections are necessarily speculative in nature, and some or all of the assumptions will not materialize. Therefore, actual results likely will differ, perhaps materially, from those projected. It cannot be assured that the assumptions and estimates that underpin the projections are reasonable or that the projections will reflect actual results of operations and cash flows. No representation is made or intended with respect to the likely existence of any particular future set of facts or circumstances. Furthermore, while management believes that the assumptions and estimates underlying its projections are reasonable, these projections do not attempt to demonstrate the viability of the business in a "worst case" environment.

          The projections were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board. Furthermore, the projections have not been audited or reviewed by the independent accountants of the Debtor.

     2. THE REORGANIZED DEBTOR WILL BE A HOLDING COMPANY, WHICH MEANS THAT ITS ACCESS TO THE CASH FLOW OF ITS SUBSIDIARIES MAY BE LIMITED AND THAT HOLDERS OF THE NEW NOTES ARE EFFECTIVELY JUNIOR TO EXISTING DEBT AND ALL OBLIGATIONS OF THE REORGANIZED DEBTOR'S SUBSIDIARIES AND PROJECT AFFILIATES.

          The Reorganized Debtor will be a holding company, with no direct operations and no assets other than the stock of its subsidiaries. As a result, the Reorganized Debtor will depend entirely upon the earnings and cash flow of its subsidiaries and project affiliates to meet its obligations, including the payment of principal of and interest on the New Notes. Many of the Reorganized Debtor's subsidiaries and project affiliates will have their own debt, the terms of which may restrict payments of dividends and other distributions. In particular, to the extent that the Reorganized Debtor's subsidiaries have obligations -- be they fixed or contingent -- such obligations must be satisfied, reserved for, or the Board of Directors of such subsidiaries must satisfy themselves that such entities can access capital to satisfy such obligations as and when they become due before any money can be dividended to the Reorganized Debtor. If the Reorganized Debtor's subsidiaries or project affiliates are unable to service their debt or otherwise comply with their debt agreements, the debt holders may, in addition to other rights they may have, accelerate the maturity of the subsidiary's debt and foreclose on the subsidiary's assets.

          Each of the Affiliate Debtors and USGen NE, filed petitions for relief under chapter 11 of the Bankruptcy Code and remain in bankruptcy. No distributions are projected to be available from these subsidiaries to service the New Notes. In addition, litigation is pending against several non-Debtor subsidiaries of the Debtor as a result of the Debtor's bankruptcy case. Accordingly, the ability of such subsidiaries to issue dividends to the Reorganized Debtor may be restricted by applicable law.

     3.   THE REORGANIZED DEBTOR FACES SIGNIFICANT RISKS TO ITS BUSINESS
          OPERATIONS.

          a. ASSUMING THE SALE TRANSACTIONS ARE NOT CONSUMMATED, THE BUSINESS OF THE REORGANIZED DEBTOR COULD BE ADVERSELY AFFECTED BY MARKET CONDITIONS.

          Certain of the Debtor's subsidiaries buy natural gas, fuel oil and coal to supply the fuel to generate electricity at their facilities and then sell that electricity to unaffiliated parties. Others sell natural gas transportation services. These sales are for the most part to unaffiliated third parties. There is no assurance that these contracts will be renewed or that they will be replaced on terms as favorable to such subsidiaries as are currently in place. The Reorganized Debtor's financial results would be adversely affected if the costs of the fuels increase to a greater degree than the price the Reorganized Debtor's subsidiaries can obtain for the electricity they sell. Many of the factors affecting these costs and prices are beyond the Reorganized Debtor's control, including weather, supply and demand, alternative energy services, geopolitical matters and federal and local regulations.

          b.   THE REORGANIZED DEBTOR WILL HAVE HIGH LEVELS OF FIXED COSTS.

          The Reorganized Debtor's businesses will generally require investments in plants, technology and equipment. Downtime or low productivity due to reduced demand, weather interruptions, equipment failure, technical difficulties or other causes may result in the Reorganized Debtor's incurrence of significant losses.

          c. THE REORGANIZED DEBTOR'S OPERATING RESULTS DEPEND ON ATTRACTING AND RETAINING QUALIFIED EMPLOYEES.

          The operating results of the Reorganized Debtor's businesses will depend in large part upon its business skills and knowledge, which derive mainly from the ability to attract and retain highly skilled and qualified personnel. The Reorganized Debtor may not have the ability to continue to hire, train and retain a sufficient number of qualified employees for its operations and such inability may impact its results of operations.

          d. CHANGES IN GOVERNMENTAL REGULATIONS COULD INCREASE THE REORGANIZED DEBTOR'S OPERATING COSTS AND REDUCE DEMAND FOR ITS SERVICES.

          The Debtor and its non-Debtor subsidiaries are subject to extensive regulations, including environmental regulations. In connection with these regulations, substantial costs may from time to time be incurred relating to compliance measures or restrictions could be imposed on the operation of affected facilities or penalties imposed for non-compliance by relevant regulatory authorities. Moreover, because these laws and regulations change from time to time, the Reorganized Debtor cannot predict the future costs of complying with these laws and regulations, and such expenditures in the future could be material . Certain regulations may also allow private parties rights to pursue legal remedies against the non-Debtor subsidiaries, which could result in their making payments or restricting operations. Any of the foregoing could impact the Reorganized Debtor's ability to meet the projections.

     4. PUBLIC TRADING MARKETS FOR THE NEW NOTES AND THE NEW COMMON STOCK MAY NOT DEVELOP IN THE FORESEEABLE FUTURE AND, THEREFORE, SUCH SECURITIES MAY BE ILLIQUID OR EXPERIENCE SIGNIFICANT PRICE VOLATILITY.

          It cannot be assured that a market will develop for the New Notes or the New Common Stock. If a market does not develop, the holders of the securities may have difficulty disposing of the New Notes and the New Common Stock. Even if a market for the New Notes and the New Common Stock develops, the Debtor cannot assure you that it will continue to exist or as to the degree of price volatility in any such market that does develop.

     5. THE ESTIMATED VALUATION OF THE REORGANIZED DEBTOR AND THE ESTIMATED RECOVERIES TO HOLDERS OF CLAIMS ARE NOT INTENDED TO REPRESENT THE TRADING VALUES OF THE NEW NOTES OR THE NEW COMMON STOCK.

          The estimated valuation of the Reorganized Debtor used in the Disclosure Statement has been prepared by the Debtor based on commonly accepted valuation analysis and is not intended to represent the trading values of the Reorganized Debtor's securities in public or private markets. This valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized

Debtor), including: (a) the Reorganized Debtor's ability to meet the financial projections included with the Disclosure Statement; (b) the Reorganized Debtor's ability to maintain sufficient financial flexibility to fund operations, working capital requirements and capital expenditures; and (c) capital and financial market conditions.

          Even if the Reorganized Debtor successfully implements its business plan and achieves the financial projections included with the Disclosure Statement, the trading market values for the New Notes and the New Common Stock could be adversely impacted by: (a) lack of trading liquidity for such securities; (b) lack of institutional research coverage; and (c) concentrated selling by recipients of the New Notes or the New Common Stock.

     6. IT CANNOT BE GUARANTEED THAT THE NEW COMMON STOCK WILL BE LISTED ON A NATIONAL EXCHANGE.

          If the Final Closing Date does not occur within one year after the Effective Date, then the Reorganized Debtor shall use commercially reasonable efforts to cause the shares of the New Common Stock to be listed on a national securities exchange or a qualifying interdealer quotation system. There can be no assurance, however, that the New Common Stock will be listed or will accurately reflect the underlying value of the Reorganized Debtor.

     7.   BANKRUPTCY RISKS

          a. PARTIES-IN-INTEREST MAY OBJECT TO THE DEBTOR'S CLASSIFICATION OF CLAIMS.

          Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtor believes that the classification of claims and interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, it cannot be assured that the Bankruptcy Court will reach the same conclusion.

          b.   THE DEBTOR MAY NOT BE ABLE TO SECURE CONFIRMATION OF THE PLAN.

          It cannot be assured that the Debtor will be able to obtain the requisite acceptances to confirm the Plan. Even if the requisite acceptances are received, the Bankruptcy Court may not confirm the Plan. A non-accepting creditor of the Debtor might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that: (i) the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization; and (ii) the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. While it cannot be assured that the Bankruptcy Court will conclude that these requirements have been met, the Debtor believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each class under the Plan will receive distributions at least as great as they would have received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such chapter 7 case. See Appendix 5, Liquidation Analysis.

          If the Plan is not confirmed, it is unclear whether a restructuring of the Debtor could be implemented and what distribution holders of Claims ultimately would receive with respect to their Claims. If an alternative reorganization could not be agreed to, it is possible that the Debtor would have to liquidate its assets, in which case it is likely that holders of Claims would receive substantially less favorable treatment than they would receive under the Plan.

          c. CERTAIN TAX IMPLICATIONS OF THE DEBTOR'S BANKRUPTCY AND REORGANIZATION MAY INCREASE THE TAX LIABILITY OF THE REORGANIZED DEBTOR.

          The U.S. federal income tax implications of consummation of the Plan to holders of Claims are complex and subject to uncertainty. See Article IV, "Certain U.S. Federal Income Tax Consequences of the Plan," for discussion of the income tax consequences for creditors and the Debtor resulting from the consummation of the Plan.

          d. CERTAIN EVENTS MAY CAUSE THE DILUTION OF DISTRIBUTIONS TO ALLOWED CLASS 3 CLAIMANTS UNDER THE PLAN.

          Distributions to be made to Allowed Class 3 Claimants may be diluted as a result of one or more of the following: (i) the projected creditor recovery analysis does not include estimates for any contingent, disputed and/or unliquidated claims in Class 3 (to the extent any such claims become Allowed Claims, the total aggregate amount of Allowed Claims in Class 3 will be increased while the total Cash or other property to be distributed to such Class will remain the same); (ii) in the event of the occurrence of either or both of the Sale Transactions, to the extent the buyer(s) assert a valid indemnification claim against the seller(s) and the seller(s) are found to be liable therefor, the proceeds from the sale to be distributed will be reduced; (iii) no bar date has been set for intercompany claims against the Debtor and, therefore, additional claims may be asserted against the Debtor; and (iv) a large discrepancy exists between the amount the Debtor believes it owes to AG and their creditors and the amount asserted by such entities in their proofs of claim.

          Excess Cash. The Plan provides that Excess Cash will be distributed to holders of Allowed Class 3 Claims. Excess Cash is defined to include cash held not just by NEGT, but also by its Controlled Subs. As of the end of 2003, there was approximately $371 million of cash held by NEGT and its Controlled Subs. There is not expected to be a material reduction of cash prior to the Effective Date, other than cash used to pay administrative expenses. Before NEGT can distribute any Excess Cash, NEGT must estimate and reserve for Administrative Claims and Priority Claims, future working capital needs and certain other post-emergence liabilities. In addition, the vast majority of Excess Cash is held by Controlled Subs many of which have outstanding liabilities, some of which are disputed. At present it is impossible to predict when and whether any Excess Cash will flow to holders of Allowed Claims in Class 3. In the case of cash held by a Controlled Sub, the Board of Directors of the Controlled Sub and the Board of Directors of every intervening Controlled Sub must determine that it can dividend cash to its parent shareholder under the applicable law of its state of incorporation. Only after the cash reaches NEGT and the NEGT Board of Directors makes its determination that the cash is Excess Cash may it be distributed to creditors under the Plan. As a result of these steps, NEGT cannot predict when such Excess Cash might be distributed. Moreover, the range of possible distributions of Excess Cash is expected to be between $0 and approximately $300 million. Notwithstanding anything contained herein and by way of clarification, distributions made by the ET Debtors will be governed by their own plan of reorganization or of liquidation or as otherwise ordered by the Bankruptcy Court in the ET Debtors' Chapter 11 Case.

          Claim Related to the Attala Facility. As set forth in Article II.B.2 above, claims against NEGT asserted under the Tolling Agreement Guarantee in connection with the termination of the tolling agreement between AEC and AG are capped in the amount of $300 million plus costs of collection. The creditor recovery analysis (see Article I.D above) includes the Debtor's estimate ($229,585,000) of Allowed Claims in connection with such termination payment. The Attala Owner Entities(12) have asserted (a) general unsecured claims against NEGT in an amount in excess of $300 million arising from the guarantee by NEGT of the obligations of AEC under AEC's tolling agreement with AG pursuant to the Tolling Agreement Guarantee and (b) general unsecured claims against NEGT in an amount in excess of $240 million arising from the guarantee by NEGT, pursuant to the Indemnity Guaranties, of certain indemnification obligations of AG running to the benefit of the owner participants as provided in the relevant Participation Agreements and Tax Indemnity Agreements. The Attala certificate holders (those entities that purchased debt securities relating to AG) (the "Certificate Holders") have further asserted general unsecured claims against NEGT in an amount in excess of $976 million allegedly arising from, among other things, the aforementioned Tolling Agreement Guarantee. Moreover, the Certificate Holders have asserted that NEGT must be substantively consolidated with certain of the Controlled Subs, including AEC and AG, and the Certificate Holders have sought to recover amounts in excess of their capped claim by such substantive consolidation or application of other equitable remedies. The Debtor is still analyzing whether any amounts are due under the Tolling Agreement Guarantee or the Indemnity Guaranties. The Plan is a "pot plan," thus, the total amount to be distributed to all holders of Allowed Class 3 Claims by NEGT will not

-----------------
12 The Attala Owner Entities are VCC Attala OL, VCC Attala OP LLC, TCC Attala OL LLC, and TCC Attala OP LLC and are the owner lessors and owner participants of the Attala facility under the relevant operative documents.

be affected regardless of the total amount of Allowed Class 3 Claims; rather, an increase in the total amount of Allowed Class 3 Claims will decrease the actual recovery of all other Class 3 Claimants. Therefore, in the event that NEGT is liable for any amounts due to the Attala Owner Entities and/or the Certificate Holders in excess of $229,585,000, distributions to holders of Allowed Class 3 Claims will be diluted. Depending on the ultimate amount of Allowed Class 3 Claims, this dilution may be significant and could potentially reduce the percentage recovery for Allowed Class 3 Claims to 35%.

          e. CERTAIN EVENTS MAY CAUSE DELAY IN DISTRIBUTIONS TO ALLOWED CLASS 3 CLAIMANTS UNDER THE PLAN.

          Distributions to be made to holders of Allowed Class 3 Claims, including the final distribution under the Plan, may be delayed (i) pending resolution of Disputed Claims which may be substantial and/or complicated; and
(ii) as a result of any holdbacks required under the applicable purchase agreements in the event either or both of the Sale Transactions are consummated. In addition, any distribution made in respect of holders of Allowed Class 3 Claims on the Initial Distribution Date may be significantly less than the final distribution to be received by the holders of such Allowed Class 3 Claims over the periodic distribution dates and the Final Distribution Date.

          f. THE REORGANIZED DEBTOR'S ABILITY TO PAY INTEREST ON THE NEW TRANCHE B NOTES MAY BE CONSTRAINED.

          Due to certain alleged obligations of the Reorganized Debtor and certain of the Reorganized Debtor's affiliates, a portion of the interest (only for two interest periods) on the New Tranche B Notes may be paid in kind as opposed to being paid in Cash.

          g. IT CANNOT BE GUARANTEED THAT THE SALE TRANSACTIONS WILL BE CONSUMMATED.

          There can be no assurance that the Sale Transactions will be consummated. In the event that they are not consummated, the Reorganized Debtor will continue to own the gas pipelines and the IPP Portfolio. The Reorganized Debtor will attempt to maximize the cash flow generated by such assets in order to service the New Tranche A Notes and New Tranche B Notes.

          h. NOT CONDITIONING THE PIPELINE SALE AND THE IPP PORTFOLIO SALE UPON ONE ANOTHER MAY RESULT IN SOME BUT NOT ALL ASSETS BEING SOLD AND THUS REDUCE THE PROCEEDS AVAILABLE TO BE DISTRIBUTED TO CLASS 3 CLAIMANTS.

               As set forth in Article II.F.8 above, the Debtor has embarked on a process to market and sell its gas pipelines and IPP Portfolio. While it is the Debtor's intention to sell the gas pipelines and the IPP Portfolio simultaneously, it is likely that such Sale Transactions will involve at least two and possibly more prospective buyers. As a result, it is possible that the Debtor will sell just the gas pipeline and not the IPP Portfolio or vice versa. Moreover, it is possible that the IPP Portfolio might be sold to multiple buyers and some of those transactions might fail to close. If the Debtor successfully sells some but not all of the gas pipelines and IPP Portfolio, its ability to subsequently sell the remaining assets at the highest possible price could be diminished. Moreover, depending upon which businesses were sold initially, the Reorganized Debtor might need to retain significant administrative overhead which could reduce the proceeds from later sales available to be distributed to creditors. In each case, there may be less proceeds available to be distributed to creditors. At this time the Debtor cannot estimate how much less the sales might generate if done later. Each of these risks could be avoided by conditioning each sale upon the occurrence of the other sales. The Debtor has determined not to condition such sales believing that it would materially reduce the prices buyers would be willing to pay and believing that the risk is small of a sale of a material asset failing to close.

          i. CERTAIN EVENTS MAY CAUSE THE DEBTOR TO BECOME FINANCIALLY RESPONSIBLE FOR THE PACIFIC GAS & ELECTRIC COMPANY RETIREMENT PLAN

          The Debtor is a member of Pacific Gas & Electric Company's (the "Utility") controlled group. The Utility, which filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the Northern District of California, is the contributing sponsor of the Pacific Gas & Electric Company Retirement Plan (the "Utility Pension Plan"). The Utility Pension Plan is a defined benefit pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Pension Benefit Guaranty Corporation ("PBGC") guarantees the payment of certain benefits under the Utility Pension Plan. Pursuant to ERISA, the Debtor is financially responsible for the Utility Pension Plan for as long as it is a part of the Utility's controlled group. The liabilities with regard to the Utility Pension Plan are joint and several with respect to all members of the controlled group.

          On January 27, 2004 and February 20, 2004, PBGC filed objections to the Disclosure Statement for the Debtor's First Amended Plan, and the Disclosure Statement for the Debtor's Second Amended Plan, respectively, asserting, among other things, that the Disclosure Statement does not address the Debtor's obligations to the Utility Pension Plan. The Debtor disagrees with PBGC's objection and will argue under applicable law that no amounts are owed to PBGC. PBGC also requests an exception to the Plan's release provisions to protect its rights to pursue claims with respect to the Utility Pension Plan. As set forth in Article III.D.2 below, the Debtor believes that the releases under the Plan are necessary and appropriate under the circumstances.

     D. EFFECT OF PLAN ON CLAIMS AND INTERESTS

     1. DISCHARGE OF DEBTS

          Except as otherwise provided in the Plan or the Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all Claims.

     2. RELEASE OF THE DEBTOR, ITS PROFESSIONALS AND CERTAIN OF THE DEBTOR'S DIRECTORS AND OFFICERS

          AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE: (a) THE DEBTOR, THE REORGANIZED DEBTOR, THEIR SUCCESSORS AND ASSIGNS; (b) DIRECTORS AND OFFICERS AS OF THE CONFIRMATION DATE (EACH IN THEIR CAPACITY AS SUCH); (c) FORMER DIRECTORS AND OFFICERS (EACH IN THEIR CAPACITY AS
SUCH) WHO HELD SUCH POSITIONS WITH THE DEBTOR ON OR AFTER JULY 9, 2003; AND (d) AGENTS, ATTORNEYS, ADVISORS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND EMPLOYEES OF THE DEBTOR (EACH IN THEIR CAPACITY AS SUCH), SHALL NOT HAVE OR INCUR ANY LIABILITY TO ANY ENTITY FOR ANY CLAIM, OBLIGATION, RIGHT, CAUSE OF ACTION OR LIABILITY (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS ARISING OUT OF ANY ALLEGED FIDUCIARY OR OTHER DUTY OR THE AVOIDANCE OF PREFERENCES OR FRAUDULENT CONVEYANCES), WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION OR OCCURRENCE FROM THE BEGINNING OF TIME THROUGH THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR AND ALL CLAIMS BASED UPON OR ARISING OUT OF SUCH ACTIONS OR OMISSIONS, SHALL BE FOREVER WAIVED AND RELEASED; PROVIDED, HOWEVER, THAT THIS RELEASE SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY ENTITY THAT OTHERWISE WOULD RESULT FROM ANY ACTION OR OMISSION TO THE EXTENT THAT SUCH ACTION OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

          PURSUANT TO THE PLAN, THE RELEASE DESCRIBED ABOVE SHALL BE ENFORCEABLE AS A MATTER OF CONTRACT AGAINST ANY HOLDER OF A CLAIM TIMELY NOTIFIED OF THE PROVISIONS OF THE PLAN. CLAIMANTS OF THE DEBTOR SHALL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM THAT IS RELEASED AS PROVIDED HEREIN.

          NEGT believes that the releases described above provided to third parties under the Plan are necessary, appropriate and in compliance with applicable bankruptcy law. The release provision protects those officers, directors and employees of NEGT and the professionals retained by them who elected to continue to serve NEGT and its creditors during the Chapter 11 Case with protection from specious lawsuits. These officers, directors and employees have made a substantial contribution to this Chapter 11 Case by steering NEGT towards a reorganization supported by the Official Committees. The releases and exculpation are particularly important because the Plan provides for the assumption of indemnification obligations by the Reorganized Debtor to further protect these persons. Failing to grant the releases or exculpation would be inconsistent with the goals of maximizing value and treating the same all similarly situated creditors.

                  For clarity, the releases only apply to officers, directors and employees of NEGT in their capacity as an officer, director or employee of NEGT. For instance, an officer of NEGT who is also an officer of USGen NE or any of the ET Debtors is not being released from any action taken in his capacity as an officer of USGen NE or the ET Debtors, as applicable. Nothing in the Plan releases or limits claims USGen NE, the ET Debtors or any of the other Affiliate Debtors or the Debtor's non-Debtor subsidiaries or affiliates has against their respective officers, directors, agents or employees.

     3. SURVIVAL OF CERTAIN INDEMNIFICATION OBLIGATIONS

          The obligations of the Debtor to indemnify individuals who serve or served after the Petition Date as the Debtor's respective directors, officers, agents, employees or representatives, and others, including (without limitation) professional persons retained by the Debtor, pursuant to the Debtor's certificate of incorporation, by-laws, applicable statutes or pre-confirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and others, including (without limitation) professional persons retained by the Debtor, based upon any act or omission related to service with, for or on behalf of the Debtor on or before the Effective Date as such obligations were in effect at the time of any such act or omission, shall not be discharged or impaired by confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtor regardless of such confirmation, consummation, or reorganization.

     4. OBJECTIONS TO CLAIMS

          The Bankruptcy Court fixed January 9, 2004, as the last date for filing Claims against the Debtor; provided, however, that holders of non-ordinary course Administrative Claims that have arisen or will arise in the period from July 8, 2003 through the Effective Date shall have forty-five (45) days after the Effective Date to file their Claims. Unless otherwise ordered by the Bankruptcy Court or provided in the Plan, all objections to Claims must be filed with the Bankruptcy Court and served on the applicable claimant on or before ninety (90) days after the later of the Effective Date and the date a Claim is filed.

     5. LIMITATIONS ON LIABILITY REGARDING CHAPTER 11 ACTIVITIES

          Under Section 8.07 of the Plan, none of the Debtor, the parties set forth on Schedule 8.07(a) of the Plan, the Official Committees, the Informal Group of Holders of the Old Senior Notes, and each of their respective affiliates, officers, directors, managers, employees, members or agents (each acting in such capacity), and any professional persons employed by any of them, will have or incur any liability to any Entity for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement, any contract, release or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with the Plan or the Chapter 11 Cases, and all claims based upon or arising out of such actions or omissions will be forever waived and released; provided, however, that nothing in the Plan shall affect the liability of any Entity that otherwise would result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted willful misconduct or gross negligence.

     E. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1. REJECTION

          Leases and Contracts to be Rejected. On the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtor, pursuant to section 365 of the Bankruptcy Code, shall reject all of its executory contracts except those that: (i) are the subject of motions to assume or reject pending on the Confirmation Date; (ii) were assumed or rejected before the Confirmation Date;
(iii) are listed on Schedule 7.02 to the Plan; or (iv) become the subject of a dispute over the amount or manner of cure and for which the Debtor or the Reorganized Debtor, as the case may be, makes a motion, at any time, to reject such contract or lease based upon the existence of such dispute; provided, however, that the Debtor shall not be required to assume or reject any executory contract or unexpired lease with any party that is a debtor under the Bankruptcy Code unless and until such contract or lease has been assumed or rejected by such other party.

          Deadline to File Rejection Damage Claims. Each Entity who is a party to a contract or lease rejected under the Plan must file, no later than thirty
(30) days after the Confirmation Date, a proof of Claim for damages alleged to arise from the rejection of the applicable contract or lease or be forever barred from filing a Claim or sharing in distributions under the Plan, related to such alleged rejection damages.

     2. ASSUMPTION

          Leases and Contracts to be Assumed. Annexed to the Plan as Schedule
7.02 is a list of the Executory Contracts deemed to be assumed by the Debtor under the Plan as of the Confirmation Date, but subject to the occurrence of the Effective Date, pursuant to section 365 of the Bankruptcy Code, and the cure amounts necessary for such assumptions.

          Deadline to Object to Cure Amounts. If prior to the Confirmation Date or such other date as the Bankruptcy Court may fix, a party to an executory contract listed on Schedule 7.02 to the Plan fails to: (i) file with the Bankruptcy Court and (ii) serve upon the attorneys for the Debtor and each of the Official Committees an objection to the applicable cure amount listed on such Schedule, then such party shall be forever barred from asserting any additional or other amounts against the Debtor respecting such cure amount.

          Method of Cure. At the election of the Reorganized Debtor, any monetary defaults under an executory contract to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (a) by payment of the cure amount set forth in Schedule 7.02 of the Plan, or as otherwise determined by the Bankruptcy Court, in Cash within forty-five (45) days after the

Effective Date or such longer period ordered by the Bankruptcy Court; or (b) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease. If a dispute occurs regarding: (a) the cure amount; (b) the ability of the Debtor to provide adequate assurance of future performance under the contract or lease to be assumed; or (c) any other matter pertaining to assumption, then the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption. Notwithstanding anything in the Plan to the contrary, the Debtor shall retain its right to reject any executory contract or unexpired lease that is subject to a dispute concerning amounts necessary to cure any defaults, until thirty days following entry of a Final Order establishing the cure amount.

     F. CONDITIONS

     1. CONDITIONS TO CONFIRMATION

          Except as provided under section 9.03 of the Plan, the following are conditions precedent to confirmation of the Plan:

          a. The Bankruptcy Court shall have entered the Confirmation Order which shall have been submitted by the Debtor in form reasonably acceptable to each of the Official Committees.

          b. The Litigation Trustee shall have been appointed and the Litigation Trust shall have become effective, including its initial funding pursuant to the Plan.

          c. Each member of the affiliated group, as defined in Section 1504(a) of the IRC, of which the Reorganized Debtor will be the common parent as of the Effective Date, shall have agreed in writing to join the NEGT Consolidated Group.

     2. CONDITIONS TO EFFECTIVE DATE

          Except as provided under section 9.03 of the Plan, the Plan may not be consummated unless each of the conditions set forth below has been satisfied:

          a. The Confirmation Order shall have been entered and not be the subject of any judicial stay.

          b. The Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor to be necessary to implement the Plan.

          c. Each of the New Indentures, the New Tranche A Notes, the New Tranche B Notes, the Litigation Trust Agreement and the Amended and Restated Certificate of Incorporation and By-Laws for the Reorganized Debtor shall be in form and substance reasonably satisfactory to the Official Committees.

          d. All instruments and documents required in connection with the issuance of the Non-Cash Consideration shall have been fully executed, each in form and substance reasonably satisfactory to the Official Committees. The New Indentures will have been qualified under the Trust Indenture Act.

          e. Not more than ninety (90) days shall have elapsed since the Confirmation Order shall have been entered.

     3. WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

          a. Except for the condition set forth in section 9.01(a) of the Plan, each of the conditions to confirmation of the Plan or the occurrence of the Effective Date may be jointly waived in whole or part by the Debtor and each of the Official Committees, without notice and a hearing.

          b. Any such waiver(s) shall not affect the Debtor's benefits under the "mootness doctrine." The failure to satisfy or waive any condition may be asserted by the Debtor, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtor). The failure of the Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted or waived at any time or from time to time.

          c. To be effective, any such waiver(s) must be in writing and filed with the Bankruptcy Court.

     4. CONDITIONS TO CLOSING DATE

          a. One or more of the Purchase Agreements to sell one or more of the material assets shall have been executed.

          b. The Sale Order for the relevant Purchase Agreement shall have been entered by the Bankruptcy Court.

     G. ADMINISTRATIVE PROVISIONS

     1. RETENTION OF JURISDICTION

          Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Reorganized Debtor after the Effective Date as and to the extent specified in the Plan.

     2. PLAN AMENDMENTS

          The Debtor reserves the right to modify the Plan at any time prior to the entry of the Confirmation Order, subject to the consent (not to be unreasonably withheld) of each of the Official Committees.

     3. REVOCATION OF THE PLAN

          The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

     4. CONTINUATION OF INJUNCTIONS AND STAYS

         Unless otherwise provided in the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, all injunctions or stays ordered in the Chapter 11 Case, pursuant to section 105 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, will remain in full force and effect unless or until subsequently modified or terminated.

                                  ARTICLE IV.

            CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

          The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtor and holders of Allowed Class 3 Claims. The following summary does not address the U.S. federal income tax consequences to holders of any type of Claim or Interest other than an Allowed Class 3 Claim.

          The following summary is based on the IRC, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

          The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

          Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a

Allowed Class 3 Claim. All holders of Allowed Class 3 Claims should consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

     A. CONSEQUENCES TO THE DEBTOR

          PG&E Corporation is the common parent of an affiliated group of corporations that files a consolidated federal income tax return ("PG&E Corp. Group"). The Debtor is a member of the PG&E Corp. Group. As a result of the cancellation of the existing stock of the Debtor pursuant to the Plan, the Debtor and its subsidiaries will cease to be members of the PG&E Corp. Group. It is anticipated that as of the Effective Date of the Plan, the Reorganized Debtor and its subsidiaries will elect to constitute a new consolidated group for U.S. federal income tax purposes, with the Reorganized Debtor as its common parent ("NEGT Group").

     1. CANCELLATION OF DEBT

          The IRC provides that a debtor in a bankruptcy case must reduce certain of its tax attributes -- such as net operating loss ("NOL") carryforwards, current year losses, tax credits and tax basis in assets -- by the amount of any cancellation of debt ("COD"). However, the reduction in the asset basis of a debtor will not exceed the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge less the aggregate liabilities of the debtor immediately after the discharge. COD is the amount by which the indebtedness discharged (including accrued interest, but reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, no further tax consequence results.

          The IRS recently issued proposed and temporary regulations addressing the method for applying the attribute reduction described above to an affiliated group filing a consolidated federal income tax return. Under these regulations, the attributes of the debtor member are first subject to reduction. These attributes include (1) consolidated attributes of the debtor member, (2) attributes that arose in separate return limitation years of the debtor member, and (3) the basis of property of the debtor member. To the extent that the excluded discharge of indebtedness income exceeds the attributes of the debtor member, the temporary regulations require the reduction of consolidated attributes of other members, and attributes of members other than the debtor member (not including basis in property) that arose or are treated as arising in certain separate return limitation years.

          If the attribute of the debtor member reduced under the above rules is the basis of stock of another member of the group, a "look-through rule" applies requiring that corresponding adjustments be made to the attributes attributable to the lower-tier member. In this case, the temporary regulations treat the lower-tier member as a debtor member that has discharge of indebtedness income that is excluded from gross income in the amount of the stock basis reduction for purposes of applying the rules relating to a reduction of the attributes attributable to a debtor member.

          Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred. If advantageous, a debtor may elect to reduce the basis of depreciable property prior to any reduction in its other tax attributes.

          As a result of the discharge of Claims pursuant to the Plan, the Debtor likely will realize substantial COD. The extent of such COD will depend, in part, on the value of the property distributed to holders of Allowed Class 3 Claims. It is anticipated that the only tax attribute that will be eligible for reduction under the temporary regulations is the tax basis of the Debtor in its property. The aggregate amount of such tax basis may not be reduced below the amount of debt that will be outstanding after the Effective Date.

     2. LIMITATIONS ON TAX BENEFITS

          Following the implementation of the Plan, tax attributes of the Reorganized Debtor allocable to periods prior to the Effective Date ("pre-change losses") may be subject to limitation under section 382 of the IRC as a result of the change in ownership of the Reorganized Debtor.

          Under section 382 of the IRC, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized.

          a. GENERAL SECTION 382 LIMITATION

          In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of: (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments); multiplied by (ii) the "long term tax exempt rate" in effect for the month in which the ownership change occurs (for example, 4.58% for ownership changes occurring in February, 2004). For a corporation (or consolidated group) in bankruptcy that undergoes a change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

          Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business enterprise for at least two years after the ownership change, the annual limitation resulting from the ownership change is zero.

          b. BUILT IN GAINS AND LOSSES

          If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and will be subject to the annual limitation. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtor does not anticipate that the NEGT Group will be in a net unrealized built-in loss position as of the Effective Date.

          An exception to the foregoing annual limitation rules generally applies where qualified (so-called "old and cold") creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.

          Under this exception, a debtor's pre-change losses are not limited on an annual basis but, instead, are required to be recomputed as if no deduction was allowable for interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

          The receipt of the New Common Stock by holders of Claims pursuant to the Plan may qualify for this exception. Even if this exception is available, the Debtor may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation described above. Such election would have to be made on the Debtor's federal income tax return for the taxable year in which the change occurs. The Debtor anticipates that it will elect not to have this exception apply.

          c. ALTERNATIVE MINIMUM TAX

          In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

          If a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the IRC and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

          Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

          d. DISTRIBUTION OF INTERESTS IN LITIGATION TRUST

          For federal income tax purposes, each item of property that will be contributed to the litigation trust will be treated by the Debtor as distributed by the Debtor to the holders of Allowed Class 3 Claims, and as contributed by them to the Litigation Trust. This deemed distribution for federal income tax purposes will cause the Debtor to recognize gain equal to the fair market value of each item of property at the time of such contribution less the tax basis of the Debtor in such property. Such fair market values shall be determined by the Reorganized Debtor and such valuation will be used consistently by the Litigation Trustee and the Litigation Trust Beneficiaries for all federal income tax purposes.

          e. CONSEQUENCES OF SALE TRANSACTIONS

          In the event one or both of the Sale Transactions is closed, the subsidiaries of the Reorganized Debtor that are the seller(s) in those transactions will recognize substantial amounts of gain. If those seller(s) and the other subsidiaries of the Reorganized Debtor join with the Reorganized Debtor in filing a consolidated return, those gains may be offset by losses and deductions that are recognized elsewhere in the consolidated group. The IRS could challenge the Reorganized Debtor's ability to utilize such losses and deductions. As a result, there can be no assurance that gains recognized by the Reorganized Debtor will be offset by such losses and deductions. As and to the extent provided in the TransCanada Purchase Agreement and the related Sale Order, the Seller Parties (as defined in the TransCanada Purchase Agreement) are responsible for the payment of all taxes, if any, related to the gain recognized as a result of the transactions contemplated by the TransCanada Purchase Agreement.

          f. INTEREST DEDUCTIONS

          The ability of the Reorganized Debtor to deduct interest accrued on the New Notes may be subject to limitations. For example, if the New Tranche B Notes qualify as "applicable high yield debt obligations," the Reorganized Debtor may not deduct the interest accrued in respect of such notes until the interest is actually paid in cash, and some interest may be permanently non-deductible.

     B. CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 3 CLAIMS

          Pursuant to and in accordance with the Plan, holders of Allowed
Class 3 Claims will receive their pro rata share of New Common Stock, New Tranche A Notes, New Tranche B Notes, Litigation Trust interests and cash. The federal income tax consequences of the Plan to holders of Allowed Class 3 Claims against NEGT depend, in part, on whether such holders' Claims, and the New Notes, constitute "securities" for federal income tax purposes.

          The term "security" is not defined in the IRC or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt instrument constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five (5) years or less (e.g., trade debt and revolving credit obligations) are less likely to constitute securities, whereas debt obligations with a weighted average maturity of ten (10) years or more are more likely to constitute securities. Each holder is urged to consult its tax advisor regarding the status of its Claim, or any portion thereof, and the New Notes as "securities" for federal income tax purposes.

     1. CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 3 CLAIMS THAT DO NOT CONSTITUTE "SECURITIES" OF NEGT

          The exchange of Claims that do not constitute "securities" for New Common Stock, New Notes, Litigation Trust interests and cash will be a fully taxable transaction. In general, holders of such Claims will recognize gain or loss in an amount equal to the difference between: (a) the sum of the fair market value of any New Common Stock, the "issue price" of any New Notes (see
Article IV.B.4, "Ownership and Disposition of the New Notes - Interest and Original Issue Discount on New Notes"), the fair market value of the Litigation Trust interests and the cash received in satisfaction of its Claim (other than any Claim for accrued but unpaid interest); and (b) such holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Any loss may not be recognized until the Final Distribution Date. For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see
Article IV.B.3, "Distributions in Discharge of Accrued Interest."

          Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder had previously claimed a bad debt deduction. A holder of a Claim who purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

          A holder's tax basis in any New Common Stock and Litigation Trust interests received will equal the fair market value of such property at the time of its distribution to the holder. A holder's tax basis in any New Notes received will equal the "issue price" of such notes. The holding period for any New Common Stock, New Notes and Litigation Trust interests generally will begin the day following the issuance of such stock or notes.

     2. CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 3 CLAIMS THAT CONSTITUTE "SECURITIES" OF NEGT

          In general, a holder of an Allowed Class 3 Claim that constitutes a "security" of the Debtor will not recognize loss upon the receipt of New Common Stock, New Notes, Litigation Trust interests and cash, but will recognize gain (computed as described in the preceding section), if any, to the extent of the "issue price" of any New Notes (see Article IV.B.4, "Ownership and Disposition of the New Notes - Interest and Original Issue Discount on New Notes") that do not constitute "securities", the amount of any cash, and the fair market value of Litigation Trust interests received in satisfaction of its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see Article IV.B.3, "Distributions in Discharge of Accrued Interest."

          If neither the New Tranche A Notes nor the New Tranche B Notes constitute "securities," then: (a) a holder's aggregate tax basis in any New Notes received in satisfaction of its Claim will equal the "issue price" of such notes; and (b) a holder's aggregate tax basis in any New Common Stock received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest) increased by any gain recognized on the exchange and decreased by: (i) any deductions claimed in respect of any previously accrued interest; (ii) the "issue price" of any New Notes received; (iii) the amount of cash received; and
(iv) the fair market value of Litigation Trust interests received.

          If the New Tranche B Notes are "securities" but the New Tranche A Notes are not, then: (a) a holder's aggregate tax basis in the New Tranche A Notes received in satisfaction of its Claim will equal the "issue price" of such notes; and (b) a holder's aggregate tax basis in the New Common Stock and New Tranche B Notes received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest) increased by any gain recognized on the exchange and decreased by: (i) any deductions claimed in respect of any previously accrued interest;
(ii) the "issue price" of the New Tranche A Notes received; (iii) the amount of cash received; and (iv) the fair market value of Litigation Trust interests received. Such aggregate tax basis shall be allocated between such New Common Stock and New Tranche B Notes based on relative fair market values.

          If both the New Tranche A Notes and the New Tranche B Notes are "securities," then a holder's aggregate tax basis in any New Common Stock and New Notes received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest) increased by any gain recognized on the exchange and decreased by: (a) any deductions claimed in respect of any previously accrued interest;
(b) the amount of cash received; and (c) the fair market value of Litigation Trust interests received. Such aggregate tax basis shall be allocated between such New Common Stock and New Notes based on relative fair market values.

          In general, the holder's holding period for any New Common Stock and any New Note that constitutes a "security" will include the holder's holding period for the Claim except to the extent issued in respect of a Claim for accrued but unpaid interest. If a New Note does not constitute a "security," a holder's holding period for such New Note will begin the day following the issuance of such note.

     3. DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

          In general, to the extent that any distribution to a holder of an Allowed Class 3 Claim is received in satisfaction of accrued interest or amortized original issue discount ("OID") during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. It is also unclear whether a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

          Pursuant to the Plan, all distributions in respect of any Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter to the remaining portion of such Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

          Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

     4. OWNERSHIP AND DISPOSITION OF THE NEW NOTES

          a. INTEREST AND ORIGINAL ISSUE DISCOUNT ON THE NEW NOTES

          The New Notes may be treated as issued with OID. In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount. The "stated redemption price at maturity" on a New Note is the sum of all payments provided by the debt instrument other than "qualified stated interest." Because interest payments in respect of the Tranche B Notes may be paid in-kind, the Debtor does not intend to treat the interest paid in respect of such notes as qualified stated interest.

          The "issue price" of the New Tranche A Notes and New Tranche B Notes will be determined separately, and in each case will depend upon whether they are traded on an "established securities market" during the sixty (60) day period ending thirty (30) days after the Effective Date, or whether a significant portion of the Claims exchanged for such notes is so traded. Pursuant to Treasury Regulations, an "established securities market" need not be a formal market. It is sufficient that the notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or that price quotations for such notes are readily available from brokers, dealers or traders.

          It is anticipated that the New Notes will be regarded as traded on an established securities market (and also believed that a significant portion of the Claims to be exchanged for such notes is so traded). In the unlikely event that neither the New Notes nor a significant portion of the Claims exchanged for such notes are traded on an established securities market, the issue price of each class of the New Notes generally will be its stated principal amount.

          If a New Note is issued with OID, the holder generally will be required to accrue the OID in respect of the New Note and include such amount in gross income as interest over the term of such note based on the constant yield method. Accordingly, a holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder's tax basis in a New Note will be increased by the amount of any OID included in income and reduced by any cash received (other than payments of qualified stated interest) with respect to such note.

          The terms of the New Notes may implicate the provisions of the U.S. Treasury regulations relating to "contingent payment debt instruments." The Debtor intends to take the position that the notes should not be treated as contingent payment debt instruments. If, however, the notes were deemed to be contingent payment debt instruments, holders of New Notes may, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain.

          b. SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

          Unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, exchange or redemption of a New Note equal to the difference, if any, between the holder's adjusted tax basis in the note and the amount realized on the sale, exchange or redemption. Any gain or loss generally will be capital gain or loss (subject to the market discount rules discussed below).

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

          c. ACQUISITION AND BOND PREMIUM

          If a holder of a Claim has a tax basis in any of the New Notes received that exceeds the issue price of such note, but is less than or equal to the unpaid principal amount of such notes, the amount of OID includable in the holder's gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis. Alternatively, if a holder is willing to treat all stated interest as OID, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method. Such an election may not be revoked without the consent of the IRS.

          If a holder has a tax basis in any of the New Notes received that exceeds the unpaid principal amount of such notes (i.e., a "bond premium"), the holder will not include any of the OID in income. Moreover, a holder may elect to deduct any bond premium over the period from its acquisition of such note to the maturity date of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date), but not in excess of the stated interest. If such bond premium is amortized, the amount of stated interest on any New Note that must be included in the holder's gross income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as Treasury Regulations may otherwise provide) be reduced by the portion of bond premium allocable to such period based on the note's yield to maturity. The holder's tax basis in its New Note will be reduced by a like amount. If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder's gain or loss upon the sale or other taxable disposition of the New Note, or upon the full or partial payment of principal.

          An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includable in the holder's gross income and that are held at, or acquired after, the beginning of the holder's taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

          d. MARKET DISCOUNT

          Any holder of a Claim that has a tax basis in any New Notes received that is less than the issue price (or possibly the "adjusted issue price" in the case of a Disputed Claim allowed subsequent to the Effective Date) of such notes generally will be subject to the market discount rules of the IRC (unless such difference is less than a de minimis amount). In addition, as discussed below, a holder who acquired its Claim at a market discount and that receives its New Notes as part of a tax-free exchange may be required to carry over to such notes, as well as any New Common Stock received, any accrued market discount with respect to its Claim to the extent not previously included in income.

          Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a New Note as ordinary income to the extent of the market discount that has not

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

previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues. Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

          Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such New Notes to the maturity date of the notes, unless the holder irrevocably elects to compute the accrual on a constant yield basis. This election can be made on a note-by-note basis.

          Under regulations to be promulgated by the Treasury Department, any accrued market discount not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such Treasury Regulations are promulgated and applicable to the Plan (and, likely, even without the issuance of regulations), any holder of a Claim that constitutes a "security" for federal income tax purposes would carry over any accrued market discount incurred in respect of such Claim to any New Common Stock and, if treated as a security for federal income tax purposes, any New Notes received for such Claim pursuant to the Plan (presumably allocated on the basis of relative fair market value), such that any gain recognized by the holder upon a subsequent disposition of such stock or notes (including a repayment of principal) also would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

     5. SUBSEQUENT SALE OF NEW COMMON STOCK

          Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received in satisfaction of a Claim pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of: (a) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim; and (b) with respect to a cash basis holder, any amount that would have been included in its gross income if the holder's Claim had been satisfied in full but that was not included by reason of the cash method of accounting. In addition, as discussed in the preceding section, a holder that receives its New Common Stock in exchange for a Claim that constitutes a "security" or for federal income tax purposes may be required to treat all or a portion of any gain recognized as ordinary income under the market discount provisions of the IRC.


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

     6. TAX TREATMENT OF LITIGATION TRUST INTERESTS

          a.   CLASSIFICATION OF THE LITIGATION TRUST.

          The Litigation Trust is intended to qualify as "grantor trust" for federal income tax purposes. In general, a "grantor trust" is not a separate taxable entity. As such, assuming the Litigation Trust is classified as a grantor trust, the assets transferred to the Litigation Trust will be deemed for federal income tax purposes to have been transferred by the Debtor to the holders of Allowed Class 3 Claims pursuant to the Plan and such assets will be treated as being owned at all times thereafter by such holders. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Litigation Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including the Debtor and the appropriate holders of Allowed Claims) are required to treat the Litigation Trust, for federal income tax purposes, as a grantor trust of which the appropriate holders of Allowed Class 3 Claims are the owners and grantors. The following discussion assumes that the Litigation Trust will be respected as a grantor trust for federal income tax purposes. Additionally, no opinion of counsel or ruling has been requested concerning the tax status of the Litigation Trust as a grantor trust. As a result, there can be no assurance that the IRS will treat the Litigation Trust as a grantor trust. If the IRS were to challenge successfully such classification, the federal income tax consequences to the Litigation Trust, the holders of Allowed Class 3 Claims, and the Debtor could vary from those discussed herein (including the potential for an entity level tax on any income of the Litigation Trust).

          b. GENERAL TAX REPORTING BY THE LITIGATION TRUST AND LITIGATION TRUST BENEFICIARIES.

          For all federal income tax purposes, the Plan requires all parties (including the Debtor and the appropriate holders of Allowed Class 3 Claims) to treat the transfer of assets by the Debtor to the Litigation Trust, for federal income tax purposes, as a transfer of such assets directly to the holders of Allowed Class 3 Claims, followed by the transfer of such assets by such holders to the Litigation Trust. Consistent therewith, the Plan requires all parties to treat the Litigation Trust as a grantor trust of which such holders of Allowed Class 3 Claims are the owners and grantors. Thus, such holders of Allowed Class 3 Claims (and any subsequent transferees of interests in the Litigation Trust) will be treated as the direct owners of a specified undivided interest in the assets of the Litigation Trust for all federal income tax purposes (which assets will have a tax basis equal to their fair market value on the date transferred to the Litigation Trust). The Plan requires the Reorganized Debtor to determine the fair market value of the assets of the Litigation Trust as of the date the assets are transferred to the Litigation Trust, and further requires all parties, including the Litigation Trust Beneficiaries, to consistently use such valuations in filing any required returns and reports with the IRS.

          Accordingly, except as discussed below (in connection with the Disputed Claims Reserve), the Plan requires each holder of an Allowed Class 3 Claim that is a


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

Litigation Trust Beneficiary to report on its federal income tax return its allocable share of any income, gain, loss, deduction, or credit recognized or incurred by the Litigation Trust, in accordance with its relative beneficial interest. The character of items of income, deduction, and credit to any Litigation Trust Beneficiary and the ability of such Litigation Trust Beneficiary to benefit from any deduction or losses will depend on the particular situation of such Litigation Trust Beneficiary. The Disputed Claims Reserve will hold the beneficial interests in the Litigation Trust not owned by the Litigation Trust Beneficiaries and will report on its federal income tax return the portion of the Litigation Trust's income, gain, loss, deduction, or credit attributable to the beneficial interest in the Litigation Trust that it holds.

          The federal income tax reporting obligation of a Litigation Trust Beneficiary is not dependent upon the Litigation Trust distributing any cash or other proceeds. A Litigation Trust Beneficiary may incur a federal income tax liability with respect to its allocable share of the income of the Litigation Trust whether or not the Litigation Trust has made any concurrent distribution to the Litigation Trust Beneficiary. In general, a distribution by a trust to a beneficiary will not be taxable to such beneficiary since the beneficiaries are already regarded for federal income tax purposes as owning the underlying assets. Litigation Trust Beneficiaries are urged to consult their tax advisors regarding the appropriate federal income tax treatment of distributions from the Litigation Trust.

          The Litigation Trust Trustee will file with the IRS returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a), and will also send to each Litigation Trust Beneficiary a separate statement setting forth the such Litigation Trust Beneficiary's share of items of income, gain, loss, deduction, or credit and will instruct the Litigation Trust Beneficiary to report such items on its federal income tax return.

     7. TREATMENT OF DISPUTED CLAIMS RESERVE

          From and after the Effective Date, and until such time as all of the Debtor's assets (and the proceeds thereof) can be distributed to the holders of Allowed Class 3 Claims in accordance with the terms of the Plan, the Disputed Claims Reserve will own a portion of the Cash and Non-Cash Consideration. Distributions from the Disputed Claims Reserve will be made to holders of Disputed Claims when such Claims are subsequently Allowed and to holders of Allowed Claims (whether such Claims were Allowed on or after the Effective Date) when any Disputed Claims are subsequently disallowed.

          a.   DISPUTED CLAIMS RESERVE- FEDERAL INCOME TAX - GENERAL.

          Under Section 468B(g) of the IRC, amounts earned by an escrow account, settlement fund, or similar fund are subject to current tax. Although certain Treasury Regulations have been issued under this section, no final Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts in a bankruptcy setting. Thus, depending on the facts of a particular situation, such an account could be

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

treated as a separately taxable trust, as a grantor trust treated as owned by the holders of Disputed Claims or by the Debtor (or, if applicable, any of its successors), or otherwise. On February 1, 1999, the IRS issued proposed Treasury Regulations that, if finalized in their current form, would specify the tax treatment of escrows of the type here involved that are escrows established after such Treasury Regulations become final. In general, such Treasury Regulations would tax such an escrow in a manner similar to a corporation. As to previously established escrows, such Treasury Regulations would provide that the IRS would not challenge any reasonably and consistently applied method of taxation for income earned by the escrow, and any reasonably and consistently applied method for reporting such income.

          b. DISPUTED CLAIMS RESERVE - FEDERAL INCOME TAX - INTENDED TREATMENT BY DEBTOR.

          In the event income is earned by the funds held in the Disputed Claims Reserve, absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Disputed Claims Reserve shall be treated as a trust for federal income tax purposes in accordance with the trust provisions of the IRC (sections 641 et seq.), and to the extent permitted by applicable law, report consistently for state and local income tax purposes. The Plan requires all parties to consistently follow such treatment in filing any returns and reports with the IRS.

          Accordingly, subject to issuance of definitive guidance, the Disputed Claims Reserve shall be treated as subject to a separate entity level tax on any amounts earned by the Disputed Claims Reserve including any taxable income of the Litigation Trust allocable to the Disputed Claims Reserve, except to the extent such earnings or income are distributed during the same taxable year. In such event, the amount of earnings or income that is so distributed to a holder of an Allowed Class 3 Claim during the same taxable year will be includible in such holder's gross income.

     C. INFORMATION REPORTING AND WITHHOLDING

          All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate. Backup withholding generally applies if the holder: (1) fails to furnish its social security number or other taxpayer identification number ("TIN"); (2) furnishes an incorrect TIN; (3) fails properly to report interest or dividend income on his or her personal income tax return and is notified to that effect by the IRS; or (4) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions which establish such exemption.

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

          A Litigation Trust Beneficiary will receive each year from the Litigation Trust an information statement will set forth the beneficiary's share of the Litigation Trust's items of income, gain, loss, deduction and credit.

          Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions, including, among other types of transactions, the following: (1) a transaction offered under "conditions of confidentiality;" (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and
(4) certain transactions in which the taxpayer's federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

          THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                   ARTICLE V.

                  SECURITIES LAW CONSIDERATIONS UNDER THE PLAN

          The Reorganized Debtor expects that it will register the New Common Stock under the Exchange Act. In such event, the Reorganized Debtor would be required to file certain reports with the Securities and Exchange Commission, including quarterly and annual financial reports, as and to the extent required thereunder.

          There is no assurance as to the level of liquidity, the ability of creditors to sell shares of New Common Stock or the prices at which shares of New Common Stock may be sold in any trading market that may develop. See Article III.C.4., "Risk Factors."


     A. APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

          No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New Common Stock or New Notes. The Debtor believes that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the initial offer and distribution of such securities under the Plan from federal and state securities registration requirements.

          Upon adoption of the New Stock Option Plan, the Reorganized Debtor would file a registration statement under the Securities Act to register the shares of New Common Stock issuable upon exercise of options granted under the New Stock Option Plan.

     B. BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATIONS REQUIREMENTS

          1. INITIAL OFFER AND SALE OF SECURITIES

          Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if the following three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate in a joint plan with the debtor or a successor to the debtor under the plan; (b) the participating recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and
(c) the securities must be issued entirely in exchange for the recipient's claim against or interests in the debtor or principally in such exchange and partly for cash or property. The Debtor believes that the offer and sale of the New Common Stock and the New Notes under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

          In connection with the confirmation of the Plan, the Debtor will seek from the Bankruptcy Court an order to the effect that the offer and sale of the New Common Stock and the New Notes under the Plan are exempt from registration under the Securities Act and state securities laws under section 1145(a)(1) of the Bankruptcy Code.

          Litigation Trust Beneficial Interests may not be transferred or assigned except by operation of law, by will or in accordance with the laws of descent and distribution and to certain affiliates of Litigation Trust Beneficiaries as set forth in the Litigation Trust Agreement. The Litigation Trust Beneficial Interests may in the future also be transferable to the extent provided in any "no action" letter or other confirmation received by the Reorganized Debtor or the Litigation Trustee from the Securities and Exchange Commission, or a legal opinion issued to the Litigation Trustee for the benefit of the Litigation Trust Beneficiaries that the interests may be freely transferable under the provisions of the Securities Act. The Reorganized Debtor and the Litigation Trustee shall use commercially reasonable efforts to obtain such authorization for transferability of the Litigation Trust Beneficial Interests. However, the Debtor can provide no assurance that any such letter or confirmation would be received.

     2. SUBSEQUENT TRANSFERS OF SECURITIES

          In general, all resales and subsequent transaction in the New Common Stock and New Notes distributed under the Plan will be exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer."
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

          a. entities who purchase a claim against, an interest in, or claim for administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest ("accumulators");

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

          b. entities who offer to sell securities offered under a plan for the holders of such securities ("distributors");

          c. entities who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

          d. an entity who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

          Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages in part or in whole, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer."

          In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

          a. either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sale;

          b. the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a Bankruptcy Court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

          c. the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms' length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

          The Debtor has not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

          In addition, Rule 144 provides an exemption form registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtor believes that, pursuant to section 1145(c) of the Bankruptcy Code, the New Common Stock and New Notes to be issued pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

     3. THE NEW COMMON STOCK AND NEW NOTES MAY NOT BE FREELY TRADABLE UNDER U.S. SECURITIES LAWS

          Given the complex nature of the question of whether a particular person may be an underwriter, the Debtor makes no representations concerning the right of any person to trade in the New Common Stock or New Notes to be distributed under the Plan. The Debtor recommends that any person that receives New Common Stock or New Notes under the Plan consult its own counsel concerning whether it may freely trade such securities.

     C. SUBSEQUENT TRANSFERS UNDER STATE LAW

          State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner's own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Common Stock and New Notes. However, the Debtor has not sought the views of the agencies of the various states and therefore can provide no assurance that such exemption will be available to holders of New Common Stock or New Notes.

     D. CERTAIN TRANSACTIONS BY STOCKBROKERS

          Under section 1145(a) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock or New Notes prior to the expiration of forty

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

days after the first date on which the securities were bona fide offered to the public by the Reorganized Debtor or by or through an underwriter are required to deliver to the purchaser of such securities a copy of the Disclosure Statement (and supplements thereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The Debtor was not subject to such reporting requirements prior to its emergence from its Chapter 11 proceedings, and the views of the SEC on this matter have not been sought by the Debtor. Stockbrokers are therefore urged to consult their own counsel with respect to such matters and requirements and the consequences of noncompliance by stockbrokers with such requirements.

                                  ARTICLE VI.

                        PLAN ACCEPTANCE AND CONFIRMATION

     A. CONFIRMATION OF THE PLAN

          Confirmation of the Plan requires satisfaction of section 1129 of the Bankruptcy Code. Among other things, section 1129 requires that: (1) each class of impaired Claims accepts the Plan or be subject to a "cramdown"; (2) the Plan be in the "best interests" of any dissenting creditor or equity holder; and (3) the Plan be feasible. Each of these requirements is addressed below.

     B. VOTING REQUIREMENTS

     1. ACCEPTANCE

          Each impaired class of Claims must accept the Plan or be subject to a "cramdown." A class is impaired under a plan unless, under the plan: (a) the applicable creditor's legal, equitable, and contractual rights are left unaltered and there has been no default respecting the applicable claim or interest (other than under a bankruptcy or financial condition clause); or (b) all defaults are cured, maturity dates are reinstated, the party is compensated for damages caused by the default (such as by paying reasonable attorneys' fees and collection costs) and the party's legal, equitable and contractual rights are left unaltered.

          An unimpaired class is conclusively presumed to have accepted the Plan. The unimpaired classes under the Plan are Classes 1 and 2.

          An impaired class that receives no distribution is automatically deemed to have rejected the Plan. Classes 4 and 5 shall receive no distributions under the Plan and, accordingly, shall be deemed to have rejected the Plan.

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

          Votes on the Plan, therefore, are being solicited only from impaired classes that would receive or retain distributions or property under the Plan. Class 3 is the only such impaired Class.

          An impaired class of Claims has accepted a plan if, of those voting, the holders of two thirds (2/3) in dollar amount, and more than one-half (1/2) in number, of Claims authorized to vote accept. The Debtor, the Creditors' Committee, and the Noteholders' Committee each believe the Plan to be in the best interest of holders of General Unsecured Claims and therefore recommend that holders of Class 3 Claims accept the Plan.

     2. DEADLINE

          To be counted, your Ballot must be received by BSI no later than 4:00 p.m. (prevailing Eastern Time) on April 19, 2004, at the address set forth on the enclosed self-addressed envelope.

     3. ELIGIBILITY

          If you filed multiple claims against the Debtor, you may receive more than one Ballot. The delivery of Ballots does not constitute an admission by the Debtor that the recipients of such Ballots hold Claims that have been allowed for distribution or voting purposes. In addition, the fact that a party does not receive a Ballot is no indication as to whether or not that party does or does not have valid claims against any of the Affiliate Debtors, including the ET Debtors or USGen NE, who are not included in the Plan. The Debtor reserves its right to object to any Claim.

          Pursuant to an order, dated March 1, 2004, the Bankruptcy Court established the following rules for allowance of Claims for purposes of voting on the Plan:

          a. Undisputed Filed Claims. With respect to: (i) a liquidated, non-contingent Claim as to which a proof of claim has been timely filed and as to which an objection has not been filed at least ten (10) days prior to the end of the period fixed by the Bankruptcy Court for voting on the Plan (the "Voting Period"); or
               (ii) a Claim in the amount set forth on Schedule 4.03 of the Plan, the amount and classification of such Claim shall be that specified in such proof of claim as reflected in the records of Bankruptcy Services, LLC ("BSI"), as agent for the Clerk of the Bankruptcy Court (the "Clerk"), or Schedule 4.03, subject to any applicable limitations set forth below.

          b. Disputed Filed Claims. With respect to a Claim that is the subject of an objection filed at least ten (10) days prior to the end of the Voting Period, such Claim will be disallowed provisionally for voting purposes, except to the extent and in the manner that: (i) the Debtor agrees the Claim should be allowed in the Debtor's objection to such Claim unless otherwise ordered by the Bankruptcy Court; or (ii) such Claim is allowed temporarily for voting purposes in accordance with Bankruptcy Rule 3018.

          c. Claims Estimated for Voting Purposes. With respect to a Claim that has been estimated or otherwise allowed for voting purposes by order of the Bankruptcy Court, the amount and classification of such Claim will be that set by the Bankruptcy Court.

          d. Wholly Unliquidated Claims. A Claim recorded in the Clerk's records as wholly unliquidated, contingent and/or undetermined will be accorded one vote valued at one dollar for purposes of section 1126(c) of the Bankruptcy Code, unless the Claim is disputed as set forth in (b) above.

          e. Undisputed Scheduled Claims. Respecting a Claim that appears on the Schedules as undisputed, noncontingent and liquidated, and as to which no objection has been filed at least ten (10) days prior to the end of the Voting Period, the amount and classification of such Claim shall be that specified in the Schedules.

     4. TABULATION

          The Bankruptcy Court also established the following rules and standards for the tabulation of Ballots of creditors:

          a. For the purpose of voting on the Plan, BSI will be deemed to be in constructive receipt of any Ballot timely delivered to any address that BSI (or its authorized agent) designates for the receipt of Ballots cast on the Plan;

          b. Any Ballot received by BSI after the end of the Voting Period shall not be counted;

          c. Pursuant to Bankruptcy Rule 3018(a), whenever a holder of a Claim submits more than one Ballot voting the same Claim prior to the end of the Voting Period, the last such timely Ballot sent and received shall count;

          d. If a holder of a Claim casts simultaneous duplicative Ballots voted inconsistently, then such Ballots shall not be counted;

          e.   Any Ballot that is not signed shall not be counted;

          f. Any Ballot received by BSI by telecopier, fax or other electronic communication shall not be counted;

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

          g. A holder of a Claim must vote such Claim under the Plan either to accept or reject the Plan and may not split its vote with respect to such Claim. Accordingly, a ballot with respect to a Claim that partially rejects and partially accepts the Plan, or that indicates both a vote for and against the Plan, shall not be counted. For avoidance of doubt, a party that has multiple Claims may vote different Claims differently. Holders of Claims (including Project Guarantee Claims) that arise from multiple credit facility obligations or guarantee obligations shall submit a separate ballot for each such Claim, and shall be entitled to vote to either accept or reject the Plan with respect to each such Claim; and

          h. Any Ballot that is timely received and executed but does not indicate whether the holder of the relevant Claim is voting for or against the Plan shall not be counted.

     5. CRAMDOWN

          If one class of impaired claims (without counting insiders' votes) accepts a plan or if all classes of claims are unimpaired, then the Bankruptcy Court may confirm a plan in the absence of acceptances by each class. The procedure used to confirm a plan despite the dissent of a class, commonly known as a "cramdown," is set forth in section 1129(b) of the Bankruptcy Code. A plan may be confirmed under the cramdown provisions if, in addition to satisfying the requirements of section 1129(a) of the Bankruptcy Code other than acceptance by all classes, the plan: "does not discriminate unfairly"; and is "fair and equitable" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

          As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes for the holders of each type of claim and by treating each holder of a claim in each class identically, the Plan has been structured so as to meet the "unfair discrimination" test of section 1129(b) of the Bankruptcy Code.

          The Bankruptcy Code sets forth different standards for establishing that a plan is "fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan. In this case, representatives of the holders of the vast majority of the Class 3 Claims have actively participated in negotiations of the Plan. In addition, case law surrounding section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.

          The Plan meets the foregoing requirements. First, no class of Creditors under the Plan will receive more than 100% of the amount of its Claim. Second, the Plan does not discriminate between similarly situated Claims. Third, the Plan abides by the "absolute priority rule," in that no classes junior in priority to Class 3 (whose Claims are not being satisfied in full) is to receive any Distribution. Accordingly, the Debtor intends to seek to "cram down" the Plan against Classes 4 and 5, which classes are deemed to have rejected the Plan.

     C. BEST INTERESTS TEST

          To confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of all individual dissenting creditors in each impaired class. The "best interests" test requires that the Plan provide each such holder with a recovery having a value at least equal to the value of the distribution each such holder would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. This test is based on liquidation values.

          Annexed to the Disclosure Statement as Appendix 5 is a liquidation analysis for the Debtor. The liquidation values are based on the Debtor's estimates and are subject to revision. Included in the liquidation analysis is a comparison of the recoveries of impaired creditors under the Plan and in a chapter 7 liquidation.

          Due to the numerous uncertainties and time delays associated with liquidation under chapter 7, it is not possible to predict with certainty the outcome of liquidation of the Debtor or the timing of any distribution to creditors. The Debtor, however, projects that liquidation under chapter 7 of the Bankruptcy Code would result in no greater distributions than those provided for in the Plan. Indeed, in respect of Class 3 Claims, the Plan provides for much greater distributions than would be available in a chapter 7 liquidation.

     D. FEASIBILITY REQUIREMENT

          The feasibility test for confirmation of the Plan requires the Bankruptcy Court to determine that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or its successors, unless such liquidation or financial reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared financial projections for the three fiscal years ending December 31, 2004, December 31, 2005 and December 31, 2006. The projections and the material assumptions on which they are based are set forth in Appendix 6 to the Disclosure Statement. Based upon those projections, the Debtor believes the Plan will meet the feasibility requirement of the Bankruptcy Code.

     E. ALTERNATIVES TO THE PLAN

          The Debtor believes that the Plan is the best alternative available to the Debtor's creditors, providing such creditors with the earliest and greatest possible values that can be realized on their respective Claims. The alternatives to confirmation are: (i) confirmation of an alternative plan or plans of reorganization; or (ii) liquidation of the Debtor's assets under chapter 7 of the Bankruptcy Code.

     1. ALTERNATIVE PLANS

          As the Debtor structured the Plan to maximize values, any alternative plan likely would result in reduced distributions to certain creditors. Moreover, the Debtor has negotiated significant reductions or modifications in certain claims,(13) the result of which will provide significant, additional value to general unsecured creditors, and which would be unavailable to the proponent(s) of an alternative plan. In addition, due to the time required to negotiate, draft and obtain approval of an alternative plan, alternatives to the Plan would lead to delayed distributions to creditors.

     2. LIQUIDATION

          The Debtor believes that the value of distributions under the Plan will equal or exceed the value of distributions that would be available after liquidation of the Debtor under chapter 7 of the Bankruptcy Code. Annexed as Appendix 7 to the Disclosure Statement is the valuation of the Reorganized Debtor. A liquidation under chapter 7 would require the Bankruptcy Court to appoint a trustee to conduct the liquidation of the Debtor. Such a trustee would have limited historical experience or knowledge of these Chapter 11 Cases or of the Debtor's records, assets or businesses. The fees charged by a chapter 7 trustee and any professionals hired by the chapter 7 trustee could impose substantial administrative costs on the Debtor's estate that would not be incurred under the Plan. Also, liquidation would increase substantially the magnitude of claims against the Debtor for items such as severance and lease rejections. Further, there is no assurance as to when distributions would occur in a chapter 7 liquidation. See Article VI.C above.

          Thus, the Debtor believes that confirmation of the Plan is preferable to the alternatives because the Plan should maximize value, ensure an expeditious resolution of this Chapter 11 Case and provide for equitable distributions to the Debtor's creditors.

---------------------
13 As one important example, under the Plan, the project-level lenders at GenHoldings, Lake Road, and La Paloma have waived any ability to claim that the respective project-level subsidiaries should have the right to use NOLs that may be generated as a result of the disposition of the relevant projects.

                                  ARTICLE VII.

                                   CONCLUSION

          THE DEBTOR AND THE OFFICIAL COMMITTEES URGE ALL HOLDERS OF CLAIMS IN CLASS 3 TO VOTE TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO THAT THEY ARE RECEIVED BY NEGT BALLOTING CENTER, C/O BANKRUPTCY SERVICES LLC, 757 THIRD AVENUE, NEW YORK, NEW YORK 10017, BY 4:00 P.M. (PREVAILING EASTERN TIME) ON APRIL 19, 2004.





Dated: February 26, 2004
                                        NATIONAL ENERGY & GAS
                                        TRANSMISSION, INC. (f/k/a PG&E
                                        NATIONAL ENERGY GROUP, INC.)
                                        Debtor and Debtor in Possession

                                        By:_____________________________________
                                           Vice President and General Counsel

                                   APPENDIX 1

                             PLAN OF REORGANIZATION

                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (GREENBELT DIVISION)

                                                             *
IN RE:                                                       *

NATIONAL ENERGY & GAS TRANSMISSION, INC. (F/K/A PG&E         *   Case No.: 03-30459 (PM) and 03-30461 (PM)
NATIONAL ENERGY GROUP, INC.), ET AL.                             through 03-30464 (PM) and 03-30686 (PM)
                                                             *   through 03-30687 (PM)
                                                                 Chapter 11
                  DEBTORS.                                       (Jointly Administered under
                                                             *   Case No.: 03-30459 (PM))

*        *      *      *      *      *      *      *         *         *        *       *       *      *     *







                THIRD AMENDED PLAN OF REORGANIZATION FOR NATIONAL
               ENERGY & GAS TRANSMISSION, INC. (CASE NO. 03-30459)
               ---------------------------------------------------



                            Dated: February 26, 2004



                              Willkie Farr & Gallagher LLP
                              787 Seventh Avenue
                              New York, New York  10019-6099
                              (212) 728-8000

                              -and-

                              WHITEFORD TAYLOR & PRESTON
                              LLP Seven Saint Paul
                              Street, Suite 1400
                              Baltimore, Maryland 21202
                              (410) 347-8700

                             Attorneys for the Debtor and Debtor-in-Possession

                                TABLE OF CONTENTS

ARTICLE I.               DEFINITIONS..............................................................................1
ARTICLE II.              UNCLASSIFIED CLAIMS.....................................................................20
ARTICLE III.             CLASSIFICATION OF CLAIMS AND INTERESTS..................................................22
ARTICLE IV.              TREATMENT OF CLASSES OF CLAIMS AND INTERESTS............................................23
ARTICLE V.               MEANS OF IMPLEMENTATION OF THE PLAN.....................................................26
ARTICLE VI.              TREATMENT OF CLAIMS AND DISTRIBUTIONS UNDER PLAN........................................36
ARTICLE VII.             EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................41
ARTICLE VIII.            DISCHARGE, RELEASE, INDEMNIFICATION, ABANDONMENT, AND SETTLEMENT OF CLAIMS..............43
ARTICLE IX.              CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE...........................................50
ARTICLE X.               ADMINISTRATIVE PROVISIONS...............................................................53

                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (GREENBELT DIVISION)

                                                             *
IN RE:                                                       *

NATIONAL ENERGY & GAS TRANSMISSION, INC. (F/K/A PG&E         *   Case No.: 03-30459 (PM)
NATIONAL ENERGY GROUP, INC.)                                     Chapter 11
                                                             *
                  DEBTOR.
                                                             *

*        *      *      *      *      *      *      *         *         *        *       *



                      THIRD AMENDED PLAN OF REORGANIZATION

                  National Energy & Gas Transmission, Inc., one of the debtors and debtors in possession in the above captioned chapter 11 cases, hereby proposes this Second Amended Plan of Reorganization:

                                   ARTICLE I.

                                   DEFINITIONS

                  As used in the Plan, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and the plural, and masculine and feminine forms of the terms defined):

                  1.01. "Additional Excess Cash" means Cash proceeds of the Sale Transactions (net of any transaction fees and expenses) as and when received by the Reorganized Debtor (including amounts released from escrow) minus the sum of: (a) any amounts then required under any working capital facility under which the Debtor is an obligor to repay and satisfy outstanding obligations thereunder; (b) the Debtor's outstanding obligations under the New Tranche A Notes and the New Tranche B Notes; and (c) Cash On Hand plus $10 million.

                  1.02. "Additional Sale Distributions" means distributions out of net proceeds of certain sales of assets or equity interests of the Reorganized Debtor or certain of its subsidiaries other than the Sale Transactions, which sales occur within one year of the Effective Date.

                  1.03. "Administrative Bar Date" means the date specified pursuant to Section 2.02 of the Plan, or such other date as may be fixed by order of the Bankruptcy Court, by which an Administrative Claim must be filed with the Bankruptcy Court.

                  1.04. "Administrative Claim" means a Claim for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) and (b) of the Bankruptcy Code, other than a Fee Claim.

                  1.05. "Affiliate Debtors" means the debtors and debtors in possession in the Chapter 11 Cases other than the Debtor.

                  1.06. "Allowed" means a Claim: (a) either (i) proof of which has been timely filed with the Bankruptcy Court or has been deemed timely filed by a Final Order; or (ii) if not so filed, scheduled by the Debtor in the Schedules other than as disputed, contingent or unliquidated or as set forth on
Schedule 4.03 hereto; and (b) allowed by a Final Order, by this Plan, or because no party in interest timely has filed an objection, filed a motion to equitably subordinate, or otherwise sought to limit recovery on such Claim. An Allowed Claim shall not include interest accruing after the Petition Date on the amount of any Claim except as expressly provided herein.

                  1.07. "Allowed [Class Designation/Type] Claim" means a Claim that is Allowed in a specified class or of a specified type.

                  1.08. "Avoidance Action" means an action pursuant to section 510, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code brought by or on behalf of the Debtor against an Insider of the Debtor.

                  1.09. "Bankruptcy Code" means sections 101, et seq. of title 11 of the United States Code, as now in effect or hereafter amended.

                  1.10. "Bankruptcy Court" means the United States Bankruptcy Court for the District of Maryland or any other court or adjunct thereof exercising competent jurisdiction.

                  1.11. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases.

                  1.12. "Bar Date" means January 9, 2004, or such other date established by the Bankruptcy Court as the last date for filing proofs of pre-Petition Date Claims against the Debtor.

                  1.13. "Business Day" means any day other than Saturday, Sunday or a "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

                  1.14. "Cash" means cash and cash equivalents, including but not limited to bank deposits, checks, and other similar items.


                  1.15. "Cash On Hand" means Cash available for use by the Debtor in the operation and/or winddown of its business, net of any Cash necessary to make Distributions to holders of Administrative Claims, Fee Claims, Secured Claims, Priority Claims, and Priority Tax Claims (or, in the case of those of such Claims that are contingent Claims, unliquidated Claims or Disputed Claims, to establish appropriate reserves), that is not subject to any secured claims, interests, Liens, or encumbrances other than any Liens created pursuant to the New Indentures and any working capital facility.

                  1.16. "Catch-Up Distribution" means a distribution of Cash and/or Non-Cash Consideration, as the case may be, to the holder of an Allowed Claim in Class 3 that was a Disputed Claim as of the Initial Distribution Date or, if applicable, the most recent Interim Distribution Date, and on account of which such holder is entitled to a Distribution under the Plan.

                  1.17. "Causes of Action" means any and all claims, causes of action, demands, rights, actions, suits, damages, injuries, remedies, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known, unknown, accrued or to accrue, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or under any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

                  1.18. "Chapter 11 Cases" means these cases under chapter 11 of the Bankruptcy Code concerning the Debtor and the Affiliate Debtors, jointly administered under Case No. 03-30459 (PM).

                  1.19. "Claim" means a claim against the Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

                  1.20. "Class" means a group of Claims or Interests as classified under the Plan.

                  1.21. "Closing Date" means the date or dates, if any, upon which any or all of the Sale Transactions are consummated.

                  1.22. "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court's docket.

                  1.23. "Confirmation Hearing" means the hearing pursuant to which the Bankruptcy Court enters the Confirmation Order.

                  1.24. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

                  1.25. "Consolidated Group" means any consolidated, combined, unitary or other joint filing group for federal, state or local income or franchise tax purposes.

                  1.26. "Creditor" means an Entity that holds a Claim. For the avoidance of doubt, US Gen New England, Inc. and its direct and indirect subsidiaries are not Creditors for purposes of Section 8.01(e) hereof.

                  1.27. "Creditors' Committee" means the Official Committee of Unsecured Creditors first appointed for the Debtor by the United States Trustee on July 17, 2003, as subsequently reconstituted and as it may be further reconstituted from time to time.

                  1.28. "Debtor" means National Energy & Gas Transmission, Inc., formerly known as PG&E National Energy Group, Inc.

                  1.29. "Disbursing Agent" means the Reorganized Debtor or an entity or entities appointed by the Debtor or Reorganized Debtor, as the case may be, to serve as an agent in connection with distributions under the Plan.

                  1.30. "Disclosure Statement" means the disclosure statement respecting the Plan approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

                  1.31. "Disputed Claim" means a Claim (or any portion thereof) as to which: (a) an objection has been timely filed, and such objection has not been: (i) withdrawn, or (ii) overruled or denied in whole by a Final Order; (b) before the deadline for an objection to the Claim to be filed, the amount of the Claim specified in the applicable proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtor in the Schedules as being neither disputed nor contingent or no such amount is scheduled as being neither disputed nor contingent; (c) there is a dispute as to classification of the Claim; (d) there is a dispute as to the appropriate estimated amount of such Claim under section 502(c) of the Bankruptcy Code; or (e) the Claim is contingent or unliquidated.

                  1.32. "Disputed Claims Reserve" means the reserve established pursuant to Section 6.02 of the Plan for the benefit of the holders of Disputed Claims in Class 3.

                  1.33. "Distribution" means the distribution in accordance with the Plan of Cash or other property, as the case may be.

                  1.34. "Distribution Address" means the last known address of a Creditor, whether derived from the Schedules, a proof of claim filed with the Court or other written notification to the Debtor as to where a Distribution under a Plan is to be sent.

                  1.35. "Distribution Date" means any date that is: (a) the Initial Distribution Date; (b) any Interim Distribution Date; or (c) the Final Distribution Date.

                  1.36. "Effective Date" means a date to be determined by the Debtor that will be no later than fifteen (15) days after each of the conditions to the Effective Date has been satisfied or waived, provided that no stay of the Confirmation Order is then in effect.

                  1.37. "Entity" means "entity" as defined in section 101(15) of the Bankruptcy Code.

                  1.38. "Equipment Revolver" means that certain Credit Agreement, dated as of May 29, 2001, among PG&E National Energy Group Construction Company, LLC (n/k/a National Energy Construction Company, LLC ), the several banks and other financial institutions or entities from time to time parties thereto and Societe Generale, as Administrative Agent and Security Agent, as amended, modified or supplemented.

                  1.39. "Equipment Revolver Guarantee Claims" means Claims arising from the Debtor's obligations under the Equipment Revolver Guarantee.

                  1.40. "Equipment Revolver Guarantee" means that certain guarantee and agreement (Turbine Credit Agreement), dated as of May 29, 2001, made by PG&E National Energy Group, Inc. (n/k/a National Energy & Gas Transmission, Inc.) in favor of Societe Generale, as Security Agent.

                  1.41. "Equipment Revolver Guarantee Claim Objection" means an objection, filed and served no later than thirty (30) days after the Effective Date, (a) objecting to an Equipment Revolver Guarantee Claim solely on the basis that allowance of such Equipment Revolver Guarantee Claim, in the amount set forth in Schedule 4.03 would result in, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount, (b) alleging a specific Excess Recovery Amount, and (c) providing as an exhibit to such objection a report from a financial advisor setting forth a detailed analysis supporting its contention that the holder of an Equipment Revolver Guarantee Claim will recover, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount.

                  1.42. "Excess Cash" means, after deducting the amount necessary to fund the Litigation Trust, all Cash On Hand and all Cash as and when received by the Debtor from the

Debtor's non-Debtor subsidiaries which Cash is in the Debtor's cash management system as of the Effective Date.


                  1.43. "Excess Recovery Amount" means (a) with respect to a Project Guarantee Claim, the amount, alleged in a Project Guarantee Claim Objection, by which the sum of (i) the total Distribution to be received by the holder of a Project Guarantee Claim in respect of such Project Guarantee Claim and (ii) the Project Recovery Amount exceeds the applicable project debt, as determined by the Bankruptcy Court (it being understood that if a Qualified Appraisal is not timely submitted to the Bankruptcy Court the Excess Recovery Amount shall be zero); (b) with respect to the NEGT Energy Trading LC Facility Guarantee Claims, the amount, alleged in a NEGT Energy Trading LC Facility Guarantee Claim Objection, by which the total distributions (from all sources, with any non-Cash portion of such recovery to be valued as of the Effective
Date) to the holder of such NEGT Energy Trading LC Facility Guarantee Claim exceeds the aggregate amount of the NEGT Energy Trading LC Facility, as determined by the Bankruptcy Court (it being understood that if a report from a financial advisor in accordance with Section 1.70 is not timely submitted to the Bankruptcy Court, the Excess Recovery Amount shall be zero); and (c) with respect to Equipment Revolver Guarantee Claims, the amount, alleged in an Equipment Revolver Guarantee Claim Objection, by which the total distributions (from all sources, with any non-Cash portion of such recovery to be valued as of the Effective Date) to the holder of such Equipment Revolver Guarantee Claim exceeds the aggregate amount of the Equipment Revolver, as determined by the Bankruptcy Court (it being understood that if a report from a financial advisor in accordance with Section 1.41 is not timely submitted to the Bankruptcy Court, the Excess Recovery Amount shall be zero). The Excess Recovery Amount shall be allocated pro rata from each form of consideration to be distributed pursuant to Section 4.03(a) hereof.

                  1.44. "Executory Contract" means any executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code in effect between the Debtor and another Entity as of the Petition Date.

                  1.45. "Face Amount" means respecting a Claim: (a) if the holder of such Claim has not filed a proof of Claim by the Bar Date and there is no Final Order fixing the allowed amount of such Claim, the amount of such Claim that is listed in the Schedules as undisputed, noncontingent and liquidated or, if no amount is listed, zero dollars ($0); (b) if the holder of such Claim has filed a proof of Claim by the Bar Date, the liquidated amount as stated in such proof of Claim, or, if no liquidated amount is listed, then zero dollars ($0) unless such amount is allowed or estimated by order of the Bankruptcy Court; (c) an amount fixed or estimated by order of the Bankruptcy Court; (d) with respect to Specified Guarantee Claims, the amount scheduled in Section 4.03 hereto; or
(e) in all other cases, zero dollars ($0).

                  1.46. "Fee Claim" means any Claim against the Debtor of a professional person employed under section 327 or 1103 of the Bankruptcy Code in accordance with sections 328, 330 and/or 331 of the Bankruptcy Code, and/or which is entitled to the priority pursuant to section 503(b)(2), 503(b)(3)(F), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, including any claim of a member of either of the Official Committees for reimbursement of expenses incurred in such member's capacity as such.

                  1.47. "Final Closing Date" means the last Closing Date.

                  1.48. "Final Distribution Date" means:

                  (a) with respect to each Claim that is not a Class 3 Claim, the first Business Day thirty (30) days (or such longer period not to exceed sixty (60) days as may be reasonably determined by the Reorganized Debtor) after the later of: (i) the Effective Date; and (ii) the date that such Claim becomes an Allowed Claim; and

                  (b) with respect to Class 3 Claims, the first Business Day thirty (30) days (or such longer period not to exceed sixty (60) days as may be reasonably determined by the Reorganized Debtor) after the later of: (i) the date on which all Disputed Claims in Class 3 have been resolved by Final Order; or (ii) ten (10) Business Days after the Final Closing Date.

                  1.49. "Final Order" means an order or judgment, as entered on the docket of the applicable court, that has not been reversed, modified or amended, is not stayed and as to which the time to appeal or to seek review or rehearing or petition for certiorari has expired without an appeal or application for review or rehearing or petition having been filed.

                  1.50. "General Unsecured Claim" means any Claim against the Debtor, other than a Secured Claim, Administrative Claim, Fee Claim, Priority Claim, Priority Tax Claim, or Subordinated Claim.

                  1.51. "GenHoldings Guarantee" means that certain amended and restated guarantee and agreement (GenHoldings I, LLC), dated as of March 15, 2002, made by National Energy & Gas Transmission, Inc. in favor of Societe Generale, as Administrative Agent.

                  1.52. "Impaired" means any Claim in a class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                  1.53. "Initial Distribution Date" means, with respect to Allowed Claims in Class 3 (including without limitation, the undisputed portion of each Specified Guarantee Claim as provided in Section 4.03(b) of the Plan), the first Business Day thirty (30) days (or such longer period not to exceed sixty (60) days as may be reasonably determined by the Reorganized Debtor) after the Effective Date.

                  1.54. "Insider" means "insider" as defined in section 101(31) of the Bankruptcy Code.

                  1.55. "Interest" means: (a) an equity interest in the Debtor; or (b) any warrant, option, or other contractual right to purchase an equity interest in the Debtor.

                  1.56. "Interim Distribution Date" means: (a) any date after the Initial Distribution Date on which the Reorganized Debtor has more than $30 million available for an interim Distribution to holders of Allowed Class 3 Claims; (b) with respect to Disputed Claims that subsequently become Allowed Claims in an aggregate amount of at least $25 million (or are estimated by the Bankruptcy Court for distribution purposes pursuant to an order entered under section 502(c) of the Bankruptcy Code), five (5) Business Days after such Disputed Claim becomes an Allowed Claim pursuant to a Final Order; or (c) with respect to any Specified Guarantee Claim that is subject of a Specified Guarantee Claim Objection, to the extent not previously paid, five (5) Business Days after such Specified Guarantee Claim becomes an Allowed Claim pursuant to a Final Order or an order is entered estimating such Claim for distribution purposes, as the case may be.

                  1.57. "IRC" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

                  1.58. "Lake Road Guarantee" means that certain guarantee and agreement (Lake Road), dated as of April 6, 2001, made by National Energy & Gas Transmission, Inc. in favor of Citibank, N.A., as security agent for certain financial institutions.

                  1.59. "La Paloma Guarantee" means that certain guarantee and agreement (La Paloma), dated as of April 6, 2001, made by National Energy & Gas Transmission, Inc. in favor of Citibank, N.A., as security agent for certain financial institutions.

                  1.60. "Lien" means "lien" as defined in section 101(37) of the Bankruptcy Code.

                  1.61. "Litigation Trust" means a litigation trust established in accordance with the Litigation Trust Agreement.

                  1.62. "Litigation Trust Agreement" means that certain agreement, and any ancillary agreements related thereto, establishing and setting forth the powers and responsibilities of the Litigation Trustee with respect to the Litigation Trust which shall be in form and substance reasonably acceptable to each of the Official Committees and substantially in the form annexed as Appendix "4" to the Disclosure Statement.

                  1.63. "Litigation Trust Beneficial Interests" means the beneficial interests in the Litigation Trust to be allocated in accordance with the Plan.

                  1.64. "Litigation Trust Beneficiaries" means the holders of the Litigation Trust Beneficial Interests in their capacity as such.

                  1.65. "Litigation Trust Claims" means the Parent Litigation Claims and the Avoidance Actions.

                  1.66. "Litigation Trustee" means the Entity appointed by the Official Committees to serve as the trustee for the Litigation Trust or any successor thereto, in its capacity as such.

                  1.67. "NEGT Consolidated Group" means the Consolidated Group of which the Reorganized Debtor is the common parent.

                  1.68. "NEGT Energy Trading LC Facility" means that certain $35 million credit agreement, dated as of November 13, 1998, among PG&E Energy Trading - Gas Corporation (n/k/a NEGT Energy Trading Gas Corporation), PG&E Energy Trading, Canada Corporation (n/k/a NEGT Energy Trading, Canada Corporation), PG&E Energy Trading Holdings Corporation (n/k/a NEGT Energy Trading Holdings Corporation), PG&E Energy Trading - Power, L.P. (n/k/a NEGT Energy Trading Power, L.P.), and The Chase Manhattan Bank (n/k/a JPMorgan Chase
Bank), as amended modified or supplemented.

                  1.69. "NEGT Energy Trading LC Facility Guarantee" means the guarantee by NEGT of obligations under the NEGT Energy Trading LC Facility.

                  1.70. "NEGT Energy Trading LC Facility Guarantee Claim Objection" means an objection, filed and served no later than thirty (30) days after the Effective Date, (a) objecting to a NEGT Energy Trading LC Facility Guarantee Claim solely on the basis that allowance of such NEGT Energy Trading LC Facility Guarantee Claim, in the amount set forth in Schedule 4.03, would result in, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount, (b) alleging a specific Excess Recovery Amount, and (c) providing as an exhibit to such objection a report from a financial advisor setting forth a detailed analysis supporting its contention that the holder of a NEGT Energy Trading LC Facility Guarantee Claim will recover, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount.

                  1.71. "NEGT Energy Trading LC Facility Guarantee Claims" means Claims arising from the Debtor's obligations under the NEGT Energy Trading LC Facility Guarantee.

                  1.72. "New Common Stock" means the shares of authorized common stock of the Reorganized Debtor to be issued on the Effective Date and distributed as provided in the Plan.

                  1.73. "New Indentures" means the respective indentures (which shall be qualified indentures pursuant to the Trust Indenture Act of 1939, as amended) pursuant to which the New Tranche A Notes and the New Tranche B Notes are to be issued, substantially in the forms annexed as Appendix "3" to the Disclosure Statement.

                  1.74. "New Stock Option Plan" means a stock option plan approved by the board of directors of the Reorganized Debtor, providing for the issuance to employees of the Reorganized Debtor and its subsidiaries, and other persons as provided therein, of options to purchase up to 5% of the New Common Stock or such greater percentage as may be approved by a vote of the holders of a majority of the outstanding shares of the holders of the New Common Stock.

                  1.75. "New Tranche A Notes" means the notes provided for in the form of Indenture annexed to the Disclosure Statement as Appendix "3".

                  1.76. "New Tranche B Notes" means the notes provided for in the form of Indenture annexed to the Disclosure Statement as Appendix "3".

                  1.77. "Non-Cash Consideration" means the New Common Stock, New Tranche A Notes, New Tranche B Notes and Litigation Trust Beneficial Interests.

                  1.78. "Noteholders' Committee" means the Official Noteholders' Committee appointed by the United States Trustee pursuant to an order of the Bankruptcy Court on August 4, 2003, as such may be reconstituted from time to time.

                  1.79. "Official Committees" means, together, the Creditors' Committee and the Noteholders' Committee.

                  1.80. "Old Indenture" means the indenture, dated as of May 22, 2001, between the Debtor and the Old Indenture Trustee, pursuant to which the Old Senior Notes were issued.

                  1.81. "Old Indenture Trustee" means Wilmington Trust Company or its successor, as trustee under the Old Indenture.

                  1.82. "Old Senior Notes" means the 10.375% Senior Notes due 2011, in the original principal amount of $1 billion, issued by the Debtor pursuant to the Old Indenture.

                  1.83. "Ordinary Course Payment" means the payment by the Debtor of a liability incurred in the ordinary course of business after the Petition Date, made as and when due in accordance with Debtor's ordinary business practices.

                  1.84. "Parent Litigation Claims" means any and all Causes of Action of the Debtor against PG&E Corporation and/or officers, directors, and agents of PG&E Corporation (acting in such capacity and, as applicable, acting in their capacity as officers, directors, and agents of the Debtor), and all claims of the Debtor or its estate arising in or related to Adversary Proceeding No. 03-1249 PM, filed in the Bankruptcy Court.

                  1.85. "Petition Date" means July 8, 2003.

                  1.86. "PG&E Consolidated Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the IRC, of which PG&E Corporation is the common parent.

                  1.87. "Plan" means this plan under chapter 11 of the Bankruptcy Code (including all exhibits and schedules annexed hereto), as the same may be altered, amended, or modified from time to time (after the Confirmation Date, such amendments or modifications being effective only if approved by order of the Bankruptcy Court).

                  1.88. "Priority Claim" means any Claim to the extent entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code, other than an Administrative Claim or Priority Tax Claim.

                  1.89. "Priority Tax Claim" means any unsecured Claim, to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                  1.90. "Project Guarantee Claims" means Claims arising from the Debtor's obligations under the Project Guarantees.

                  1.91. "Project Guarantee Claim Objection" means an objection, filed and served no later than thirty (30) days after the Effective Date, (a) objecting to any Project Guarantee Claim solely on the basis that allowance of such Project Guarantee Claim, in the amount set forth in Schedule 4.03, would result in an aggregate recovery (from all sources, with any non-Cash portion of such recovery to be valued as of the Valuation Date) to the holder of such Project Guarantee Claim that exceeds the applicable project debt, as determined by the Bankruptcy Court; (b) alleging a specific Excess Recovery Amount; and (c) providing a Qualified Appraisal annexed to the objection upon filing.

                  1.92. "Project Guarantees" means, collectively, the GenHoldings Guarantee, the Lake Road Guarantee, and the La Paloma Guarantee.

                  1.93. "Project Recovery Amount" means all amounts, other than Distributions, received and to be received (determined as of the Effective Date) by the holder of a Project Guarantee Claim from all sources, with any non-Cash portion of such recovery to be valued as of the Valuation Date.

                  1.94. "Purchase Agreements" means the TransCanada Purchase Agreement, and one or more other agreements, in a form reasonably acceptable to the Official Committees, pursuant to which the Debtor agrees to sell, in the aggregate, a material portion of its assets.

                  1.95. "Qualified Appraisal" means an appraisal by a qualified professional, determined by the Bankruptcy Court to be an expert in accordance with Federal Rule of Evidence 702, if contested, that supports the calculation of the alleged Excess Recovery Amount.

                  1.96. "Ratable Share" means a number (expressed as a percentage), calculated as of the date ten (10) Business Days (or such other fixed period reasonably determined by the Reorganized Debtor) prior to each Distribution Date equal to the proportion that an Allowed Claim in a Class bears to the aggregate amount of Allowed Claims in such Class as of the date of determination. Solely for the purpose of calculating the amount to be distributed to holders of Allowed Class 3 Claims and reserved for the holders of Disputed Claims alleged to be Class 3 Claims on a Distribution Date, the Reorganized Debtor shall treat each Disputed Claim alleged to be a Class 3 Claim as an Allowed Class 3 Claim in the Face Amount of such Disputed Claim, unless:
(a) otherwise ordered by the Bankruptcy Court; or (b) estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, in which case the amount so ordered or estimated, as the case may be, shall be utilized in lieu of the Face Amount.

                  1.97. "Record Date" means the date established in the Confirmation Order for determining the identity of holders of Allowed Claims entitled to Distributions under the Plan. If no Record Date is established in the Confirmation Order, then the Record Date shall be the Confirmation Date.

                  1.98. "Reorganized Debtor" means the Debtor on and after the Effective Date.

                  1.99. "Revolving Credit Agreement" means that certain $1,250,000,000 amended and restated credit agreement, dated as of August 22, 2001, among National Energy & Gas Transmission, Inc. as the borrower, The Chase Manhattan Bank, as issuing bank, the several lenders from time to time parties thereto, Barclays Bank PLC and Westdeutsche Landesbank Girozental, New York Branch, as documentation agents, Dresdner Bank AG, New York and Grand Cayman Branches, the Royal Bank of Scotland PLC, as syndication agents, The Chase Manhattan Bank, as administrative agent, and J.P. Morgan Securities Inc., as lead arranger and bookrunner, as amended.

                  1.100. "Sale Order" means one or more orders pursuant to
section 363 of the Bankruptcy Code authorizing and approving the Sale Transactions free and clear of any Liens, claims, and encumbrances and each finding, among other things, that: (a) the applicable purchaser is entitled to the protections afforded to a buyer in good faith under section 363(m) of the Bankruptcy Code; and (b) the applicable Sale Transactions are exempt from taxation under section 1146(c) of the Bankruptcy Code and the transferred assets or corporate entities shall be free and clear of any liability under Section 1.1502-6 of the IRC.

                  1.101. "Sale Transactions" means one or more transactions contemplated by the Purchase Agreements.

                  1.102. "Schedules" means the schedules, as amended from time to time, of assets and liabilities filed by the Debtor with the Bankruptcy Court in accordance with sections 521 and 1106(a)(2) of the Bankruptcy Code.

                  1.103. "Secured Claim" means any Claim to the extent such claim constitutes a secured Claim pursuant to section 506 or 1111(b) of the Bankruptcy Code.

                  1.104. "Securities Act" means the Securities Act of 1933, as amended.

                  1.105. "Specified Guarantee Claims" means, collectively, the Project Guarantee Claims, NEGT Energy Trading LC Facility Guarantee Claims and Equipment Revolver Guarantee Claims.

                  1.106. "Specified Guarantee Claim Objection" means a Project Guarantee Claim Objection, NEGT Energy Trading LC Facility Guarantee Claim Objection or Equipment Revolver Guarantee Claim Objection, as the case may be.

                  1.107. "Subordinated Claim" means: (a) any Claim of PG&E Corporation; and (b) any other Claim against the Debtor subject to subordination pursuant to section 510 of the Bankruptcy Code.

                  1.108. "TransCanada Purchase Agreement" means that certain stock purchase agreement, dated as of February 24, 2004, between the Debtor, Gas Transmission Corporation, and GTN Holdings, LLC on the one hand, and TransCanada Corporation, TransCanada PipeLine USA Ltd., and TransCanada American Investments Ltd. on the other hand, as the same may be amended from time to time in accordance with its terms.

                  1.109. "Treasury Regulations" means regulations promulgated by the United States Department of the Treasury from time to time under the IRC.

                  1.110. "Unclaimed Property" means any Cash or other distributable property unclaimed on or after the Effective Date or the date on which an additional Distribution would have been made in respect of a Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) not mailed or delivered because no Distribution Address to mail or deliver such property was available, notwithstanding efforts by the Debtor to locate such address which were commercially reasonable under the circumstances.

                  1.111. "Valuation Date" means the earlier of (a) the day following the date on which the Debtor or Reorganized Debtor, as the case may be, ceases to be a member of the affiliated group, within the meaning of Section 1504(a) of the IRC, of corporations of which PG&E Corporation is the common parent (whether by operation of the Plan or otherwise); or (b) the date that a project is transferred to the holder of a Project Guarantee Claim or other third party.

                                  ARTICLE II.

                               UNCLASSIFIED CLAIMS

2.01. Administrative Claims. Administrative Claims are unclassified under the Plan. Each holder of an Allowed Administrative Claim shall receive: (a) to the extent not already paid, Cash on the later of the Effective Date and the first Business Day after the date that is thirty (30) days after the date on which such Administrative Claim becomes an Allowed Administrative Claim in the full amount of such Allowed Administrative Claim; or (b) to the extent not yet due and payable, payment in accordance with the terms and conditions of the particular transaction giving rise to the Administrative Claim; or (c) to the extent such Claims are Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. ss. 1930(a)(6), Cash in accordance with the applicable schedule for payment of such fees; or (d) treatment on such other terms as may be mutually agreed upon in writing between the holder of such Allowed Administrative Claim and the Debtor, prior to the Effective Date, or the Reorganized Debtor, on or after the Effective Date; provided, however, that interim and/or final payment of Allowed

Administrative Claims approved by the Bankruptcy Court shall be paid at the time of and in accordance with such Bankruptcy Court approval.

2.02. Administrative Claim Bar Date. REQUESTS FOR PAYMENT OF ADMINISTRATIVE CLAIMS THAT HAVE ARISEN OR WILL ARISE IN THE PERIOD FROM JULY 8, 2003 THROUGH THE EFFECTIVE DATE, INCLUSIVE, MUST BE FILED AND SERVED PURSUANT TO THE PROCEDURES SET FORTH IN THE CONFIRMATION ORDER AND/OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN THE ADMINISTRATIVE BAR DATE, WHICH SHALL BE FORTY-FIVE (45) DAYS AFTER THE EFFECTIVE DATE (unless an earlier date is set by the Bankruptcy Court), PROVIDED HOWEVER THAT NO REQUEST NEED BE FILED AND SERVED FOR ORDINARY COURSE PAYMENTS. Any Entities that are required to but fail to file such an Administrative Claim request on or before the Administrative Bar Date shall be forever barred from asserting such Administrative Claim against the Debtor, the Reorganized Debtor, or any of their respective property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Claim. Notwithstanding the foregoing, the Administrative Claims Bar Date shall not apply to TransCanada Corporation, TransCanada PipeLine U.S.A. Ltd., and TransCanada American Investments Ltd. with respect to any and all Administrative Claims arising under the TransCanada Purchase Agreement.

                  2.03. Fee Claims. Fee Claims are unclassified under the Plan. Each holder of an Allowed Fee Claim shall receive, in Cash, to the extent not already paid, the amounts allowed by the Bankruptcy Court: (a) on or as soon as practicable following the date upon which the Bankruptcy Court order allowing such Allowed Fee Claim is entered; or (b) upon such other terms as may be mutually agreed upon between the holder of such Allowed Fee Claim and the Debtor. Any and all parties requesting allowance and/or payment of a Fee Claim for any period ending on or before the Effective Date must file and serve final applications therefor no later than forty-five (45) days after the Effective Date or be forever barred from requesting allowance of such Fee Claims.

                  2.04. Priority Tax Claims. Priority Tax Claims are unclassified under the Plan. On the later of the Effective Date or as soon as reasonably practicable thereafter and thirty (30) days after the date on which a Priority Tax Claim becomes an Allowed Claim, such Claim shall be paid in full, in Cash; provided, however, that the Debtor shall have the option, exercisable upon written notice to the relevant Priority Tax Claim holder sent prior to the Effective Date, to pay any Priority Tax Claim over a period not longer than six
(6) years from the date of assessment of the applicable tax, with interest on the unpaid portion payable annually in arrears at the rate of interest ordered by the Bankruptcy Court (or agreed to by the holder of the Claim and the Debtor).

                                  ARTICLE III.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

               For purposes of the Plan, Claims are classified as follows:

                  3.01. "Class 1 Claims" shall consist of all Secured Claims against the Debtor.

                  3.02. "Class 2 Claims" shall consist of all Priority Claims against the Debtor that are not Secured Claims.

                  3.03. "Class 3 Claims" shall consist of all General Unsecured Claims.

                  3.04. "Class 4 Claims" shall consist of all Subordinated
Claims.

                  3.05. "Class 5 Interests" shall consist of all Interests.


                                   ARTICLE IV.

                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

                  Each Allowed Claim or Interest shall receive the treatment specified below for the applicable Class in full settlement of all rights of the holder of such Allowed Claim or Interest; provided, however, that the holder of such Claim or Interest may agree to and receive less favorable treatment.

                  4.01. Class 1 - Secured Claims. Class 1 is not Impaired.

                  (a) Treatment. On or before the later of the Effective Date or as soon as reasonably practicable thereafter and thirty (30) days after the date on which a Class 1 Claim becomes an Allowed Claim, such Claim shall be satisfied in full by reinstating the Claim, that is, leaving unaltered the legal, equitable, and contractual rights respecting such Claim in accordance with section 1124 of the Bankruptcy Code, including: (i) curing all pre- and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtor or its status as a debtor under the Bankruptcy Code; and (ii) reinstating the maturity date of the Claim.

                  4.02. Class 2 - Priority Claims. Class 2 is not Impaired. On the later of the Effective Date or as soon as reasonably practicable thereafter and thirty (30) days after the date on which a Class 2 Claim becomes an Allowed Class 2 Claim, such Claim shall be paid in full, in Cash.

                  4.03. Class 3 - General Unsecured Claims.

                  (a) Treatment. Class 3 is Impaired. On the later of each Distribution Date and ten (10) Business Days after the date on which a Class 3 Claim becomes an Allowed Class 3 Claim, each holder of an Allowed Class 3 Claim shall receive its Ratable Share of: (a) 100% of the shares of the New Common Stock subject to dilution by the New Common Stock issuable under the New Stock Option Plan; (b) the New Tranche A Notes; (c) the New Tranche B Notes; (d) the Excess Cash; (e) the Litigation Trust Beneficial Interests; if a Closing Date has occurred, (f) the Additional Excess Cash; (g) if applicable, a Catch-Up Distribution; and (h) any Additional Sale Distributions.

                  (b) Allowance of Certain General Unsecured Claims. The obligations of the Debtor under the Old Senior Notes, the Revolving Credit Agreement, NEGT Energy Trading LC Facility Guarantee, the Equipment Revolver Guarantee, the La Paloma Guarantee, the Lake Road Guarantee and the GenHoldings Guarantee shall be Allowed Class 3 Claims, in the respective amounts set forth on Schedule 4.03 hereto, and not be subject to setoff, recoupment, subordination, recharacterization, or counterclaim, in accordance with Section
6.05 hereof.

                  (c) Additional Provisions Regarding the Allowance of Specified Guarantee Claims.

                  (i) The allowance of a Project Guarantee Claim shall be subject to any Project Guarantee Claim Objection and any hearing on a Project Guarantee Claim Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar). If any former or current member of the Noteholders' Committee, in such member's capacity as a holder of an Old Senior Notes claim, files a Project Guarantee Claim Objection, then such objecting member shall not receive any Distribution on account of such objecting member's Claim until such objection shall have been resolved or withdrawn. The Noteholders' Committee shall not file a Project Guarantee Claim Objection. By filing this Plan, the Debtor hereby agrees, upon at least ten (10) days notice, to promptly provide any putative objector reasonable access to relevant information and facilities as shall be reasonably necessary to prepare a Qualified Appraisal.

                  (ii) The allowance of the NEGT Energy Trading LC Facility Guarantee Claims shall be subject to any NEGT Energy Trading LC Facility Guarantee Claim Objection, and any hearing on such NEGT Energy Trading LC Facility Guarantee Claim Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar).

                  (iii) The allowance of the Equipment Revolver Guarantee Claims shall be subject to any Equipment Revolver Guarantee Claim Objection, and any hearing on such Equipment Revolver Guarantee Claim Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar).

                  (iv) If no Specified Guarantee Claim Objection is timely filed, then each Specified Guarantee Claim shall be deemed Allowed for all purposes on the date that is thirty (30) days after the Effective Date in the amount set forth on Schedule
                  4.03 hereto.

                  (v) If a Specified Guarantee Claim Objection is filed, then each Specified Guarantee Claim that is the subject of a Specified Guarantee Claim Objection shall be deemed Allowed to the extent of any amount that has not been objected to on the date that is thirty (30) days after the Effective Date and each holder shall have the right, notwithstanding the filing of a Specified Guarantee Claim Objection, to receive a Distribution on account of its Specified Guarantee Claim to the extent such Distribution would equal the amount of such Claim less the Excess Recovery Amount. All rights of the holder of a Specified Guarantee Claim to dispute and contest the Excess Recovery Amount, seek to have the Bankruptcy Court overrule the Specified Guarantee Claim Objection, and receive all or a portion of such Excess Recovery Amount, shall be preserved.

                  (vi) The Reorganized Debtor shall be and hereby is authorized and directed to cause its subsidiaries to transfer to the applicable agent that holds the applicable Project Guarantee Claim (or its designee), the collateral securing the project debt (a "Project Transfer") on a Transfer Date (as defined below) in a manner and pursuant to documentation that is mutually acceptable to the Reorganized Debtor and the applicable agent. If a tax loss may result from a Project Transfer, the Reorganized Debtor and the applicable agent will use their best efforts to structure such Project Transfer so as to create ordinary losses. As used in this paragraph, "Transfer Date" means the later of (A) the day following the date on which the Debtor or Reorganized Debtor, as the case may be, ceases to be a member of the affiliated group, within the meaning of Section 1504(a) of the IRC, of corporations of which PG&E Corporation is the common parent (whether by operation of the Plan or otherwise); or (B) such other date as may be agreed upon by the Reorganized Debtor and the applicable agent. Nothing in this Plan is intended to or shall be deemed to modify any order or judgment of a court of competent jurisdiction that authorizes a Project Transfer on a date earlier than the Transfer Date.

                  (vii) The holders of Specified Guarantee Claims shall be entitled to any interest, fees, dividends or distributions accruing on the Non-Cash Consideration, respectively, that compromise the Excess Recovery Amount that is subsequently distributed to them to the same extent as if such Non-Cash Consideration had been distributed on the Initial Distribution Date.

                  (viii) If no Project Guarantee Claim Objection is duly filed in accordance with the provisions of this Section 4.03, or, if any such objection that has been filed is overruled, then any right of the Debtor or the Reorganized Debtor to seek reimbursement or exercise any right of subrogation under that applicable Project Guarantee from the applicable entities that were or are borrowers under the applicable project loan documents shall be extinguished.

                  4.04. Class 4 - Subordinated Claims. Class 4 is Impaired. Class 4 Claims shall receive no distributions under the Plan. Class 4 is deemed to have rejected the Plan.

                  4.05. Class 5 - Interests. Class 5 is Impaired. Class 5 Interests shall receive no distributions under the Plan, and all Interests shall be canceled on the Effective Date. Class 5 is deemed to have rejected the Plan. Neither PG&E Corporation, nor any member of the PG&E Consolidated Group, may treat the stock of the Debtor, the Reorganized Debtor, or any direct or indirect subsidiary of the Debtor or the Reorganized Debtor as becoming worthless during any taxable year of the PG&E Consolidated Group that ends on or before the Effective Date.

                                   ARTICLE V.

                       MEANS OF IMPLEMENTATION OF THE PLAN

                  5.01. Distributions to Holders of Old Senior Notes Claims.

                  (a) All Distributions on account of Old Senior Notes Claims shall be made to the Old Indenture Trustee for further Distribution to individual holders of Old Senior Notes Claims. Any such Distribution made by the Old Indenture Trustee shall be made pursuant to the Old Indenture. Notwithstanding any provision in the Plan to the contrary, the Old Indenture shall continue in effect to the extent necessary to allow the Old Indenture Trustee to receive and make Distributions pursuant to the Plan on account of Old Senior Notes Claims. Any actions taken by the Old Indenture Trustee on or after the Effective Date that are not for this purpose shall be null and void as against the Reorganized Debtor, and the Reorganized Debtor shall have no obligations to the Old Indenture Trustee for any fees, costs or expenses incurred in connection with any such actions.

                  (b) As of the close of business on the Record Date, the transfer ledgers for the Old Senior Notes shall be closed, and there shall be no further changes in the record holders of any Old Senior Notes. The Reorganized Debtor and the Old Indenture Trustee shall have no obligation to recognize any transfer of Old Senior Notes occurring on or after the Record Date. The Reorganized Debtor and the Old Indenture Trustee shall instead be entitled to recognize and treat for all purposes hereunder only those holders listed on the transfer ledgers of the Old Indenture Trustee as of the close of business on the Record Date. The foregoing provisions of this subsection (b) shall be subject to any applicable rules and procedures of The Depository Trust Company.

 (c) On the
Initial Distribution Date, in recognition of and as a compromise of, pursuant to Bankruptcy Rule 9019(a), any Administrative Claims of the Old Indenture Trustee pursuant to section 503(b) of the Bankruptcy Code, and in full and final satisfaction of any right of the Old Indenture Trustee to enforce a charging Lien against Distributions on account of the Old Senior Notes or the Old Indenture for amounts due to the Old Indenture Trustees under the Old Indenture, the Reorganized Debtor shall pay the reasonable fees and expenses of the Old Indenture Trustee (including fees and expenses of counsel) outstanding as of the Effective Date, in an amount not to exceed $500,000.00, without the need for any further order of the Bankruptcy Court. Such payment shall be in addition to, and not in lieu of, any amount that may become payable to the Old Indenture Trustee for its reasonable fees and expenses associated with receiving and making Distributions under the Plan, subject and pursuant to paragraph (a) above.

                  5.02. Distributions With Respect to Claims of Financial Institutions. All Distributions to be made in respect of Claims (including, without limitation, Specified Guarantee Claims) arising under revolving credit, loan, letter of credit, guaranty, and similar agreements pursuant to which an administrative or security agent is designated to receive payments on behalf of a syndicate of lenders, shall be made: (a) for Distributions of Cash, to such administrative or security agent for distribution to the syndicate of lenders in accordance with the applicable credit, loan, guaranty, or similar agreement, rather than separately to the individual lenders; and (b) for Distributions other than Cash, by the Reorganized Debtor or its agent separately to the individual lenders based upon the applicable credit documents and corresponding mailing addresses as set forth in proofs of claim filed in the Debtor's Chapter 11 Case by the respective administrative or security agent (as the same may be amended from time to time); provided, however, that the Reorganized Debtor (or its designated agent) shall give such administrative or security agents at least fifteen (15) Business Days prior written notice of each Distribution Date; provided, further, however, that the Reorganized Debtor (and its designated agent, if applicable) shall be entitled to conclusively rely on such proofs of claim filed by the respective administrative or security agent in the Debtor's Chapter 11 Case for the distribution information (including the participation percentages), unless the Debtor is otherwise advised by the respective administrative or security agent in a writing acceptable to the Debtor.

                  5.03. Notices Related to Distributions. Notice of all Distributions, subsequent to the Initial Distribution, shall be provided to: (a) counsel to the Official Committees; (b) counsel for each of the administrative and security agents; (c) the Internal Revenue Service; (d) the United States Trustee for the District of Maryland (Greenbelt Division);

and (e) and the taxing authorities for each state within which the Debtor operates, in each case, at least ten (10) Business Days prior to such Distribution.

                  5.04. Litigation Trust.


                  (a) On the Effective Date, the Litigation Trust shall be established and funded, and the Reorganized Debtor shall enter into the Litigation Trust Agreement. The Litigation Trust shall be funded in an amount to be jointly determined by the Official Committees. In the event that the Official Committees cannot agree on the amount of funding for the Litigation Trust, the Debtor shall determine the amount of funding, which amount shall be within the range provided by the Official Committees, provided, however, that each Official Committee shall have the right to file an objection in the Bankruptcy Court as to the amount selected by the Debtor solely on the grounds that such amount is inconsistent with the interests of creditors or with public policy. The Debtor shall contribute all of the Litigation Trust Claims and may contribute, subject to the reasonable consent of the Official Committees, all or part of the equity interests in one or more of its direct or indirect subsidiaries to the Litigation Trust. Any contribution of such equity interests shall be for the sole purpose of liquidating such equity interests.

                  (b) The Litigation Trust shall be established for the purpose of liquidating the Litigation Trust Claims and such equity interests, if any, with no objective to continue or engage in the conduct of a trade or business.

                  (c) The Litigation Trustee shall be subject to oversight by a board comprised of three (3) representatives jointly designated by the Official Committees. In the event that the Official Committees cannot agree on the selection of one or more representatives, the Debtor shall select such representative(s) from a list of potential representatives submitted to it by the

Official Committees; provided that such list shall not contain any information that would indicate which Official Committee was proposing such representative; provided further, that each Official Committee shall have the right to file an objection in the Bankruptcy Court to the Debtor's selection of a representative solely on the grounds that the appointment of such representative would not be consistent with the interests of creditors or with public policy. Such oversight board shall select counsel to the Litigation Trust and shall approve all the major decisions (as defined by section 7.03 of the Litigation Trust Agreement) of the Litigation Trustee.

                  (d) For federal income tax purposes the property that will be contributed to the Litigation Trust will be treated as distributed by the Debtor to the holders of Allowed Class 3 Claims, and as contributed by them to the Litigation Trust. The Litigation Trust Beneficiaries will be treated as the grantors and deemed owners of the Litigation Trust for federal income tax purposes. The fair market value of each item of property that is contributed to the Litigation Trust will be determined by the Reorganized Debtor and such valuation will be consistently used by the Litigation Trustee and the Litigation Trust Beneficiaries for all federal income tax purposes.

                  (e) The Litigation Trust Beneficial Interests may not be transferred or assigned except by operation of law, by will or in accordance with the laws of descent and distribution and to certain affiliates of Litigation Trust Beneficiaries as set forth in the Litigation Trust Agreement. The Litigation Trust Beneficial Interests may in the future also be transferable to the extent set forth in any "no action" letter or other confirmation received by the Reorganized Debtor or the Litigation Trustee from the Securities and Exchange Commission, or a legal opinion issued to the Litigation Trustee for the benefit of the Litigation Trust Beneficiaries that the interests may be freely transferable under the provisions of the Securities Act. The Reorganized Debtor and the Litigation Trustee shall use commercially reasonable efforts to obtain such authorization to transfer the Litigation Trust Beneficial Interests.

                  5.05. Corporate Issues

                  (a) Non-voting Stock. The certificate of incorporation and by-laws of the Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a) of the Bankruptcy Code.

                  (b) Exemption From Securities Laws. The Confirmation Order will provide that the offer and sale of the New Common Stock, New Tranche A Notes, and New Tranche B Notes issued pursuant to the Plan are exempt from registration pursuant to section 1145(a) of the Bankruptcy Code and that the New Common Stock, New Tranche A Notes, and New Tranche B Notes may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an "underwriter" as defined in section 1145(b)(1) of the Bankruptcy Code.

                  (c) Listing of New Common Stock. If the Final Closing Date does not occur within one year after the Effective Date, then the Reorganized Debtor shall use commercially reasonable efforts to cause the shares of the New Common Stock to be listed on a national securities exchange or a qualifying interdealer quotation system. The Reorganized Debtor will be a reporting company under the Securities Exchange Act of 1934, as and to the extent required thereunder, and will file periodic and current reports as and to the extent required thereunder.

                  (d) Corporate Authorization.

                  (i) Certificate of Incorporation and Bylaws. The certificate of incorporation and by-laws of the Reorganized Debtor shall be amended and restated in substantially the forms annexed as Appendix "2" to the Disclosure Statement.

                  (ii) Governance Action. Any action under the Plan to be taken by or required of the Reorganized Debtor, including, without limitation, the adoption or amendment of the certificate of incorporation and by-laws or the issuance of securities and instruments, shall be authorized and approved in all respects, without any requirement of further action by the Board of Directors of the Debtor or the Reorganized Debtor.

                  (iii) Effectuating Documents and Further Transactions. The Debtor and, subsequently, the Reorganized Debtor shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan. On the Effective Date the New Common Stock will be transferred to the Disbursing Agent and the Disbursing Agent will hold the New Common Stock until Distributions of same are made.

                  5.06. Post-Effective Date Management of the Reorganized
Debtor.

                  (a) On the Effective Date, the board of directors of the Reorganized Debtor shall consist of the Debtor's Chief Executive Officer, an additional officer of the Debtor, and five persons to be jointly designated by the Official Committees. In the event that the Official Committees cannot agree on the selection of one or more directors, the Debtor shall select such director(s) from a list of potential directors submitted to it by the Official Committees; provided that such list shall not contain any information that would indicate which Official Committee was proposing such director; provided further that each Official Committee shall have the right to file an objection in the Bankruptcy Court to the Debtor's selection of a director solely on the grounds that the appointment of such director would not be consistent with the interests of creditors or with public policy.

                  (b) At least two (2) Business Days prior to the commencement of the Confirmation Hearing, the Debtor will file with the Bankruptcy Court a schedule setting forth the names and respective initial terms of each of the persons to be appointed as the directors of the Reorganized Debtor pursuant to this section. Except as otherwise provided herein, the members of the existing Board of Directors of the Debtor shall have no continuing obligations to the Reorganized Debtor on or after the Effective Date.

                  5.07. New Stock Option Plan. On the Effective Date or such later date as the Board of Directors determines, the Board of Directors of the Reorganized Debtor may adopt the New Stock Option Plan.

                  5.08. Debtor's Retention of Causes of Action. Except as specifically provided herein, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any Causes of Action that the Debtor may have or which the Reorganized Debtor or the Litigation Trustee may choose to assert in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law (including the Litigation Trust Claims). The following claims and actions shall be waived, released and otherwise extinguished under this Plan and the Confirmation Order: (a) Causes of Action (which Causes of Action are being waived and released by this Plan) against (i) holders of non-Affiliate and non-Insider Claims, including without limitation, Causes of Action against any of the Creditors listed on Schedule
4.03 hereof, and (ii) current directors, who are being released as set forth in
Section 8.03; provided however, that there shall be no release or waiver with respect to Claims against any of the parties described in (i) and (ii) above (1) to enforce the agreements, terms and provisions of this Plan, and (2) with respect to Disputed Claims (excluding Specified Guarantee Claims) as to which Disputed Claims the Reorganized Debtor or the Litigation Trustee, as applicable, shall retain, reserve, and be entitled to assert any and all defenses and counterclaims, including without limitation, to assert a right of setoff or similar rights, limited in all cases however to the amount of the Disputed Claim, and (b) if the Closing Date occurs under the TransCanada Purchase Agreement, all preference claims and actions held by the Debtor or its estate (and the Debtor shall cause each of the non-debtor selling parties under the TransCanada Purchase Agreement not to pursue any such preference claim or action) that may be recoverable from, or could otherwise affect Gas Transmission Northwest Corporation and its subsidiaries after the Closing Date. Except as provided in clauses (a) and (b) of the immediately preceding sentence, all of the rights of the Debtor, its estate and the Official Committees to pursue the Litigation Trust Claims on behalf of the Debtor and its estate, and any defenses and counterclaims related to the Litigation Trust Claims, shall vest in the Litigation Trust. The Litigation Trustee shall be the representative of the Debtor's estate with respect to the Litigation Trust Claims for purposes of section 1123(b)(3)(B) of the Bankruptcy Code. ALL CAUSES OF ACTION, BUT EXCLUDING ANY CAUSES OF ACTION SPECIFICALLY WAIVED PURSUANT TO THE PLAN, INCLUDING THE LITIGATION TRUST CLAIMS, SHALL SURVIVE CONFIRMATION AND THE COMMENCEMENT OR PROSECUTION OF THE LITIGATION TRUST CLAIMS SHALL NOT BE BARRED OR LIMITED BY ANY ESTOPPEL, WHETHER JUDICIAL, EQUITABLE, OR OTHERWISE.

                  5.09. Treatment of Claims By And Against Subsidiaries.

                  (a) All Allowed Claims held by any direct or indirect subsidiaries of the Debtor (including, but not limited to, the Affiliate Debtors) shall be classified under the Plan in the same Class as otherwise applicable to similarly situated unaffiliated Creditors.

                  (b) All claims held by the Debtor against any of its direct or indirect subsidiaries (including, but not limited to, the Affiliate Debtors) are specifically preserved and shall not be impaired or released under the Plan; provided, however, that such claims may be subject to a subsidiary's right of setoff to the extent available under section 553 of the Bankruptcy Code and applicable non-bankruptcy law.

                  5.10. Closing of the Sale Transactions.

                  (a) The Reorganized Debtor shall remain obligated pursuant to the terms of the TransCanada Purchase Agreement, and, to the extent approved by the Bankruptcy Court, shall pay or reserve for (i) the administrative expenses of TransCanada Corporation, TransCanada PipeLine USA Ltd., and TransCanada American Investments Ltd. and (ii) all taxes, if any, resulting from the transactions contemplated under the TransCanada Purchase Agreement as reasonably determined by the Debtor or Reorganized Debtor . (b) Upon each Closing Date, the Reorganized Debtor shall cause the transfer[s] and the sale[s], contemplated by the relevant Purchase Agreement, including the TransCanada Purchase Agreement, to be made free and clear of any Liens, claims and encumbrances, to the full extent provided in the relevant Sale Order.

                  (c) On each Closing Date, the net proceeds from the relevant Sale Transactions actually received by the Debtor or Reorganized Debtor, as the case may be, shall be applied as follows: (i) first, to fund Cash On Hand; (ii) second, to pay amounts outstanding under any working capital facility; (iii) third, to prepay first, Tranche A Notes and then, Tranche B Notes; and (iv) fourth, to the holders of Allowed Class 3 Claims as Additional Excess Cash. Upon the occurrence of the Closing Date for such Sale Transaction, the Reorganized Debtor will use its reasonable best efforts to direct the seller under each Purchase Agreement to transfer the net sale proceeds to the Reorganized Debtor for distribution in accordance with this section.

                                   ARTICLE VI.

                TREATMENT OF CLAIMS AND DISTRIBUTIONS UNDER PLAN

                  6.01. Distributions to Holders of Claims.

                  (a) On the Initial Distribution Date, or as soon as reasonably practicable thereafter, the Reorganized Debtor shall distribute the Non-Cash Consideration and the Excess Cash allocable to Allowed Class 3 Claims. For the purpose of calculating Distributions to holders of Allowed Class 3 Claims on the Initial Distribution Date (or to the Old Indenture Trustee for further Distribution to holders of Allowed Class 3 Claims, as applicable), all Disputed Claims alleged to be in Class 3 will be treated as though such Claims will be Allowed Class 3 Claims in the amounts asserted or as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, as applicable.

                  (b) Upon any Interim Distribution Date, the Reorganized Debtor shall make interim Distributions and Catch-Up Distributions, if any, to holders of Allowed Class 3 Claims in light of: (i) resolutions of Disputed Claims; and
(ii) any estimations of Disputed Claims by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, since the date of the immediately prior Distribution.

                  (c) All Distributions with respect to Claims for both principal and accrued interest shall be deemed to be made with respect to principal first.

                  (d) On the Final Distribution Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall make the balance of all Distributions required under the Plan.

                  (e) The Reorganized Debtor may employ or contract with other entities to assist it in making the Distributions required by the Plan.

                  (f) On the Effective Date and as a result of the implementation of the Plan, absent a deconsolidation from the PG&E Consolidated Group arising due to other events occurring between the Confirmation Date and the Effective Date, the Reorganized Debtor will be deconsolidated from the PG&E Consolidated Group. The deductions generated by the Reorganized Debtor on the Effective Date from the transfer of the Excess Cash and the issuance of the Non-Cash Consideration are properly allocable to the portion of the Effective Date after the deconsolidation. Therefore, such deductions shall belong exclusively to the Reorganized Debtor and shall be consistently treated by the Reorganized Debtor and the PG&E Consolidated Group as occurring on the day after the Effective Date, when the Reorganized Debtor is no longer a member of the PG&E consolidated group, pursuant to Treasury Regulation ss.1.1502-76(b)(1)(ii)(B).

                  6.02. Disputed Claims Reserve.

                  (a) On the Effective Date or as soon thereafter as practicable, the Reorganized Debtor shall establish the Disputed Claims Reserve, which shall consist of an amount of Cash and Non-Cash Consideration necessary to satisfy any Distributions that would be made to holders of Disputed Claims in Class 3 if such Claims were to become Allowed Claims. Any Cash held by the Debtors at any time that is allocable to the Disputed Claims Reserve shall be held in an account that is completely separate and apart from the Reorganized Debtor's operating funds. The Reorganized Debtor shall use reasonable best efforts to hold the cash portion comprising the Disputed Claims Reserve in an interest-bearing account and shall pay over to the holder of a Disputed Claim that becomes an Allowed Claim that portion of interest allocable to such Allowed Claim net of any taxes which may have been paid or any that become due on such interest. The Reorganized Debtor shall hold the Cash and Non-Cash Consideration comprising the Disputed Claims Reserve solely in the capacity as escrow agent for the holders of Disputed

Claims, and the Disputed Claims Reserve shall not be deemed to be property of the bankruptcy estate in this or any subsequent bankruptcy proceeding of the Reorganized Debtor.

                  (b) Distributions Upon Allowance of Disputed Claims. With respect to any Disputed Claim in Class 3 that subsequently becomes an Allowed Claim in Class 3 pursuant to a Final Order, the Reorganized Debtor shall distribute to such holder from the Disputed Claims Reserve a Catch-Up Distribution of Cash and Non-Cash Consideration equal to the amount that the holder would have received had its Claim been an Allowed Claim in such Allowed amount on the Initial Distribution Date (less any applicable taxes paid by the Litigation Trustee in respect of income earned, if any, on amounts held in the Disputed Claims Reserve).

                  6.03. Miscellaneous Distribution Provisions.

                  (a) Unclaimed Property. If a Distribution under the Plan remains unclaimed twelve (12) months following the date of such Distribution, then the holder of the applicable Allowed Claim shall cease to be entitled to such Distribution and such Distribution shall, subject to applicable law, be retained by the Reorganized Debtor.

                  (b) Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan may be made by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law.

                  (c) Fractional Plan Securities. Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any Initial Distribution or Interim Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock only will include the next lower whole number. When any Final Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number; and (ii) fractions less than 1/2 will be rounded to the next lower number. The total number of shares of New Common Stock specified to be distributed to holders of Class 3 Claims will be adjusted as necessary to account for the rounding provided for herein. If, as a result of such rounding, the number of shares of New Common Stock to be distributed to holders of Allowed Class 3 Claims differs from the aggregate number of shares of New Common Stock specified to be distributed pursuant to the Plan to holders of Allowed Claims in such Class, the aggregate number of shares of New Common Stock specified with respect to holders of Allowed Claims in such Class will be adjusted upward or downward to provide for the appropriate distribution of New Common Stock, as the case may be. No consideration will be provided in lieu of fractional shares that are rounded down, except that with respect to Distributions to be made on the Initial Distribution Date or Distributions to be made on Interim Distribution Dates or on such other dates as specified in Section 4.03(a) hereto, such fractional shares shall, with respect to each Allowed Class 3 Claim, be deemed held by the Reorganized Debtor for the benefit of the holder of such Allowed Class 3 Claim, to be aggregated with the remaining Distribution to be allocated to such holder on the Final Distribution Date. In addition, notwithstanding the foregoing, no de minimis distribution shall be made, as provided in Section 6.02(g) of this Plan.

                  (d) Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

                  (e) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive, respecting such

Claim, any Distribution (of a value set forth herein) in excess of the Allowed amount of such Claim. Except as expressly provided herein, no Claim shall be allowed to the extent that it is for postpetition interest.

                  (f) Disputed Payments. If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any Distribution under the Plan, the Reorganized Debtor may retain such Distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute and withhold from such Distribution an amount equal to the fees and costs incurred by the Reorganized Debtor in resolving such dispute.

                  (g) De Minimis Distributions. No: (i) Cash payment of less than $50.00; (ii) Distribution of less than $1,000 face value of New Tranche A Notes; or (iii) Distribution of less than $1,000 face value of New Tranche B Notes, shall be required to be made to the holder of any Claim.

                  (h) Withholding Taxes. Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Plan distributions.

                  (i) Distribution When a Disputed Claim Becomes an Allowed Claim. Promptly after a Disputed Claim becomes an Allowed Claim, unless a later time is provided for in the Plan or by agreement of the parties, the Reorganized Debtor shall make a Distribution to the holder of such Allowed Claim as if such Claim had been an Allowed Claim on all the prior Distribution Date(s).


                  6.04. Objections to Claims. Except as set forth in Section 4.03(c) of the Plan and unless otherwise ordered by the Bankruptcy Court, all objections to Claims shall be filed with the Bankruptcy Court and served on the applicable claimant on or prior to ninety (90) days after the later of: (a) the Effective Date; and (b) the date a Claim is filed with the Bankruptcy Court and served on counsel for the Reorganized Debtor.


                  6.05. Settlement of Claims. Subsequent to the Effective Date, the Reorganized Debtor shall have the authority to resolve any Disputed Claim for an Allowed Claim of less than $1,000,000 without further Bankruptcy Court order and subject only to the filing of a notice of such settlement with the Bankruptcy Court. Any such settlement shall be binding upon all parties in interest in the Chapter 11 Cases.

                  6.06. Setoff and Recoupment. The Reorganized Debtor may (except for those claims specifically excluded by Section 4.03(b) herein), but shall not be required to, set off or recoup against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim claims of any nature that the Debtor or Reorganized Debtor may have against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim against the Debtor or Reorganized Debtor shall constitute a waiver or release by the Debtor or Reorganized Debtor of any claim that the Debtor or the Reorganized Debtor may possess against such holder.

                                  ARTICLE VII.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  7.01. Rejection.

                  (a) Leases and Contracts to be Rejected. On the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtor, pursuant to section 365 of the Bankruptcy Code, shall reject all of its Executory Contracts except those that: (i) are the subject of motions to assume or reject pending on the Confirmation Date; (ii) were assumed or rejected before the Confirmation Date; (iii) are listed on Schedule 7.02 annexed hereto; or (iv) become the subject of a dispute over the amount or manner of cure and for which the Debtor or the Reorganized Debtor, as the case may be, makes a motion, at any time, to reject such contract or lease based upon the existence of such dispute; provided, however, that the Debtor shall not be required to assume or reject any Executory Contract with any party that is a debtor under the Bankruptcy Code unless and until such contract or lease has been assumed or rejected by such other party.

                  (b) Effect of Post-Confirmation Rejection. The entry by the Bankruptcy Court after the Confirmation Date of an order authorizing the rejection of an Executory Contract shall result in such rejection being a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code.

                  (c) Deadline to File Rejection Damage Claims. Each Entity who is a party to a contract or lease rejected under the Plan must file with the Bankruptcy Court and serve on the Debtor's attorneys, not later than thirty (30) days after the Confirmation Date, a proof of Claim for damages alleged to arise from the rejection of the applicable contract or lease or be forever barred from filing a Claim, or sharing in Distributions under the Plan, related to such alleged rejection damages.

                  7.02. Assumption.

                  (a) Leases and Contracts to be Assumed. Annexed hereto as
Schedule 7.02 is a list of the Executory Contracts deemed to be assumed by the Debtor under the Plan as of the Confirmation Date (but subject to the occurrence of the Effective Date) pursuant to section 365 of the Bankruptcy Code, and the cure amounts necessary for such assumptions.

                  (b) Deadline to Object to Cure Amounts. If prior to the Confirmation Date or such other date as the Bankruptcy Court may fix, a party to such an Executory Contract listed on Schedule 7.02 hereto fails to file with the Bankruptcy Court and serve upon the attorneys for the

Debtor an objection to the applicable cure amount listed on such Schedule, then such party shall be forever barred from asserting any additional or other amounts against the Debtor respecting such cure amount.

                  (c) Method of Cure. At the election of the Reorganized Debtor, any monetary defaults under each Executory Contract to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount in Cash within forty-five (45) days after the Effective Date or such longer period ordered by the Bankruptcy Court; or (ii) on such other terms as may be agreed to by the parties to such Executory Contract. If a dispute occurs regarding: (A) the cure amount; (B) the ability of the Debtor to provide adequate assurance of future performance under the contract or lease to be assumed; or (C) any other matter pertaining to assumption, then the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption. Notwithstanding anything herein to the contrary, the Debtor shall retain its right to reject any Executory Contract that is subject to a dispute concerning amounts necessary to cure any defaults, until thirty (30) days following entry of a Final Order establishing the cure amount.


                                 ARTICLE VIII.

                DISCHARGE, RELEASE, INDEMNIFICATION, ABANDONMENT,
                            AND SETTLEMENT OF CLAIMS


                  8.01. Discharge.

                  (a) Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all Claims. The discharge of the Debtor shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim, whether the Claim has been asserted, or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim, any holder of such Claim shall be precluded from asserting such Claim against the Debtor or the Reorganized Debtor's assets or properties, or any other or further Claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature relating to any Claim.

                  (b) Injunction. In accordance with sections 524 and 1141 of the Bankruptcy Code, the discharge provided by this section and by the Confirmation Order, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims discharged hereby.

                  (c) Release of Securities. Except as otherwise provided below, each holder of any Claim, shall surrender to the Reorganized Debtor any note, instrument, document, certificate, subordinated note, agreement, certificated security or other item, if any, evidencing such Claim. No Distribution hereunder shall be made to or on behalf of any holder of a Claim unless and until such holder executes and delivers to the Reorganized Debtor such items described above, or demonstrates non-availability of such items to the satisfaction of the Reorganized Debtor, including requiring such holder to post a lost instrument or other indemnity bond, among other things, to hold the Reorganized Debtor or the Old Indenture Trustee, as applicable, harmless in respect of such instrument or other item described above and any Distributions made in respect thereof. The Reorganized Debtor or the Old Indenture Trustee, as applicable, may reasonably require the holder of such Claim to hold the Reorganized Debtor or the Old Indenture Trustee, as applicable, harmless up to the amount of any Distribution made in respect of such unavailable note, instrument, document, certificate, subordinated note, agreement, certificated security or other item evidencing such Claim. Any such holder that fails to execute and deliver such release of Liens or other items described above or satisfactorily explain their non-availability to the Reorganized Debtor or the Old Indenture Trustee, as applicable, within 240 days of the Effective Date shall be deemed to have no further claim against the Debtor and the Reorganized Debtor or their property in respect of such Claim and shall not participate in any Distribution hereunder, and the Distribution that would otherwise have been made to such holder shall be treated as Unclaimed Property. Notwithstanding the foregoing provisions of this paragraph (c), the Debtor or the Reorganized Debtor may waive such provisions in any case or cases if it determines that such waiver would not be adverse to the interests of the Debtor or the Reorganized Debtor, as the case may be.

                  (d) Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full satisfaction, settlement, release and discharge of such respective Claims or Interests.

                  (e) Consent to Use of Tax Attributes and Receipt of Benefits of Causes of Action. As of the Effective Date, all Creditors that actually receive Distributions under the Plan shall be conclusively deemed to acknowledge and agree, solely in their capacity as Creditors, that from and after the Effective Date:

                  (i) the Reorganized Debtor shall be entitled to utilize, without compensation, all losses and tax attributes of: (A) the Reorganized Debtor; (B) all entities that are members of the NEGT Consolidated Group; and (C) all entities that are disregarded as entities separate from their owners where such owners are entities described in clause (i)(B);

                  (ii) the Reorganized Debtor shall be entitled to retain, without compensation, for distribution to Creditors entitled to Distributions as provided under the Plan, all amounts recovered or received from PG&E Corporation with respect to PG&E Corporation's use, recovery in respect of, or receipt of funds relating to losses or tax attributes of (A) the Debtor for the period during which the Debtor was a member of the PG&E Consolidated Group; (B) all entities that are members of the PG&E Consolidated Group; and (C) all entities that are disregarded as entities separate from their owners where such owners are entities described in clause (i)(B); and

                  (iii) No member of the NEGT Group shall have any liability to any Entity as a result of the utilization of tax losses or other tax attributes of any Entity by the NEGT Group or by the PG&E Consolidated Group.

Nothing contained herein shall be deemed to waive, release or diminish the rights of the Reorganized Debtor against subsidiaries which are not Creditors with respect to tax loss attributes or payments.

                  8.02. Expense Deposits. In consideration for the compromises and settlements embodied in the Plan, expense deposits made to or for the benefit of any of the Creditors listed on Schedule 4.03 hereof (such expense deposits to be Allowed Administrative Claims hereunder which to the extent previously received and retained shall be deemed paid), the Debtor, on behalf of its estate, and the Official Committees shall be deemed to waive any claim arising out of any pre-Petition Date expense deposits, made to or for the benefit of any of the Creditors listed on Schedule 4.03 hereof and such Creditors shall be entitled to retain the full amount of such expense deposits as compensation for services rendered; provided, however, that if for any reason, notwithstanding the stipulation of the parties to the contrary, the Distributions on account of the Claims arising under the Revolving Credit Agreement are not reduced by $2.45 million on account of the pre-Petition Date expense deposit made for the benefit of JP Morgan Chase as administrative agent (the "USGen Deposit"), all claims of the Debtor and its estate against any Entity on account of the USGen Deposit shall survive confirmation of the Plan.

                  8.03. Release. The following release shall be valid, binding, and enforceable and shall supplement any benefits from sections 524 and 1141 of the Bankruptcy Code to the Debtor or the Reorganized Debtor and to other parties involved in the Chapter 11 Case:

                  AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE: (A) THE DEBTOR, THE REORGANIZED DEBTOR, THEIR SUCCESSORS AND ASSIGNS; (B) DIRECTORS AND OFFICERS AS OF THE CONFIRMATION DATE (EACH IN THEIR CAPACITY AS SUCH); (C) FORMER DIRECTORS AND OFFICERS (EACH IN THEIR CAPACITY AS
SUCH) WHO HELD SUCH POSITIONS WITH THE DEBTOR ON OR AFTER JULY 9, 2003; AND (D) AGENTS, ATTORNEYS, ADVISORS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND EMPLOYEES OF THE DEBTOR (EACH IN THEIR CAPACITY AS SUCH), SHALL NOT HAVE OR INCUR ANY LIABILITY TO ANY ENTITY FOR ANY CLAIM, OBLIGATION, RIGHT, CAUSE OF ACTION OR LIABILITY (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS ARISING OUT OF ANY ALLEGED FIDUCIARY OR OTHER DUTY OR THE AVOIDANCE OF PREFERENCES OR FRAUDULENT CONVEYANCES) WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION OR OCCURRENCE FROM THE BEGINNING OF TIME THROUGH THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR; AND ALL CLAIMS BASED UPON OR ARISING OUT OF SUCH ACTIONS OR OMISSIONS SHALL BE FOREVER WAIVED AND RELEASED; PROVIDED, HOWEVER, THAT THIS SECTION SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY ENTITY OR ENTITY THAT OTHERWISE WOULD RESULT FROM ANY ACTION OR OMISSION TO THE EXTENT THAT SUCH ACTION OR OMISSION IS DETERMINED IN A

FINAL ORDER TO HAVE CONSTITUTED WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

                  THE RELEASE DESCRIBED ABOVE SHALL BE ENFORCEABLE AS A MATTER OF CONTRACT AGAINST ANY HOLDER OF A CLAIM TIMELY NOTIFIED OF THE PROVISIONS OF THE PLAN. CLAIMANTS OF THE DEBTOR SHALL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM THAT IS RELEASED AS PROVIDED HEREIN.

                  8.04. Revesting and Vesting. Except as otherwise provided in the Plan, on the Effective Date all property comprising the estate of the Reorganized Debtor shall vest in the Reorganized Debtor, free and clear of all claims, Liens, charges, encumbrances and interests of creditors and equity security holders (except to the extent that such claims, Liens, charges, encumbrances and/or interests have been reinstated, or as otherwise expressly provided herein).

                  8.05. Postconfirmation Operations. As of the Effective Date, the Reorganized Debtor may operate its businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses or related support services after the Confirmation Date without any application to the Bankruptcy Court.

                  8.06. Survival of Certain Indemnification Obligations. The obligations of the Debtor to indemnify individuals who serve or served after the Petition Date as the Debtor's directors, officers, agents, employees, representatives, and others, including (without limitation) professional persons retained by the Debtor, pursuant to the Debtor's certificate of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and others, including (without limitation) professional persons retained by the Debtor, based upon any act or omission related to service with, for or on behalf of the Debtor on or before the Effective Date as such obligations were in effect at the time of any such act or omission, shall not be discharged or impaired by confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtor regardless of such confirmation, consummation, and reorganization.

                  8.07. Limitation on Liability Regarding Chapter 11 Activities. THE DEBTOR, THE OFFICIAL COMMITTEES, THE INFORMAL GROUP OF HOLDERS OF THE OLD SENIOR NOTES, THE PARTIES SET FORTH ON SCHEDULE 8.07(A) AND EACH OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, MEMBERS OR AGENTS (EACH ACTING IN SUCH CAPACITY), AND ANY PROFESSIONAL PERSONS EMPLOYED BY ANY OF THEM, WILL NOT HAVE OR INCUR ANY LIABILITY TO ANY PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR RELATED TO THE FORMULATION, PREPARATION, DISSEMINATION, IMPLEMENTATION, CONFIRMATION, OR CONSUMMATION OF THE PLAN, THE DISCLOSURE STATEMENT, ANY CONTRACT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO, OR ANY OTHER ACTION TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH THE PLAN OR THE CHAPTER

11 CASES, AND ALL CLAIMS BASED UPON OR ARISING OUT OF SUCH ACTIONS OR OMISSIONS WILL BE FOREVER WAIVED AND RELEASED; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL AFFECT THE LIABILITY OF ANY ENTITY THAT OTHERWISE WOULD RESULT FROM ANY ACTION OR OMISSION TO THE EXTENT THAT SUCH ACTION OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.


                                  ARTICLE IX.

                  CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

                  9.01. Conditions to Confirmation. Except as provided in
Section 9.03 below, the following are conditions precedent to confirmation of the Plan:

                  (a) The Bankruptcy Court shall have entered the Confirmation Order which shall have been submitted by the Debtor in form reasonably acceptable to each of the Official Committees.

                  (b) The Litigation Trustee shall have been appointed and the Litigation Trust shall have become effective, including its initial funding pursuant to the Plan.

                  (c) Each member of the affiliated group, as defined in Section 1504(a) of the IRC, of which the Reorganized Debtor will be the common parent as of the Effective Date, shall have agreed in writing to join the NEGT Consolidated Group.

                  9.02. Conditions to Effective Date. Except as provided in
Section 9.03 below, the Plan may not be consummated unless each of the conditions set forth below has been satisfied:

                  (a) The Confirmation Order shall have been entered and not be the subject of any judicial stay.

                  (b) The Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor to be necessary to implement the Plan.

                  (c) The New Indentures shall have been qualified under the Trust Indenture Act.

                  (d) Each of the New Indentures, the New Tranche A Notes, the New Tranche B Notes, the Litigation Trust Agreement and the Amended and Restated Certificate of Incorporation and By-Laws for the Reorganized Debtor shall be in form and substance reasonably satisfactory to the Official Committees.

                  (e) All instruments and documents required in connection with the issuance of the Non-Cash Consideration shall have been fully executed, each in form and substance reasonably satisfactory to the Official Committees.


                  (f) Not more than ninety (90) days shall have elapsed since the Confirmation Order shall have been entered.

                  9.03. Waiver of Conditions to Confirmation and Effective Date.

                  (a) Waiving Party. Except for the condition set forth in
Section 9.01(a), each of the conditions to confirmation of the Plan or the occurrence of the Effective Date may be jointly waived in whole or in part by the Debtor and each of the Official Committees, without notice and a hearing.

                  (b) Effect of Waiver or Failure to Waive. Any such waiver(s) shall not affect the Debtor's benefits under the "mootness doctrine." The failure to satisfy or waive any condition may be asserted by the Debtor, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act, or inaction by the Debtor). The failure of the Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.


                  (c) Method of Waiver. To be effective, any such waiver(s) must be in writing and filed with the Bankruptcy Court.

                  9.04. Effect of Nonoccurrence of the Conditions to Effective Date. If each of the conditions to the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the Confirmation Date (or by such later date as the Debtor proposes and the Bankruptcy Court approves, after notice and a hearing), upon motion by any party in interest, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Liens on property of the Debtor; or (b) prejudice in any manner the rights of the Debtor, including (without limitation) the right to seek further extensions of the exclusivity periods under section 1121(d) of the Bankruptcy Code, which exclusivity periods shall be deemed to have been extended to the date twenty (20) days after the date of entry of any order vacating the Confirmation Order, subject to the rights of any party to seek to shorten the exclusivity periods after notice and hearing.

                  9.05. Conditions to Closing Date.

                  (a) One or more of the Purchase Agreements to sell one or more of the material assets shall have been executed.

                  (b) The Sale Order for the relevant Purchase Agreement shall have been entered by the Bankruptcy Court.

                                   ARTICLE X.

                            ADMINISTRATIVE PROVISIONS

                  10.01. Retention of Jurisdiction. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction for the following purposes:

                  (a) Determination of the allowability of Claims against, or the administrative expenses of, the Debtor (except those Claims that are Allowed Claims pursuant to the Plan, unless such determination is made pursuant to a reconsideration or modification of the entire Plan), and the validity, extent, priority, and nonavailability of consensual and nonconsensual Liens and other encumbrances;

                  (b) Determination of the Debtor's tax liability pursuant to section 505 of the Bankruptcy Code;

                  (c) Approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection, of any Executory Contract of the Debtor;

                  (d) Resolution of controversies and disputes regarding the enforcement or interpretation of the Plan, the Confirmation Order, or the Bankruptcy Court's orders that survive confirmation of the Plan pursuant to the Plan or other applicable law;

                  (e) Implementation of the provisions of the Plan, and entry or orders in aid of confirmation and consummation of the Plan and enforcing settlements or orders entered during the Chapter 11 Cases or as part of the Plan, including, without limitation, appropriate orders to protect the Reorganized Debtor from actions by Creditors of the Debtor and resolution of disputes and controversies regarding property of the Debtor's estate and the Reorganized Debtor;

                  (f) Modification of the Plan pursuant to section 1127 of the Bankruptcy Code;

                  (g) Commencement and adjudication of any causes of action that arose preconfirmation or in connection with the implementation of the Plan, including Avoidance Actions, Parent Litigation Claims, and other actions against third parties brought or to be brought by the Debtor, the Reorganized Debtor, the Litigation Trustee or other successors of the Debtor as the representative of the Debtor's estate, or a party in interest (as a representative of the Debtor's estate);

                  (h) Entry of a Final Order closing the Chapter 11 Cases;

                  (i) Resolution of disputes concerning Disputed Claims, Claims for disputed Distributions and recharacterization or equitable subordination of Claims;

                  (j) Resolution of any disputes concerning any release under the Plan of a nondebtor or the injunction under the Plan, or in the Confirmation Order, against acts, employment of process, or actions against such nondebtor;

                  (k) Resolution of any disputes concerning whether an Entity had sufficient notice of, among other things, (i) the Chapter 11 Cases; (ii) the Bar Date or the Administrative Bar Date; (iii) the hearing on the approval of the Disclosure Statement as containing adequate information; or (iv) the hearing on confirmation of the Plan for the purpose of determining whether a Claim is discharged hereunder;

                  (l) Issuance of injunctions, grant and implementation of other orders, or taking such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

                  (m) Resolution of controversies and disputes regarding settlement agreements, orders, injunctions, judgments, and other matters entered or approved by the Bankruptcy Court in connection with any adversary proceeding, discovery, or contested matter in the Chapter 11 Cases;

                  (n) Correction of any defect, cure of any omission or reconciliation of any inconsistency in the Plan, the Confirmation Order, organizational documents of the Reorganized Debtor or any other documents relating to the Plan, as may be necessary to carry out the purposes or intent of the Plan;

                  (o) Adjudication of any pending adversary proceeding, or other controversy or dispute, in the Chapter 11 Cases, which arose pre-confirmation and over which the Bankruptcy Court had jurisdiction prior to confirmation of the Plan;

                  (p) Entry and implementation of such orders as may become necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

                  (q) Resolution of Claims arising under section 503(b) of the Bankruptcy Code;

                  (r) Resolution of controversies and disputes regarding the Sale Transactions;

                  (s) Resolution of any claim concerning the liability under Treasury Regulation ss. 1.1502-6 of the IRC or comparable provisions of state and local tax laws, of any member of the NEGT Consolidated Group, for taxes of the PG&E Consolidated Group, including against non-Debtor subsidiaries that have been sold; and

                  (t) Determination of any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement.

                  10.02. Plan Revocation.

                  (a) Pre-Confirmation Amendments. The Debtor reserves the right to modify the Plan at any time prior to the Confirmation Date, subject to the consent (not to be unreasonably withheld) of each of the Official Committees.

                  (b) Revocation of the Plan. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

                  10.03. Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assign of such Entity.

                  10.04. Severability. Should any provision in the Plan be determined to be unenforceable following the Confirmation Date, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan; provided that the Plan, as modified, meets the requirements of the Bankruptcy Code, including, without limitation, section 1127 of the Bankruptcy Code.

                  10.05. Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply, or as otherwise expressly provided in the Plan, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

                  10.06. Official Committees. As of the Final Closing Date, the duties of the Official Committees shall terminate except as to: (a) any appeal or motion for reconsideration of the Confirmation Order; and (b) objections to Fee Claims.

                  10.07. Application of Bankruptcy Code Section 1146(c). The issuance, transfer, or exchange of notes or securities under this Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, sales, use, mortgage recording or similar tax, and each recording or other agent of any governmental office shall record any such documents of issuance, transfer, or exchange without any further direction or order from the Bankruptcy Court.

                  10.08. The Reorganized Debtor shall make adequate arrangements to satisfy (i) all of the Seller Parties' (as defined in the TransCanada Purchase Agreement) obligations under the TransCanada Purchase Agreement that constitute contingent or actual Allowed Administrative Claims and (ii) all taxes, if any, payable by the Seller Parties as a result of the transactions contemplated by the TransCanada Purchase Agreement.

                  10.09. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28, United States Code, due and payable through the Effective Date shall be paid by the Debtor or the Reorganized Debtor on or before the Effective Date and amounts due thereafter shall be paid by the Reorganized Debtor in the ordinary course. The Administrative Bar Date shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

                  10.10. Continuation of Injunctions and Stays. Unless otherwise provided, all injunctions or stays ordered in the Chapter 11 Case, pursuant to section 105 of the Bankruptcy

Code or otherwise, and extant on the Confirmation Date shall remain in full force and effect unless or until subsequently modified or terminated.

                  10.11. Interpretation. The words "herein," "hereof," "hereto," "hereunder," and others of similar inference refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan unless otherwise specified herein. Except for the rule contained in section 102(5) of the Bankruptcy Code, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. The headings in the Plan are only for convenience of reference and shall not limit or otherwise affect the provisions of the Plan. A term used herein or elsewhere in the Plan that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules. To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions in any of documents that are executed and delivered in connection with the Effective Date, and in a form reasonably acceptable to the Official Committees, including but not limited to the New Indentures and the Litigation Trust Agreement, the provisions of such documents shall govern.


                                     Submitted by:



Dated:  February 26, 2004            NATIONAL ENERGY & GAS TRANSMISSION, INC.



                                     By: _____________________________________
                                          Vice President and General Counsel

                                  SCHEDULE 4.03

               Allowed Amounts of Certain General Unsecured Claims

Claims                               Parties                                        Allowed Amount (Aggregate) (1)
------                               -------                                        ------------------------------
-------------------------------------------------------------------------------------------------------------------
Revolving Credit Agreement           Holders (including, for purposes of Section    $619,774,019.83
Claims                               5.10(a) of the Plan, their predecessors in
                                     interest, successors and assigns) of Claims
                                     under that certain $1,250,000,000 amended
                                     and restated credit agreement, dated as of
                                     August 22, 2001, among National Energy &
                                     Gas Transmission, Inc. as the Borrower, The
                                     Chase Manhattan Bank (now known as JPMorgan
                                     Chase Bank), as Issuing Bank, the several
                                     lenders from time to time parties thereto,
                                     Barclays Bank PLC and Westdeutsche
                                     Landesbank Girozental, New York Branch as
                                     Documentation Agents, Dresdner Bank AG, New
                                     York and Grand Cayman Branches, and the
                                     Royal Bank of Scotland PLC, as Syndication
                                     Agents, The Chase Manhattan Bank (now known
                                     as JPMorgan Chase Bank), as Administrative
                                     Agent and J. P. Morgan Securities Inc., as
                                     Lead Arranger and Bookrunner, as amended,
                                     modified or supplemented

Equipment Revolver Guarantee         Holders (including, for purposes of Section    $217,048,563.36
Claims                               5.10(a) of the Plan, their predecessors in
                                     interest, successors and assigns) of Claims
                                     under that certain guarantee and agreement
                                     (Turbine Credit Agreement), dated as of May
                                     29, 2001, made by National Energy & Gas
                                     Transmission, Inc. in favor of Societe
                                     Generale, on behalf of each of the
                                     financial institutions party thereto, as
                                     amended, modified or supplemented

--------

(1) Each amount set forth herein may be increased by the amount of the aggregate amount of unpaid interest and all other amounts payable in connection with the obligations due and owing under the applicable documents subject to (i) any limitations contained in such documents and
     (ii) applicable law, as determined by the Bankruptcy Court.

Claims                               Parties                                        Allowed Amount (Aggregate) (1)
------                               -------                                        ------------------------------
-------------------------------------------------------------------------------------------------------------------
La Paloma Guarantee Claims           Holders (including, for purposes of Section    $385,001,291.45
                                     5.10(a) of the Plan, their predecessors in
                                     interest, successors and assigns) of Claims
                                     under that certain guarantee and agreement
                                     (La Paloma), dated as of April 6, 2001,
                                     made by National Energy & Gas Transmission,
                                     Inc. in favor of Citibank, N.A., as
                                     security agent for certain financial
                                     institutions as amended, modified or
                                     supplemented

Lake Road Guarantee Claims           Holders (including, for purposes of Section    $238,908,487.38
                                     5.10(a) of the Plan, their predecessors in
                                     interest, successors and assigns) of Claims
                                     under that certain guarantee and agreement
                                     (Lake Road), dated as of April 6, 2001,
                                     made by National Energy & Gas Transmission,
                                     Inc. in favor of Citibank, N.A., as
                                     security agent for certain financial
                                     institutions, as amended, modified or
                                     supplemented

GenHoldings Guarantee Claims         Holders (including, for purposes of Section    $354,720,386.00
                                     5.10(a) of the Plan, their predecessors in
                                     interest, successors and assigns) of Claims
                                     under that certain amended and restated
                                     guarantee and agreement (GenHoldings I,
                                     LLC), dated as of March 15, 2002, made by
                                     National Energy & Gas Transmission, Inc. in
                                     favor of Societe Generale, as amended,
                                     modified or supplemented

Claims                               Parties                                        Allowed Amount (Aggregate) (1)
------                               -------                                        ------------------------------
-------------------------------------------------------------------------------------------------------------------

NEGT Energy Trading LC               Holders (including, for purposes of Section    $22,116,038.11
Facility Guarantee Claims            5.10(a) of the Plan, their predecessors in
                                     interest, successors and assigns) of Claims
                                     under that certain $35,000,000 credit
                                     agreement, dated as of November 13, 1998,
                                     among NEGT Energy Trading Gas Corporation,
                                     NEGT Energy Trading, Canada Corporation,
                                     NEGT Energy Trading Power Holdings
                                     Corporation, NEGT Energy Trading Power,
                                     L.P. and The Chase Manhattan Bank (now
                                     known as JPMorgan Chase Bank), as amended,
                                     modified or supplemented

Old Senior Note claims               Holders (including, for purposes of Section    $1,125,496,527.78
                                     5.10(a) of the Plan their predecessors in
                                     interest, successors and assigns) of claims
                                     under that certain indenture, dated as of
                                     May 22, 2001 between National Energy & Gas
                                     Transmission, Inc. and Wilmington Trust
                                     Company or its successor, as trustee
                                     thereunder, as amended modified or
                                     supplemented.


                                  Schedule 7.02


                                  INTER-COMPANY
                                  -------------
                               SERVICE AGREEMENTS
                               ------------------

1. Service Agreement dated June 23, 2003- PG&E National Energy Group, Inc. (Provider) and PG&E Gas Transmission, Northwest Corporation and Amendment #1 to Service Agreement

2. Service Agreement dated June 23, 2003- PG&E National Energy Group, Inc. (Provider) and PG&E Generating Energy Group, LLC

3. Service Agreement dated June 23, 2003- PG&E National Energy Group, Inc. (Provider) and PG&E Generating Power Group, LLC

4. Service Agreement dated June 23, 2003- PG&E National Energy Group, Inc. (Provider) and PG&E Energy Trading Holdings Corporation

5. Prepaid Service Contract dated June 23, 2003- NEG Services Company, LLC (Provider) and PG&E National Energy Group, Inc.

6. TSA dated October 31, 2002 between PG&E National Energy Group, Inc and PG&E National Energy Group Company (Provider)

7. TSA dated October 31, 2002 between PG&E National Energy Group Company and PG&E National Energy Group, Inc. (Provider)


                           SOFTWARE LICENSE AGREEMENTS
                           ---------------------------

1. Software License Agreement between PG&E National Energy Group, Inc. and Interwoven-Teamsite dated October 31, 2000

2. Software License Agreement between PG&E National Energy Group, Inc. and ISS, Inc. dated April 1, 2002

3. Software License Agreement between National Energy & Gas Transmission, Inc. and Network Associates dated October 8, 2001

4. Software License Agreement between PG&E National Energy Group, Inc. and Softmart dated August 6, 2001

5. Software License Agreement between National Energy & Gas Transmission, Inc. and Intuit

6. Software License Agreement between PG&E National Energy Group, Inc. and Ultimus, Inc. dated December 31, 2001

7. Software License Agreement between PG&E National Energy Group, Inc. and UUNET Technologies, Inc. dated September 26, 2002

8. Sales Agreement and Software License between Kronos Incorporated and PG&E National Energy Group Inc., dated August 23, 2000

9. Maintenance Agreement between Kronos Incorporated and PG&E National Energy Group, Inc., dated August 23, 2000

                           OTHER CONTRACTS/AGREEMENTS
                           --------------------------

1. Software Subscription Service Agreement between SuccessFactors.com, Inc. and PG&E National Energy Group, Inc. dated July 28, 2000

2. Mutual Release and Hold Harmless Agreement between Waymon Nipper Jr., PG&E National Energy Group, Inc. and RAMCO, dated February 19, 2002

3. Umbrella/Excess Liability Insurance issued by Marsh USA Inc. to PG&E National Energy Group, Inc., dated October 2, 2003

4. Pollution Legal Liability Select Policy Insurance issued by Marsh USA, Inc. to PG&E National Energy Group, Inc., dated August 6, 2003

5. UUDirect T3 Burnstable Agreement between PG&E National Energy Group, Inc. and UUNet Technologies, Inc., dated December 20, 2000 as amended by Amendment No. 1 to the UUDirect T3 Burstable Agreements between PG&E National Energy Group, Inc. and MCI Worldcom Communications, Inc., dated December 20, 2000

6. Work Authorization between PG&E National Energy Group, Inc. and GoTrain.net, LLC, dated August 2, 2001

7. Services Agreement by and between Sun Microsystems and PG&E National Energy Group, Inc.

8. Consulting Services Agreement dated as of July 22, 2003 by and between PG&E National Energy Group, Inc. and Rapidigm, Inc.

9. Notwithstanding anything to the contrary in the Plan, all the sharing agreements and arrangements between the Debtor and PG&E Corporation, whether written or oral, to the extent they constitute executory contracts within the meaning of Bankruptcy Code Section 365, shall be deemed assumed as of the Confirmation Date.

                                SCHEDULE 8.07(a)



AEGON USA Investment Management, LLC California Public Employees Retirement System (CALPERS) John Hancock Financial Services, Inc.
Wilmington Trust Company
Wind River Corporation
ABN AMRO Bank N.V.
Citibank, N.A.
Citicorp USA, Inc.
Credit Lyonnais New York Branch
JP Morgan Chase Bank
Liberty Electric Power, LLC
Societe Generale
The Royal Bank of Scotland, plc
Dodge & Cox
Northwestern Mutual Life Insurance Company
Principal Financial Group
MacKay Shields LLC

                                   APPENDIX 2

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                    NATIONAL ENERGY & GAS TRANSMISSION, INC.


         The undersigned does hereby certify that:

         1. He is a duly elected and acting authorized officer of National Energy & Gas Transmission, Inc. (the "Corporation").

         2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware (the "DGCL"), the Corporation has adopted this Amended and Restated Certificate of Incorporation, amending and restating in its entirety its Certificate of Incorporation (originally filed with the Secretary of State of the State of Delaware on December 18, 1998 under the name "PG&E Diversified Investments, Inc."), as amended by a Certificate of Amendment of Certificate of Incorporation filed on August 24, 1999, as further amended by a Certificate of Amendment of Certificate of Incorporation filed on March 1, 2001 and as further amended by a Certificate of Amendment of Certificate of Incorporation filed on October 3, 2003.

         3. Pursuant to Section 303 of the DGCL, the amendment and restatement of the Certificate of Incorporation of the Corporation was authorized by a Plan of Reorganization of the Corporation and certain affiliated debtors under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), confirmed on ___ by order of the United States Bankruptcy Court for the District of Maryland, Greenbelt Division, as the same may have been amended and/or modified (the "Plan"), which court has jurisdiction of the proceedings of the Corporation under the Bankruptcy Code.

         4. The Certificate of Incorporation is hereby amended and restated as follows:

                                   ARTICLE I

         The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                    National Energy & Gas Transmission, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

                                   ARTICLE IV

         Section 1. Authorized Shares. The Corporation shall be authorized to issue ____ shares of capital stock, $.01 par value per share, all of which shares shall constitute one class and shall be designated as Common Stock ("Common Stock").

         Section 2. Voting. The shares of Common Stock shall have full voting rights, each share to entitle the holder thereof to one vote.

         Section 3. No Impairment. Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting equity securities of any class, series or other designation to the extent prohibited by
Section 1123(a)(6) the Bankruptcy Code; provided that the foregoing restriction shall (i) have no force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such
Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.

                                   ARTICLE V

         Section 1. Number of Directors. The Board of Directors shall consist of seven (7) members. Any director may resign at any time upon written notice to the Corporation. Except as set forth in this Article V or Article IX, the nominations, qualifications, tenure, vacancies and removal of the Directors shall be set forth in the By-laws of the Corporation.

         Section 2. Nomination and Independence of Directors. The members of the Board of Directors shall consist of the Chief Executive Officer (the "CEO") of the Corporation, an additional officer of the Corporation, and five persons to be jointly designated by the Official Committees (as defined in the Plan). At least [0] of the directors must be "independent," within the meaning of the rules, regulations and policies of any stock exchange or interdealer quotation system on which the Common Stock is then listed or quoted, or if the Common Stock is not then listed or quoted, within the meaning of the rules, regulations and policies of the NASDAQ Stock Market (or its successor organization), whether or not such rules, regulations and policies apply at any time to the Corporation.

         The names and mailing addresses of the persons who are to serve as initial directors are:

         Name:                            Address:
         -----------------------------------------------------------------------

         Section 3. Replacement of Directors.

         (a) Subject to Section 3(b) hereof, any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal, and provided further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. Subject to Section 3(b) hereof, in case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase.

         (b) A nominating committee comprised of the CEO and two independent directors then in office shall nominate for election by the stockholders entitled to vote with respect to election of such person, by affirmative vote of each member of such committee, the same or a different person satisfying the requirements for an independent director upon the expiration of an independent director's term. Upon the death, incapacity, resignation, retirement or removal or disqualification of an independent director, such committee shall nominate and elect by affirmative vote of each member of such committee, a person satisfying the requirements for an independent director which nominee shall serve as a director until the next vote of the stockholders entitled to vote with respect to the election of such person. If the independent director serving on such committee dies or is incapacitated, resigns or is removed or ceases to be independent, another independent director chosen by the Board of Directors shall serve on the nominating committee for such purpose.

         Section 4. Amendment. Any of the provisions of this Article V may be amended, repealed or otherwise modified, from and after (or concurrently or substantially concurrently with) the occurrence of a Board Modification Event, by resolution of the Board of Directors and approval of such amendment, repeal or modification by the holders of not less than a majority of the issued and outstanding shares of Common Stock entitled to vote thereon. Notwithstanding the foregoing, the Board of Directors may, without the approval of stockholders of the Corporation, change the meaning of the term "independent" as provided in
Section 2 of this Article V. For purposes of this Article V, the following definitions shall apply:

         (a) "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

         (b) "Board Modification Event" means (i) the sale (by merger, consolidation or otherwise) of substantially all of the equity or the operating assets of the Corporation and its consolidated subsidiaries, except in a transaction with one or more Affiliates of the Corporation; (ii) a Change in Control [definition to come from new note indentures]; (iii) the occurrence of the second anniversary of the effective date of the Plan; or (iv) the adoption of a resolution of the

Board of Directors approving such amendment, repeal or modification by unanimous vote or unanimous consent of the directors then in office provided that at least one director satisfying the requirements for an independent director and one director jointly designated by the Official Committees is then in office.


                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal the Bylaws by a majority vote at any regular or special meeting of the Board of Directors or by written consent, subject to the provisions of Section 4 of Article V and to the power of the stockholders of the Corporation to alter or repeal Bylaws made by the Board of Directors.

                                  ARTICLE VII

         The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law (subject to the provisions of Section 4 of Article V); and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                  ARTICLE VIII

         Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 2. Indemnification and Insurance.

         (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subsection (b) of this Section 2, the Corporation shall indemnify any such person seeking indemnification (i) in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors and (ii) only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything otherwise to the contrary, no obligation of the Corporation hereunder or otherwise to indemnify any current or former director, officer, agent or employee in such person's capacity as such shall be discharged or impaired by confirmation or consummation of the Plan, and any such obligation shall continue in effect as an obligation of the Corporation as contemplated, and to the extent provided, by the Plan. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The indemnification and other rights in this Section shall not be eliminated or reduced by any amendment or repeal of this Section except with respect to matters occurring after such amendment or repeal or adoption of an inconsistent provision.

         (b) Right of Claimant to Bring Suit. If a claim under subsection (a) of this Section 2 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or stockholders of the Corporation) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders of the Corporation) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

         (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

                                   ARTICLE IX

         Section 1. Removal of Directors. Any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of shares constituting a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose or by consent in writing in accordance with Article II, Section 6, of the Bylaws, and the vacancy thus created may be filled, at such meeting or by such consent, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

         Section 2. Stockholder Consent. Subject to Article II, Section 3(a) of the Bylaws or except as otherwise provided by law or by this Amended and Restated Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed [?]. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Corporation.

         Section 3. Stockholder Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Chairman of the Board of Directors or the President or by the Secretary at the request of any stockholder or stockholders holding Common Stock representing at least 15% of the share voting power of the Corporation or by resolution of the Board of Directors.

         IN WITNESS WHEREOF, National Energy & Gas Transmission, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its _________ this __ day of ____________.



                                             By: _______________________________
                                                 Name:
                                                 Title:

                                     BYLAWS

                                       OF

                    NATIONAL ENERGY & GAS TRANSMISSION, INC.

                             A DELAWARE CORPORATION

                   AMENDED AND RESTATED AS OF ______ __, _____

                     ---------------------------------------



                                   ARTICLE I

                                     OFFICES

         1. Offices. The registered office of the Corporation shall be in the State of Delaware. The Corporation also may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

         1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

         2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Chairman of the Board of Directors or the President or by the Secretary at the request of any stockholder or stockholders holding Common Stock representing at least 15% of the share voting power of the Corporation or by resolution of the Board of Directors. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

         3. Notice of Meetings.

            (a) Notices of meetings of the stockholders shall be in writing and shall state the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which a meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting.

            (b) For a period of one year from the date of adoption of these Amended and Restated Bylaws (as the same may be amended, supplemented or modified from time to time, the "Bylaws"), notice shall be given to each stockholder entitled to vote at such annual or special meeting not less than fifty-five days before the date of the meeting.

            (c) From and after the one year anniversary of the date of adoption of these Bylaws, notice shall be given to each stockholder entitled to vote at such meeting not less than ten days before the date of the meeting.

            (d) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder in writing, whether before or after such meeting is held.

         4. Quorum and Adjournment. Except as otherwise required by law, by the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended, supplemented or modified from time to time, the "Certificate of Incorporation") or by these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If such majority shall not be present or represented at any meeting of the stockholders, the stockholders present that are entitled to vote thereat, although less than a quorum shall have the power to adjourn the meeting to another time and place.

         5. Adjourned Meetings. When a meeting is adjourned to another time and place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders may transact any business which might have been transacted at the original meeting. If an adjournment is for more than 30 days, or if after an adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

         6. Vote Required. Except as otherwise provided by law, the Certificate of Incorporation or by these Bylaws:

            (a) Directors shall be elected by a plurality of the votes present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors, and

            (b) whenever any corporate action other than the election of Directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter.

         7. Manner of Voting. At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Each stockholder shall be entitled to vote each share of stock having voting power registered in his name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

         8. Stockholder Action Without a Meeting. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, any action required to be taken at any meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed [o]. [Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Corporation.]

                                   ARTICLE III

                                    DIRECTORS

         1. Number. The exact number of directors of the Corporation shall be fixed by the Certificate of Incorporation. At least [o] of the directors must be "Independent", within the meaning of the rules, regulations and policies of any stock exchange or interdealer quotation system on which the Common Stock is then listed or quoted, or if the Common Stock is not then listed or quoted, within the meaning of the rules, regulations and policies of the NASDAQ Stock Market (or its successor organization), whether or not such rules, regulations and policies apply at any time to the Corporation, and including the current Chief Executive Officer and an additional officer of the Corporation. No decrease in the number of directors shall change the term of any director in office at the time thereof. The directors shall be elected at the annual meeting of stockholders in accordance with the procedures set forth in the Certificate of Incorporation, except as provided in Section 2 and Section 3 of this Article, and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

         2. Vacancies. Subject to the requirement that the Board of Directors must at all times include at least [o] Independent directors, in case of a vacancy on the Board of Directors resulting from death, incapacity, resignation, retirement or other cause or a vacancy resulting from newly created directorships, such vacancy shall be filled in accordance with the procedures set forth in the Certificate of Incorporation. A nominating committee comprised of the Chief Executive Officer and two Independent directors shall nominate and elect, by affirmative vote of each member of such committee, the same or a different person satisfying the requirements for an Independent director upon the expiration of an Independent director's term, or upon the death, incapacity, resignation, retirement or removal or disqualification of an Independent director, which nominee shall serve as a director until the next vote of the stockholders entitled to vote with respect to the election of such person. If the Independent director serving on such committee dies or is incapacitated, resigns or is removed or ceases to be independent, another Independent director chosen by the Board of Directors shall serve on the nominating committee for such purpose.

         3. Resignation/Removal. Any Director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors, and, subject to the requirement that the Board of Directors must at all times include at least [o] Independent directors, the vacancy in the Board of Directors caused by such removal shall be filled in accordance with the procedures set forth in the Certificate of Incorporation. Notwithstanding the foregoing provisions of this Section 3, no resignation or removal of an Independent member of the Board of Directors, and no appointment of a successor Independent member of the Board of Directors, shall be effective until the successor Independent member of the Board of Directors shall have accepted his or her appointment by a written instrument. Directors need not be stockholders.

         4. Powers. The Board of Directors shall exercise all of the powers of the Corporation except such as are by law, or by the Certificate of Incorporation of this Corporation or by these Bylaws conferred upon or reserved to the stockholders of any class or classes.

         5. Annual Meetings. The Board of Directors shall meet each year immediately following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the person presiding over the meeting of the stockholders, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

         6. Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board on not less than twenty-four hours notice to each Director, given verbally or in writing either personally, by telephone (including by message or recording device), by facsimile transmission, by telegram or by telex or on not less than three (3) calendar days' notice to each Director given by mail.

         7. Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairman of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than twenty-four hours notice to each Director, given verbally or in writing either personally, by telephone (including by message or recording device), by facsimile transmission, by telegram or by telex or on not less than three (3) calendar days' notice to each Director given by mail. Special meetings shall be called by the Secretary on like notice at the written request of a majority of the Directors then in office.

         8. Quorum and Powers of a Majority. At all meetings of the Board of Directors and of each committee thereof, a majority of the total number of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Board of Directors or such committee, unless by express provision of law, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

         9. Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing, whether before or after such meeting is held, or if he or she shall sign the minutes or attend the meeting, except that if such Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such Director shall not be deemed to have waived notice of such meeting.

         10. Manner of Acting.

            (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

            (b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writings are filed with the minutes of proceedings of the Board of Directors or such committee.

         11. Committees. The Board of Directors or any committee thereof may designate one or more committees, each committee to consist of one or more Directors, which to the extent provided in said resolution or resolutions, but subject to any provision of the Certificate of Incorporation or these Bylaws requiring approval by a unanimous vote of the Board of Directors, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval or
(ii) adopting, amending, or repealing any Bylaw of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified director; provided, however, that an absent or disqualified Independent Director may be replaced only by another Independent Director.

         12. Committee Procedure, Limitations of Committee Powers.

            (a) Except as otherwise provided by these Bylaws, each committee shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board of Directors. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 7 of Article III of these Bylaws with respect to notices of special meetings of the Board of Directors.

            (b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

            (c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof. Any vacancy in any committee shall be filled by the Board of Directors in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.

         13. Compensation.

            (a) The Board of Directors, by a resolution or resolutions, may fix, and from time to time change, the compensation of Directors.

            (b) Each Director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof.

            (c) Nothing contained in these Bylaws shall be construed to preclude any Director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.

                                   ARTICLE IV

                                    OFFICERS

         1. Number. The officers of the Corporation shall include a President, one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board of Directors), a Secretary, Treasurer and a Controller. The Board of Directors also shall elect a Chairman of the Board and may elect a Vice Chairman of the Board. The Board of Directors also may elect such other officers as the Board of Directors may from time to time deem appropriate or necessary. Except for the Chief Executive Officer and an additional officer, none of the officers of the Corporation need be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware.

         2. Election of Officers, Qualification and Term. The officers of the Corporation shall be elected from time to time by the Board of Directors and, except as may otherwise be expressly provided in a contract of employment duly authorized by the Board of Directors, shall hold office at the pleasure of the Board of Directors.

         3. Removal. Any officer elected by the Board of Directors may be removed, either with or without cause, by the Board of Directors at any meeting thereof, or to the extent delegated to the Chairman of the Board, by the Chairman of the Board.

         4. Resignations. Any officer of the Corporation may resign at any time by giving written notice to the Board of Directors or to the Chairman of the Board. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         5. Compensation. The compensation of all officers of the Corporation shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such compensation by reason of the fact that he also is a Director of the Corporation.

         6. The Chairman of the Board. The Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board. The Chairman of the Board shall preside at meetings of the stockholders and of the Board of Directors.

         7. Vice Chairman of the Board. The Vice Chairman of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairman of the Board.

         8. Chief Executive Officer. The President shall be the chief executive officer of the Corporation, shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Corporation usually vested in the chief executive officer of the Corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. If at any time the office of the Chairman of the Board and the Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the President shall have the powers and duties of the Chairman of the Board.

         9. The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors or the President.

         10. The Secretary and the Assistant Secretary.

            (a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors or the President.

            (b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President or the Secretary. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

         11. The Treasurer and the Assistant Treasurer.

            (a) The Treasurer shall have custody of the Corporation's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer also shall maintain adequate records of all assets, liabilities and transactions of the Corporation and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of the Treasurer or as may from time to time be assigned to him or her by the Board of Directors or the President.

            (b) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President or the Treasurer. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.

         12. Controller. The Controller shall be responsible for maintaining the accounting records and statements, and shall properly account for all monies and obligations due the Corporation and all properties, assets, and liabilities of the Corporation. The Controller shall render to the Chairman of the Board or the President such periodic reports covering the results of operations of the Corporation as may be required by either of them or by law.

                                   ARTICLE V

                                      STOCK

         1. Certificates. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder's name and the number of shares evidenced thereby, and shall be signed by the Chairman of the Board or a Vice Chairman, if any, or the President or any Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

         2. Transfers. Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate (if any) for the shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, provided such succession, assignment or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract. Thereupon, the Corporation shall issue a new certificate (if requested) to the person entitled thereto, cancel the old certificate (if any) and record the transaction upon its books.

         3. Lost, Stolen or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen or destroyed.

         4. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares as the person entitled to exercise the rights of a stockholder and shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the General Corporation Law of the State of Delaware.

         5. Additional Powers of the Board.

            (a) In addition to those powers set forth in Section 2 of Article III, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock subject to the provisions of the General Corporation Law of the State of Delaware.

            (b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

                                   ARTICLE VI

                                 INDEMNIFICATION

         The Corporation shall indemnify any and all of its directors and officers, including former directors and officers of the Corporation, and each person who shall serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted under and in accordance with the laws of the State of Delaware and the Certificate of Incorporation.

                                  ARTICLE VII

                                  MISCELLANEOUS

         1. Place and Inspection of Books.

            (a) The books of the Corporation other than such books as are required by law to be kept within the State of Delaware shall be kept in such place or places either within or without the State of Delaware as the Board of Directors may from time to time determine.

            (b) At least ten days before each meeting of stockholders, the officer in charge of the stock ledger of the Corporation shall prepare a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city were the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list also shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

            (c) The Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may be by law specifically open to inspection or as otherwise provided by these Bylaws) or any of them shall be open to the inspection of the stockholders and the stockholders' rights in respect thereof.

         2. Voting Shares in Other Corporations. The President or any other officer of the Corporation designated by the Board of Directors may vote any and all shares held by the Corporation in any other corporation.

         3. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

         4. Gender/Number. As used in these Bylaws, the masculine, feminine or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

         5. Paragraph Titles. The titles of the paragraphs have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

         6. Certificate of Incorporation. Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

                                  ARTICLE VIII

                                   AMENDMENTS

         1. Amendment by Stockholders. Subject to any applicable provision of the Certificate of Incorporation, the Bylaws may be amended by the stockholders at any annual or special meeting of stockholders, provided that notice of intention to amend shall have been contained in the notice of the meeting.

         2. Amendment by a Majority of Directors. Subject to any applicable provision of the Certificate of Incorporation, the Board of Directors by a majority vote of the total number of directors at any meeting may amend these Bylaws, including Bylaws adopted by the stockholders, provided that the stockholders may from time to time specify particular provisions of the Bylaws which shall not be amended by the Board of Directors.

                                   ARTICLE IX

                 NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS

         1. Annual Meetings of Stockholders.

            (a) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting delivered pursuant to Article II of these Bylaws, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who is entitled to vote at the meeting, who has complied with the notice procedures set forth in clauses (b) and (c) of this
Section 1 and the other requirements of this Article IX and who was a stockholder of record at the time such notice was delivered to the secretary of the Corporation.

            (b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1(a) of this Article IX, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that for the first annual meeting after the date of the adoption of these Bylaws, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the Corporation not more than 10 days after receipt of notice of such annual meeting; provided, further, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), or any successor rule or regulation (whether or not Regulation 14A applies at any time to the Corporation); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (b) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

            (c) Notwithstanding anything in the second sentence of Section 1(b) of this Article IX to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Article IX shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

         2. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Article II of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is entitled to vote at the meeting, who has complied with the notice procedures set forth in this Article IX and who was a stockholder of record at the time such notice was delivered to the secretary of the Corporation. Nomination by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice required by Section 1(b) of this Article IX shall have been delivered to the secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting.

         3. General.

            (a) Only persons who are nominated in accordance with the procedures set forth in this Article IX shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this
Article IX. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Article IX and, if any proposed nomination or business is not in compliance with this Article IX, to declare that such defective proposal or nomination shall be disregarded.

            (b) For purposes of this by-law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

            (c) Notwithstanding the foregoing provisions of this Article IX, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article IX. Nothing in this Article IX shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                   APPENDIX 3

       FORMS OF INDENTURE FOR NEW TRANCHE A NOTES AND NEW TRANCHE B NOTES

FORMS OF INDENTURE WILL BE FILED WITH THE BANKRUPTCY COURT AND AVAILABLE TO PARTIES IN INTEREST NOT LESS THAN TEN (10) DAYS BEFORE THE CONFIRMATION HEARING.

                                   APPENDIX 4

                       FORM OF LITIGATION TRUST AGREEMENT

A FORM OF THE LITIGATION TRUST AGREEMENT WILL BE FILED WITH THE BANKRUPTCY COURT AND AVAILABLE TO PARTIES IN INTEREST NOT LESS THAN TEN (10) DAYS BEFORE THE CONFIRMATION HEARING.

                                   APPENDIX 5

                   LIQUIDATION ANALYSIS FOR REORGANIZED DEBTOR

                   HYPOTHETICAL CHAPTER 7 LIQUIDATION ANALYSIS

Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor's operations were terminated and its assets liquidated under chapter 7 of the Bankruptcy Code. To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtor, and its direct and indirect subsidiaries (collectively, the "Company"), were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of each Company's assets in the context of a hypothetical liquidation. Such a determination must take into account the fact that Secured Claims, and any Administrative Claims resulting from the original Chapter 11 Case and from the hypothetical chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make distributions to holders of Equity Interests. In this analysis it is assumed that the administrative expenses are paid throughout the liquidation process and therefore no residual claims would exist.



Set forth below is a liquidation analysis for the Company assuming hypothetical liquidations under chapter 7 of the Bankruptcy Code and each Debtor's Assets are liquidated under the direction of a Bankruptcy Court-appointed trustee (the "Liquidation Analysis"). THE LIQUIDATION ANALYSIS HAS BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DOES NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY DEBTOR FOR ANY PURPOSE. The assumptions used in developing the Liquidation Analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Company or a chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the Liquidation Analysis would be realized if the Company was actually liquidated. In addition, any liquidation would take place in the future, at which time circumstances may exist which cannot presently be predicted.

The principal assumptions used in the Liquidation analysis include the following:

BASIS OF PRESENTATION

NEGT Energy Inc.

Due to a variety of factors, including the regulatory requirements and framework under which certain of the Company's businesses operate, it is assumed that the Debtor's businesses would continue to be required to operate until their assets were sold to parties acceptable or agreed to by certain governing regulatory bodies. The liquidation process is assumed to commence on June 1, 2004 and is estimated to require approximately seven months to consummate. High and Low liquidation proceed scenarios were estimated by applying a range of discounts (15%-25%) to the total enterprise value, shown in Appendix 7, to adjust for the potential effects of a liquidation process.

Assets/Interests Sold Pursuant to the Liquidation

Assets to be sold include Gas Transmission Northwest Corporation ("GTNC"), the Debtor's ownership interests in various independent power producer and gas transmission ("IPP") assets (including Indiantown, Carneys Point, Cedar Bay, Colstrip, Logan, MASSPOWER, Northampton, Panther Creek, Scrubgrass, Selkirk, Hermiston, Pittsfield, Iroquois Gas Transmission System, Plains End, Madison
Wind), and other miscellaneous assets including various real estate properties.

ESTIMATED LIQUIDATION PROCEEDS AND RECOVERIES

Except as otherwise indicated, the Liquidation Analysis assumes: (a) that the hypothetical chapter 7 liquidations are commenced on June 1, 2004, and (b) that the business and assets of the Company would be sold on an expedited basis.

In arriving at estimates of orderly liquidation values of the subsidiaries/assets, key factors considered included:

     o the estimated going concern enterprise values of the subsidiaries and assets in which the Debtor has an ownership interest (as calculated in Appendix 7 to the Disclosure Statement);

     o the relative attractiveness of each subsidiary and the assets they hold to potential buyers; and

     o the impact on the market for energy-related businesses of presenting the subsidiaries to the market concurrently in circumstances in which potential bidders would know that it was anticipated that all of the subsidiaries would be sold in liquidation by trustees over a relatively short period of time.

The estimated liquidation proceeds assume that all of the subsidiaries are sold complete with all assets and do not reflect the practical difficulties, if any, of (a) combining or separating and re-combining, assets that may be held by various legal entities or (b) any limitations on the assignment or assumption of contracts and leases which might result from the sale transaction.


NATURE AND TIMING OF THE LIQUIDATION PROCESS


For purposes of preparing the Liquidation Analysis: (a) the liquidation process was assumed to commence June 1, 2004; (b) GTNC and the IPPs were assumed to be sold during the period from June 1, 2004 through December 31, 2004 and that the proceeds realized before additional chapter 7 costs would range between 75% and 85% of the estimated going concern value; (c) all non-core assets were assumed to be sold by December 31, 2004 and (d) distributions from the liquidations were assumed to be made in their entirety by December 31, 2004. Depending upon the actual circumstances, the seven-month sale period could be longer or shorter than assumed, although the Debtor believes it is unlikely that such liquidations could be accomplished in less than seven months.


IMPACT ON THE COMPANY'S OPERATIONS OF CONVERSION TO A CHAPTER 7

The Liquidation Analysis assumes that, during the seven month sale period for the subsidiaries, the Company would be able to continue to finance their operations using the projected opening cash position at June 1, 2004, plus projected operating cash flow and assumed proceeds from the sale of other subsidiaries, and non-core assets.

The Company believes that the conversion to a chapter 7 liquidation and the resulting pendency of sales of the subsidiaries may adversely impact customer willingness to retain existing service contracts in force or to enter into new contracts and vendor willingness to provide goods and services and extend trade credit. The assumed effect of these factors have not been estimated and are therefore not reflected in the operating results of the Company.

CERTAIN TAX MATTERS

The Liquidation Analysis, including the recovery estimates that are shown, reflect sale proceeds on a pre-tax basis. In actuality, these transactions could be taxable, depending on total liquidation proceeds and the amount and availability of NOLs which the Company could use to offset taxable gains. Any taxes payable would result in a proportionate decrease in recoveries to creditors.

ADDITIONAL LIABILITIES AND RESERVES

The Debtor believes that there would be certain actual and contingent liabilities and expenses for which provision would be required in any chapter 7 liquidation before distributions could be made to holders of Claims in addition to the reorganization expenses that would be incurred in a chapter 11 reorganization, including (a) Administrative Claims and other liabilities (including retirement, vacation pay and other employee related administrative costs and liabilities) that would be funded from operations if the businesses of the Debtors were reorganized as going concerns; (b) certain administrative costs; (c) increased claims due to the rejection of real estate leases which would not be assumed by a potential buyer; and (d) escrow and hold-back amounts that purchasers of subsidiaries and certain other assets presumably would require in connection with disposition transactions if the Company was in liquidation. It is recognized that if the Company was actually liquidated, reserves would be established for all or a portion of these amounts, with any excess reserves to be distributed at the final conclusion of the wind-up of the affairs of the Company. In the Liquidation Analysis, escrow and holdback amounts could not be estimated with certainty, and, accordingly, proceeds from the disposition transactions are calculated net of all holdbacks under the simplifying assumption that there are no holdbacks or escrows.

The Liquidation Analysis does include assumed costs for additional rejections of certain executory contracts and leases. The Debtor believes that the liability for such costs could be higher than the liability assumed in the development of the Liquidation Analysis. A liquidation of the Companies might result in the rejection of additional executory contracts that could not be assumed and assigned in a chapter 7 liquidation, but that would not be rejected under the Plan. The exclusion of these assets from the Company's estates would further impair realizable values from subsidiary sales.

COMPARISON OF ORDERLY SALE PROCESS AND LIQUIDATION ANALYSIS

                  Neither the going concern Valuation nor the Liquidation Analysis incorporated in the Disclosure Statement take into account higher values that may be achieved through an orderly sale of the assets. Current market indications suggest that an orderly sale may allow impaired creditors to achieve recoveries in excess of recoveries available in both a standalone reorganization and a chapter 7 liquidation.

NATIONAL ENERGY & GAS TRANSMISSION, INC.
--------------------------------------------------------------------------------
DISCLOSURE STATEMENT - APPENDIX 5

LIQUIDATION ANALYSIS

($ in million)

                                                     HIGH         LOW
                                                    ------       -----
REORGANIZED DEBTOR VALUATION(1)                     $1,660       $1,410
  Discount range                                     15.0%        25.0%
                                                    ------       -----
LIQUIDATION PROCEEDS                                 1,411        1,058
  Additional Fees/Admin Claims in Ch. 7(2)              85           96
                                                    ------       -----
NET PROCEEDS                                        $1,326         $962
                                                    ======         ====
----------
(1) Represents hypothetical going concern total enterprise value of the Reorganized Debtor as described in Appendix 7. This value excludes any funds to be distributed pursuant to the Plan and any value from potential NOLs which may be available to the Reorganized Debtor.

(2) Reflects estimates for trustee fees, incremental professional fees, employee expenses, severance and retention payments, and other costs the Debtor believes would be incurred in a chapter 7 liquidation.

NATIONAL ENERGY & GAS TRANSMISSION, INC.
--------------------------------------------------------------------------------
DISCLOSURE STATEMENT - APPENDIX 5

LIQUIDATION ANALYSIS

($ in million)

              ---------------------------------------------------------------------------------------
              DISTRIBUTABLE TABLE                                      $1,326                    $962
              ---------------------------------------------------------------------------------------


                                                                           $ Recovery                         % Recovery
                                                                     --------------------                --------------------
                                                      Claim Amount     High          Low                   High         Low
                                                      ------------   ---------     ------                -------       ------
              Ch. 11 General Unsecured Claims               $3,357
              Additional Ch. 7 Claims (1)                       66
                                                      ------------
Class 3       Total General Unsecured                       $3,423     $1,326        $962                  38.7%        28.1%

Class 4       Subordinated Claims                               $0         $0          $0                   0.0%         0.0%

(1)  Reflects estimate for claims related to rejected real estate leases.

                                   APPENDIX 6

                         PROJECTED FINANCIAL INFORMATION

                         PROJECTED FINANCIAL INFORMATION

The Debtor has prepared the projected operating and financial results on a consolidated basis for the three years ending December 31, 2006 (the "Projections"). The Debtor has also prepared a pro-forma balance sheet of the Consolidated Group based upon an assumed effective date of December 31, 2003.

THE FINANCIAL PROJECTION INFORMATION DISCUSSED HEREIN CONTAINS CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTOR, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTOR UNDERTAKES NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS. (SEE "ARTICLE III.C, "CERTAIN RISK FACTORS.")

THE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC. THE DEBTOR'S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTOR DOES NOT PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE PROJECTIONS SET FORTH IN THIS APPENDIX 6 SUPERSEDE IN THEIR ENTIRETY THE PROJECTIONS CONTAINED IN, OR IN APPENDICES TO PRIOR VERSIONS OF, THE DISCLOSURE STATEMENT.

THE DEBTOR BELIEVES THAT THE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTOR'S CONTROL. NO

REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN THE PROJECTIONS. THEREFORE, ALTHOUGH THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS OF OPERATIONS ACHIEVED DURING THE PROJECTION PERIOD WILL VARY FROM PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATION CAN BE OR IS BEING MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE REORGANIZED DEBTOR TO ACHIEVE THE PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS. SEE "ARTICLE III.C, CERTAIN RISK FACTORS."

                  The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth in the historical consolidated financial statements, including the notes and schedules thereto, incorporated herein by reference to the Debtor's Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

                  The Projections have been prepared on the assumption that the effective date of the Plan was December 31, 2003. Although the Debtor presently intends to seek to cause the Effective Date to occur as soon as practicable but not later than [_____________],2004, there can be no assurance as to when the Effective Date will actually occur. The balance sheet adjustments in the column captioned "Reorganization Adjustments" reflect the assumed effect of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and securities issuances, incurrence of new indebtedness and cash payments. Because the Projections are as of a past date, cash available for use in accordance with the Plan of Reorganization is estimated as of February 29, 2004.

                  The Projections are based on, and assume the successful implementation of the Reorganized NEGT's business plan.

PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

INCOME STATEMENT

Assets/ Ownership Interests Included:

            o Gas Pipelines - Gas Transmission, Northwest Corporation (includes the GTN pipeline ("GTN") system and the North Baja ("NB") pipeline system).

            o IPP Ownership Interests - Indiantown, Carneys Point, Cedar Bay, Colstrip, Logan, MASSPOWER, Northampton, Panther Creek, Scrubgrass, Selkirk, Hermiston, Pittsfield, Iroquois Gas Transmission System, Plains End, Madison Wind.

            o    Real Estate Properties - Conaway Ranch and Marengo Ranch.

OPERATING REVENUES

     o GTNC - Revenue forecasts are based on long-term customer contracts and natural gas market expectations. Forecasts reflect revenues GTNC expects to realize at two pipeline systems it owns and operates - Gas Transmission Northwest and North Baja.

     o IPPs - Income from the IPPs is included in consolidated revenues. Although this income largely represents equity earnings in unconsolidated affiliates, it was included in revenue for disclosure statement purposes.

 The IPP projects' financial forecasts are based on a consistent set of general assumptions and methodologies and each facility's unique set of contracts, project agreements, market outlook, and capital structure. Consistent assumptions regarding inflation, other escalation factors, and interest rates generally have been used for all assets.

 Revenues are forecasted based on each project's power sales contracts as well as forecasts of excess energy sales for a portion of output at applicable projects. For those projects that have the ability to generate revenues by selling excess power into the merchant market, market sales forecasts are based on internal NEGT estimates or those from third parties. Other revenues include those derived from operations and maintenance ("O&M") and management services agreements ("MSA"), contracts under which the Debtor provides operating and management services to many of the IPP assets.

 Expenses can be broken down into three categories: fuel, other operating, and financing expenses. Fuel costs are forecasted primarily based on contract terms for each project. Fuel prices in many of the projects' fuel supply contracts are based on formulas that include fuel price indices to arrive at total project fuel costs. In those cases, forecasts of these indices are, depending on information availability, either generated by the Debtor or by third parties. Other operating costs, which include O&M, general and administrative, maintenance, insurance, and property taxes are based on existing O&M and MSA contracts as well as the Debtor's experience in operating each project. Financing expenses are based on the specific capital structure and financing agreements of each project.

OPERATING EXPENSES

     o GTNC - The 2004 amounts match the GTNC entities' (GTN and NB) 2004 budget; subsequent years' forecasts are determined by applying inflation factors to 2004 budgeted costs. The 2004 budget is also used as the basis for operating and maintenance cost projections; however, major maintenance overhaul and pigging expense is excluded from that base and these expenses are specifically calculated for the forecast period.

DEPRECIATION & AMORTIZATION

     o GTNC - Based on capital expenditure projections, and historical book values and estimated remaining life projections.

     o Interest Expense assumes the existing debt of GTNC bears interest as described in the applicable financing documents. Interest Expense also includes interest from two new tranches of NEGT debt issued at emergence as part of the Plan. New Tranche A Notes are assumed to bear interest at 6.50% per annum. New Tranche B Notes are assumed to bear interest at 8.00% per annum.

     o Other Income includes projected rent income from real estate properties.

     o Income Tax Expense includes book tax expenses relating to appropriate foreign, domestic, and state taxing authorities.

CASH FLOW STATEMENT

     o Working capital needs at GTNC are assumed to fluctuate primarily based on the entities' trade receivables and payables positions. At other entities, working capital needs are assumed to remain constant through the forecast period.



     o    No asset sales are forecasted.

     o Due to the uncertainty surrounding the amount of NOLs the Reorganized Debtor might retain or realize, potential NOLs were not included in these projections. Therefore, no deferred tax asset related to NOLs will be available to offset income tax expense.

BALANCE SHEET

         Fresh Start Accounting

The American Institute of Certified Public Accountants has issued Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ( "SOP 90-7"). The Projections have been prepared in accordance with the Fresh-Start reporting principles set forth in the SOP 90-7, giving effect thereto as of December 31, 2003, subject to significant simplifying assumptions.

The Pro Forma Reorganized Balance Sheet ("Reorganized Balance Sheet") is based on an Estimated Pre-Reorganization Balance Sheet, as adjusted by "Reorganization" and "Fresh- Start" adjustments. The Pre-Reorganization Balance Sheet provides estimates of assets and liabilities just prior to confirmation, including liabilities subject to compromise recorded in accordance with the SOP 90-7. The Reorganization Adjustments adjusts the Pre-Reorganization Balance Sheet for the discharge of administrative claims and of estimated claims allowed by the Court upon confirmation. The Fresh-Start Adjustments further adjusts the Pre-Reorganization Balance Sheet of the emerging entity to:

            1. Reflect the reorganization value of the assets;

            2. Allocate the reorganization value among the assets; and

            3. Reflect each liability at the plan confirmation date at its fair value.

Reorganization value approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. Determination of the reorganization value requires a detailed valuation of all of the Reorganized Debtor's identifiable assets as of the Effective Date, including working capital assets, fixed assets and identifiable intangible assets such as third-party contracts. Allocation of the reorganization value among assets involves revaluing each of these assets at its fair value. Each liability of the emerging entity is reflected at its fair value. Finally, reorganization goodwill is then calculated as the excess of the total reorganization value at the Effective Date over the resulting net assets.

For the purposes of the Projections, the reorganization value is estimated to exceed the emerging entity's asset carrying value by $659 million. This excess has been allocated as an increase in the Projections as a $673 million addition to PP&E/Investment in Affiliates, offset by a reduction of deferred charges / deferred credits of $14 million (i.e., $25 million shown as a decrease in Deferred Charges offset by $11 million shown as a reduction to Deferred Credits and Other Noncurrent Liabilities). The deferred tax effect of this addition of $264 million has been reflected as an addition to Deferred Credits and Other Noncurrent Liabilities.

The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. The Reorganized Debtor will be required to determine its reorganization value as of the Effective Date. Reorganization value may change depending on the amount of cash retained upon emergence. The actual reorganization and fresh start adjustments will depend on the balance sheet as of the actual confirmation date and a final determination of the fair value appraisals. Such fair value appraisals could be materially higher or lower than the values assumed in the foregoing computations. In all events, the determination of reorganization value and the fair value of Reorganized NEGT assets and the determination of its actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

NATIONAL ENERGY & GAS TRANSMISSION, INC.
--------------------------------------------------------------------------------
DISCLOSURE STATEMENT - APPENDIX 6
PRO-FORMA PROJECTED CONSOLIDATED BALANCE SHEET(A)

($ in millions)

                                                                                                        PRO FORMA
                                                     ESTIMATED      REORGANIZATION     FRESH START      REORGANIZED
                                                     PRE-REORG        ADJUSTMENTS      ADJUSTMENTS       12/31/03
                                                     ---------        -----------      -----------      -----------
ASSETS

Cash and Cash Equivalents                          $         371    $        (293)(d) $        -       $          77
Other Current Assets                                          71               -               -                  71
                                                   --------------   --------------    -------------    --------------
     Current Assets                                          442             (293)             -                 149
                                                   --------------   --------------    -------------    --------------
PP&E/Investments in Affiliates                             1,836               -               673(i)          2,509
Other Long Term Assets                                       -                 -               -                 -
Deferred Charges                                              85               -               (25)               60
                                                   --------------   --------------    -------------    --------------
     Long Term Assets                                      1,921               -               648             2,569
                                                   --------------   --------------    -------------    --------------
     TOTAL ASSETS                                  $       2,363    $        (293)    $        648     $       2,718
                                                   ==============   ==============    =============    ==============
LIABILITIES & STOCKHOLDERS EQUITY

Current Portion of Long Term Debt                  $         -      $          -      $         -      $         -
Accrued Administrative Claims(e)                              25              (25)             -                 -
Other Current Liabilities                                     60               -               -                  60
                                                   --------------   --------------    -------------    --------------
     Current Liabilities                                      86              (25)             -                  60
                                                   --------------   --------------    -------------    --------------
Deferred Credits & other Noncurrent Liabilities              637               -               253(j)            890
Long Term Debt                                               498            1,000(f)           -               1,498
                                                   --------------   --------------    -------------    --------------
     Long Term Liabilities                                 1,135             1,000             253             2,388
                                                   --------------   --------------    -------------    --------------
Liabilities Subject to Compromise

     Debt in default                                       1,511(b)        (1,511)(g)

     Accounts payable trade                                    1(c)            (1)(g)           -                -
                                                                                                -                -
     Accounts payable - related parties                        -(c)              -(g)           -                -

     Accrued expenses and guarantees                       1,846(c)        (1,846)(g)           -                -
                                                   --------------   --------------    -------------    --------------
     Liabilities Subject to Compromise                     3,357           (3,357)             -                 -
                                                   --------------   --------------    -------------    --------------
     TOTAL LIABILITIES                                     4,578           (2,383)             253             2,448

     TOTAL STOCKHOLDERS EQUITY                            (2,216)           2,090(h)           396(k)            270
                                                   --------------   --------------    -------------    --------------
     TOTAL LIABILITIES AND STOCKHOLDERS EQUITY     $       2,363    $        (293)    $        648     $       2,718
                                                   ==============   ==============    =============    ==============

Notes to Pro Forma Projected Balance Sheet

    (a) The pro-forma balance sheet reflects the impact of NEGT's plan of reorganization on NEGT's estimated balance sheet as of December 31, 2003, the assumed plan confirmation date, using the principles of "fresh start" accounting. The reorganization adjustments reflect the payment of all administrative claims and the settlement of all outstanding liabilities subject to compromise. Liabilities subject to compromise exclude any allowed claims made by bankrupt and conveyed NEGT affiliates including Gen Holdings, Lake Road, La Paloma, Attala, Energy Trading Holdings and Quantum Ventures. These bankrupt and conveyed affiliates are assumed transferred or abandoned prior to Plan confirmation. The fresh start adjustments are based on the requirements of Statement of Position 90-7 (SOP 90-7) issued by the American Institute of Certified Public Accountants, and reflect, per the definition provided in SOP 90-7 a reorganized value of $2.3 billion, including excess cash, GTNC debt and the market value of NEGT's required working capital.

        Under SOP 90-7, reorganization value is allocated in accordance with Financial Accounting Standards Board Statement No. 141, Business Combination. Reorganization value is allocated first to tangible assets, then to identifiable intangible assets, and lastly to excess reorganization value. To complete the pro forma reorganized balance sheet:

        1. Liabilities existing at the plan confirmation date are stated at the present values of amounts to be paid.

        2. Deferred taxes are adjusted to reflect the tax effect of the temporary differences between tax basis and the reorganized book value.

        The estimated NEGT reorganized equity value may change depending on the amount of cash retained by NEGT upon emergence and actual principal amount of new debt approved upon confirmation. In addition, actual adjustments will depend on the balance sheet as of the actual confirmation date and the finalized asset appraisals. The adjustments and the resulting fresh start balance sheet may be materially different than what is presented in this pro-forma balances sheet.

    (b) Pre-petition debt includes the principal amounts of $1.0 billion of Senior Unsecured Notes and $511 million under the NEGT Inc. Credit Facility.

    (c) Pre-petition accounts payable, accrued interest and other expense, and various guarantees. Accrued expenses and guarantees includes a $150 million reserve.

    (d) Reflects the uses of cash in accordance with the Plan of Reorganization.

    (e) Administrative claims are paid at emergence.

    (f) Reflects the issuance of $1.0 billion of New Notes to pre-petition creditors.

    (g) Liabilities subject to compromise are settled and eliminated at emergence in accordance with the plan of reorganization.

    (h) Reflects settlement of liabilities subject to compromise above and the issuance of new debt.

    (i) For purposes of this analysis, management allocated the excess reorganization value based on the relative fair values the assets in accordance with SOP 90-7 and FASB Statement No. 141. Management has determined that $673 million of the excess reorganization cost of book basis will be allocated to pipeline PP&E and investment in unconsolidated subsidiaries, offset by a reduction of deferred charges / deferred credits of $14 million (i.e. $25 million shown as a decrease in Deferred Charges offset by $11 million shown as a reduction to Deferred Credits and Other Noncurrent Liabilities).

    (j) Reflects the $264 million tax impact of the excess reorganization value, offset by the $11 million reduction of deferred credits referred to in
        (i).

    (k) Reflects the adjustments to shareholders' equity based on the estimated equity value of the reorganized NEGT in accordance with fresh start accounting provision of SOP 90-7.

NATIONAL ENERGY & GAS TRANSMISSION, INC.
--------------------------------------------------------------------------------
DISCLOSURE STATEMENT - APPENDIX 6
CONSOLIDATED INCOME STATEMENT
($ in millions)

                                               2004     2005      2006
                                               ----     ----      ----
Operating Revenue(1)                           $336     $359     $358
Operating Expenses                               74       72       74

          EBITDA                                262      287      284
 Depreciation & Amortization                     82       84       85
                                             -------------------------
          EBIT                                  180      203      199

    Interest Income                               0        0        0
    Interest Expense(2)                        (111)    (105)     (90)
    Other Income                                  7        1        1
                                             -------------------------
          Pre-Tax Income Before                  77       99      110
          One Time Charges
    Restructuring Charges(3)                    (36)       0        0
                                             -------------------------
          PRE-TAX INCOME                         41       99      110

 Income Taxes(4)                                (12)     (37)     (43)
                                             -------------------------
          NET INCOME                            $29      $61      $67
                                             -------------------------


----------

(1) Includes GTNC revenue, Equity Earnings in Unconsolidated Affiliates and IPP O&M and MSA Fees.

(2) Interest Expense assumes existing debt of GTNC bears interest as described in the applicable financing documents. New Tranche A Notes are assumed to bear interest at 6.50% per annum. New Tranche B Notes are assumed to bear interest at 8.00% per annum.

(3) Reflects mainly restructuring costs and professional fees. Excludes $25 million of Accrued Administrative Claims which will be paid out of funds pursuant to the Plan.

(4) Income tax expense includes book tax expenses relating to appropriate foreign, domestic, and state taxing authorities. The projections assume no NOLs available to offset cash taxes.

NATIONAL ENERGY & GAS TRANSMISSION, INC.
--------------------------------------------------------------------------------
DISCLOSURE STATEMENT - APPENDIX 6

CONSOLIDATED BALANCE SHEET

($ in millions)


                                                     2003         2004        2005          2006
                                                     ----         ----        ----          ----
ASSETS
Cash and Cash Equivalents(1)                          $77         $101         $25           $25
Other Current Assets(2)                                71           76          75            79
                                                   ----------------------------------------------
    Current Assets                                    149          177         101           104
PP&E/ Investments in Affiliates(3)                  2,509        2,453       2,426         2,410
Deferred Charges                                       60           64          72            77
                                                   ----------------------------------------------
    Long Term Assets                                2,569        2,517       2,498         2,487
                                                   ----------------------------------------------
    TOTAL ASSETS                                    2,718        2,694       2,599         2,590
                                                   ==============================================
LIABILITIES & STOCKHOLDERS EQUITY
Current Portion of Long Term Debt
                                                        0          250           3             3
Other Current Liabilities                              60           51          49            53
                                                   ----------------------------------------------
    Current Liabilities                                60          301          52            56
Deferred Credits & other Noncurrent Liabilities       890          912         929           942
Long Term Debt(4)                                   1,498        1,182       1,257         1,163
                                                   ----------------------------------------------
    Long Term Liabilities                           2,388        2,094       2,186         2,105
                                                   ----------------------------------------------
    TOTAL LIABILITIES                               2,448        2,395       2,238         2,161
                                                   ==============================================
                                                   ----------------------------------------------
    TOTAL STOCKHOLDERS EQUITY                         270          299         360           429
                                                   ==============================================
                                                   ----------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS EQUITY      $2,718       $2,694      $2,599        $2,590
                                                   ==============================================
                                                   ----------------------------------------------

----------

(1) Assumes minimum cash balance at NEGT, Inc. is $3 million.

(2) Includes accounts receivable, inventories and other current assets.

(3) Reflects combined book value of GTNC and IPP ownership interests.

(4) Includes debt at GTNC and NEGT. New Notes are assumed paid down pursuant to a cash sweep, comprised of all operating cashflow available after all other obligations are met less the $3 million minimum cash balance at NEGT, Inc.

NATIONAL ENERGY & GAS TRANSMISSION, INC.
--------------------------------------------------------------------------------
DISCLOSURE STATEMENT - APPENDIX 6

CONSOLIDATED CASH FLOW STATEMENT

($ in millions)

                                             2004        2005          2006
                                             ----        ----          ----
Beginning Cash & Cash Equivalents             $77        $101          $25

Cash From Operations                          111         121          116
Cash From Investing                           (21)        (21)         (22)
Cash From Financing(1)                        (66)       (175)         (95)
                                          --------------------------------
                                               23         (75)           0

Ending Cash & Cash Equivalents               $101         $25          $25



----------

(1) Includes payment of principal on New Notes. Forecast assumes no dividends paid during forecast period.

                                   APPENDIX 7
                       VALUATION OF THE REORGANIZED DEBTOR

                       VALUATION OF THE REORGANIZED DEBTOR

In conjunction with formulating the Plan, the Debtor determined that it was necessary to estimate the post confirmation going concern value of the Reorganized Debtor.


In calculating the value of the Reorganized Debtor, Lazard Freres & Co. LLC ("Lazard"), among other things:

         1. reviewed publicly available financial statements of the Debtor, and its direct and indirect subsidiaries (collectively, the "Company");

         2. reviewed certain internal financial and operating data of the Company, including the forecasts prepared and provided by the Company's management relating to its business and its prospects;

         3. met with certain members of senior management of the Company to discuss the Debtors' operations and future prospects;

         4. considered certain other financial projections prepared by the Company;

         5. discussed historic, current and prospective operations of the operating business with the Company;

         6. considered certain information of publicly traded companies believed to be reasonably comparable to the operating business of the Company;

         7. reviewed such other information and conducted such other studies, analyses, inquiries, and investigations as deemed appropriate.



In preparing its analysis, Lazard relied upon the accuracy and completeness of all of the financial and other information available to it from public sources and the Company or their representatives and has not assumed any responsibility for independent verification of such information. With respect to the business unit financial projections (i.e., those of GTNC and the IPPs), Lazard assumes they are accurate and have been prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Company as to the future operating and financial performance of the Company. The projections assume the Company will operate their businesses as reflected in the Company's business plan (the "Business Plan") and such businesses will perform as reflected in the Business Plan. To the extent the Company operates more or fewer businesses during the projection period and to the extent that all or a portion of the businesses perform at levels inconsistent with those expected in the Business Plan, such adjustments may have a material impact on the operating projections and the estimated value of the Reorganized Debtor as presented herein. Additionally, Lazard assumed and relied upon the reasonableness and accuracy of management's projections, and no independent valuation or appraisals of the Company were relied upon.

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of that business. As a result, the estimate of the components that determine the estimated going concern value of the Reorganized Debtor are not necessarily indicative of actual outcomes, and could be significantly more or less favorable than those set forth herein. Since such estimates are inherently subject to uncertainties, neither Lazard, the Company nor any other person assumes responsibility for their accuracy.

THE ESTIMATED CALCULATION OF GOING CONCERN VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE BUSINESS PLAN AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS' CONTROL.

THE ESTIMATES OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE VALUE DESCRIBED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF POST REORGANIZATION MARKET VALUE OR A VALUE THAT MIGHT BE REALIZED IN A PRIVATE MARKET SALE TRANSACTION. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATION IS ASSUMED TO REVISE THIS CALCULATION OF VALUE OF THE REORGANIZED DEBTOR TO REFLECT EVENTS OR CONDITIONS WHICH SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION. THE CALCULATIONS OF VALUE SET FORTH HEREIN SUPERCEDE IN THEIR ENTIRETY THE CALCULATIONS CONTAINED IN PRIOR VERSIONS OF THE DISCLOSURE STATEMENT.


VALUATION METHODOLOGY:

A sum-of-the-parts valuation was employed to estimate the going concern value of the Reorganized Debtor. The Reorganized Debtor includes the operations of Gas Transmission Northwest Corporation ("GTNC" or the "Pipelines"), equity interests in a variety of generation and gas transmission assets, collectively the "IPPs" (includes Indiantown, Carneys Point, Cedar Bay, Colstrip, Logan, MASSPOWER, Northampton, Panther Creek, Scrubgrass, Selkirk, Hermiston, Pittsfield, Iroquois Gas Transmission System, Plains End, Madison Wind), various O&M and MSA contracts under which the Debtor provides operations and maintenance and management services at many of the IPP assets, various real estate properties and all related corporate overhead.

The sum-of-the-parts valuation for the Reorganized Debtor combines the theoretical equity valuations of GTNC and the Debtor's ownership interests in the IPPs as well as the equity value of other miscellaneous assets. GTNC's equity value is estimated by calculating the total enterprise value of GTNC and subsequently subtracting GTNC's net debt. The equity value of the IPPs was estimated using a discounted cash flow analysis in which levered free cash flows were discounted at an estimated cost of equity. The equity values of both GTNC and the IPPs were combined with the estimated value of other miscellaneous NEGT assets to determine a going concern enterprise valuation of the Reorganized Debtor. The equity value of the Reorganized Debtor can be estimated by subtracting the assumed amount of new debt issued by NEGT at emergence.

GTNC:

In valuing GTNC, both public company multiples-based and discounted cash flow valuation techniques were employed. The public company multiple methodology values a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Equity and/or total enterprise value multiples are derived for each of the comparable companies based on various operating statistics. Implied enterprise and equity values of the company being valued are then calculated by multiplying relevant operating statistics of the business by the respective public comparable company multiples. Due to the lack of public companies directly comparable to GTNC, valuation estimates incorporate multiples from recent comparable acquisitions. These acquisition multiples were discounted to adjust for observed private market control premiums and thereby more closely approximate public trading multiples. After calculating estimated GTNC enterprise value under this methodology, GTNC debt was subtracted to determine hypothetical value to NEGT.

An unlevered discounted cash flow ("DCF") valuation analysis was also employed to value GTNC. This DCF valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by the asset or business, as reflected in its unlevered free cash flows. The DCF methodology is a "forward looking" approach that discounts all expected future economic benefits by a theoretical or observed discount rate determined by calculating the Weighted Average Cost of Capital ("WACC") of the Reorganized Debtor. After calculating estimated GTNC enterprise value under this methodology, GTNC debt was subtracted to determine hypothetical value to NEGT.

The WACC employed in the unlevered DCF valuation analysis was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The cost of equity for the Reorganized Debtor was estimated using the Capital Asset Pricing Model ("CAPM") based on the risk-free rate of return on United States treasury bonds, plus a market risk premium expected over the risk-free rate of return, multiplied by a market-derived "beta." An after-tax cost of debt was calculated based on an theoretical expected market cost of debt and GTNC's expected corporate tax rate.

IPPS:

A DCF approach was used to calculate the value of NEGT's IPP ownership interests. The Company's interests in individual contracted plants were valued using a discounted cash flow analysis treating cash distributions to NEGT as levered free cash flows. Contracted cash flows are discounted for the full life of the contract using a cost of equity that was derived using the CAPM. Estimated post-contract cash flows were also forecasted and discounted at a cost of equity derived using the CAPM.

OTHER ASSETS AND CERTAIN TAX MATTERS:

NEGT owns various real estate properties which are valued on a DCF basis. In addition, NEGT may emerge from Chapter 11 with NOLs that could be available to offset taxable income. Due to the uncertainty surrounding the amount and availability of NOLs the Reorganized Debtor might retain or realize and be able to use without restriction, the value of such NOLs to the Reorganized Debtor was not included in the calculation of the firm's total enterprise value.

ESTIMATED VALUATION RANGE:

Using the aforementioned valuation techniques, the hypothetical equity valuation range of the reorganized going concern enterprise is between $1,410 million and $1,660 million. The plan contemplates $1.0 billion in holding company debt, netting equity value between $410 million and $660 million. These values exclude any funds to be distributed pursuant to the Plan and any value related to NOLs which may be available to the Reorganized Debtor.

This range of values for the Reorganized Debtor was prepared based on information available as of January 2004. This estimate was developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. The calculation of value does not address any other aspect of the proposed restructuring or any related transactions and does not constitute a recommendation to any holder of outstanding securities of the Debtor as to how such security holder should vote or act on any matter relating to the restructuring or any related transaction. In addition, Lazard's calculation of value does not constitute an opinion as to the fairness to holders of outstanding securities of the Debtor from any point of view, including a financial point of view of the consideration to be received by such security holders pursuant to the plan. Estimates of reorganization going concern value do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein.

                                   APPENDIX 8

   SECOND AMENDED COMPLAINT, DATED NOVEMBER 7, 2003, AGAINST PG&E CORPORATION,
                                     ET AL.

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (Greenbelt Division)
In re:                              *   Chapter 11

NATIONAL ENERGY & GAS               *   Case Nos. 03-3-0459-PM and
TRANSMISSION, INC. (F/K/A               03-3-0461-PM through 03-3-0461-PM
PG&E NATIONAL ENERGY                *   and 03-3-0686-PM
GROUP, INC.), ET AL.,                   through 03-3-0687-PM
                                    *   (Jointly Administered under
             Debtors.                   Case No. 03-3-0459-PM)
*    *    *    *    *    *    *     *   *    *    *    *    *    *    *    *

NATIONAL ENERGY & GAS               *
TRANSMISSION, INC. (F/K/A
PG&E NATIONAL ENERGY                *        Adversary Proceeding 03-1249-pm
GROUP, INC.),
                                    *
             Plaintiff,
                                    *
OFFICIAL COMMITTEE OF
UNSECURED CREDITORS OF              *
PG&E NATIONAL ENERGY
GROUP, INC.; OFFICIAL               *
NOTEHOLDERS' COMMITTEE OF
PG&E NATIONAL ENERGY                *
GROUP, INC.
                                    *
     Plaintiffs-in-Intervention,
                                    *
v.
                                    *
PG&E CORPORATION, PETER A.
DARBEE and BRUCE R.                 *
WORTHINGTON,
                                    *
           Defendants.
                                    *

                                    *

*    *    *    *    *    *    *     *   *    *    *    *    *    *    *    *

                            SECOND AMENDED COMPLAINT

National Energy & Gas Transmission, Inc. (f/k/a PG&E National Energy Group, Inc.) ("NEG"), the Official Committee of Unsecured Creditors of PG&E National Energy Group, Inc.

(the "Creditors' Committee") and the Official Noteholders' Committee of PG&E National Energy Group, Inc. (the "Noteholders' Committee," and together with the Creditors' Committee, the "Committees") are informed and believe and thereupon allege as follows:

                                       I.

                            PARTIES AND JURISDICTION

         1. On July 8, 2003 (the "Petition Date"), NEG filed a voluntary petition under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Maryland, Greenbelt Division (the "Court"). The Chapter 11 cases of NEG and each of the other above-captioned debtors and debtors-in-possession (collectively, the "Debtors") have been consolidated for procedural purposes only and are being jointly administered pursuant to an Order of the Court.1 The Debtors continue to operate their businesses as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

         2. NEG is a Delaware corporation with its principal place of business in Bethesda, Maryland. NEG is a holding company that manages, directly or indirectly, more than 190 subsidiaries (the "Subsidiaries," and collectively with NEG, sometimes referred to as the "NEG Group"). The NEG Group is an integrated energy company engaged in, inter alia, power generation and natural gas transmission in North America.

         3. On July 17, 2003, pursuant to Section 1102(a)(1) of the Bankruptcy Code, the United States Trustee ("U.S. Trustee") formed the Creditors' Committee in NEG's case. On July 29,

----------
1 The Debtors consist of NEG, PG&E Energy Trading Holdings Corporation (f/k/a PG&E Energy Trading Power Holdings Corporation, "ET Holdings"), PG&E Energy Trading - Gas Corporation ("ET Gas"), PG&E ET Investments Corporation ("ET Inv."), PG&E Energy Trading - Power, L.P. ("ET Power"), PG&E Energy Services Ventures, Inc. and Quantum Ventures.

2003, pursuant to Section 1102(a)(2) of the Bankruptcy Code, the Court ordered the appointment of the Noteholders' Committee. On August 1, 2003, the U.S. Trustee (i) formed the Noteholders' Committee and (ii) altered the membership of the Creditors' Committee. The majority of the members of each of the Committees has been involved in debt restructuring negotiations with NEG for approximately ten months prior to the Petition Date. Four of the five members of the Noteholders' Committee had formed the Ad Hoc Group of Certain Holders of the 10 3/8% Senior Notes of NEG (the "Ad Hoc Group"). In addition, three of the current members of the Creditors' Committee, JP Morgan Chase, Citibank, N.A. and Societe Generale (collectively, the "Agents"), had previously been involved in the debt restructuring negotiations.

         4. On August 29, 2003, upon the joint request of the Committees, the Court ordered that both Committees could intervene as parties plaintiff, subject to and in accordance with a Stipulation for Joint Prosecution of Adversary Proceeding, which the Court has also approved. NEG and the Committees are referred to hereinafter collectively as "Plaintiffs."

         5. Defendant PG&E Corporation ("PG&E") is a holding company organized as a California corporation with its principal place of business in San Francisco, California. At all relevant times, PG&E has owned 100% of the equity interests in PG&E National Energy Group LLC ("NEG LLC"), a Delaware limited liability company. NEG LLC in turn, at all relevant times since its formation, has owned 97% or more of the voting stock of NEG. Prior to the formation of NEG LLC in 2001, PG&E directly owned 100% of the voting stock of NEG. Prior to the Petition Date, PG&E exercised control over the business and affairs of NEG through its initially direct, and subsequently indirect, ownership of the common equity, and its control of the Board of Directors, of NEG.

         6. Defendant Peter A. Darbee is a natural person and resident of the State of California. From November 1999 to July 7, 2003, Mr. Darbee was a member of NEG's Board of Directors. From November 1999 through the present, Mr. Darbee has served as Senior Vice President and Chief Financial Officer of PG&E.

         7. Defendant Bruce R. Worthington is a natural person and resident of the State of California. From December 18, 1998 to July 7, 2003, Mr. Worthington was a member of NEG's Board of Directors. From November 1997 through the present, Mr. Worthington has served as Senior Vice President and General Counsel of PG&E.

         8. The Court has jurisdiction over this adversary proceeding pursuant to 28 U.S.C. Sections 157 and 1334. Venue is proper in this Court pursuant to 28 U.S.C. Sections 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. Section 157. The relief sought herein is based on Bankruptcy Code Sections 105, 362, 510, 542, 544, 548, 550 and applicable nonbankruptcy law.

                                       II.

                               GENERAL ALLEGATIONS

A. FROM INCORPORATION TO ENERGY CRISIS: NEG, 1998-2001.

         9. NEG was incorporated on December 18, 1998 as a wholly owned direct subsidiary of PG&E.

         10. Although NEG itself was incorporated only in 1998, many of its 190 Subsidiaries, which together with NEG comprise the NEG Group, existed prior to the incorporation of NEG. NEG conducts no substantial business directly, but primarily serves as a holding company for the Subsidiaries in the NEG Group.

         11. Prior to NEG's incorporation, PG&E exercised direct control over the members of the NEG Group, including the NEG Group's power generation line of business after PG&E acquired complete control of that venture. During the period from NEG's incorporation through the day before the Petition Date, PG&E controlled NEG and exercised that control to advance the fortunes of PG&E, whether or not that was consistent with the best interests of NEG.

         12. At all relevant times, PG&E owned and/or controlled at least 97% of NEG's voting stock, appointed all the members of NEG's board of directors, employed most (or all) of NEG's directors, paid salaries to most of the NEG directors and tied key personnel at NEG to the fortunes of PG&E by the granting of stock options and similar incentives related to PG&E's financial performance.

         13. PG&E controlled NEG's finances. PG&E both financed NEG (through direct transfers of money) and provided guarantees and credit enhancements in connection with third party financings to members of the NEG Group. PG&E advanced monies and provided guarantees and credit enhancements to members of the NEG Group in PG&E's own self-interest as a strategic response to the deregulation of the energy business.

         14. Throughout its corporate existence, PG&E had either been a public utility (directly until 1996) or a holding company for a public utility, Pacific Gas & Electric Company (the "Utility"), which supplied natural gas and electric power to millions of residential and commercial customers in California.

         15. PG&E, as a holding company, was formed in response to, and as a result of, the deregulation of the wholesale electric power markets, and was designed to change PG&E from a staid and regulated, if profitable, utility into a more growth-oriented and unregulated integrated energy company. NEG was an important part of PG&E's future. NEG was designed to be PG&E's vehicle for future growth unimpeded by state regulatory constraints, which would otherwise continue to constrain the Utility for the then-foreseeable future.

         16. This strategy ran into serious problems in late 2000 and early 2001 when an "energy crisis" hit PG&E's primary market in California. The wholesale price, which the Utility had to pay to its suppliers for energy skyrocketed. The retail price, which the Utility could charge its customers, was capped (a vestige of regulation which was being phased out, but had not ended). As a result, the Utility experienced massive and well-publicized operating losses.

B. THE SPECIAL CASE OF TAXES, 1997-2001.

         17. At all times from at least January 1, 1997 to the present, the NEG Group (or, prior to NEG's incorporation, the then-existing members of the NEG Group) was included in PG&E's affiliated tax group and thus included within PG&E's consolidated federal income tax returns in accordance with the provisions of Internal Revenue Code ("IRC") Sections 1501 et seq. and the regulations promulgated by the Internal Revenue Service ("IRS") thereunder. NEG has also been included within many unitary or combined state tax returns that include PG&E and/or the Utility along with members of the NEG Group.

         18. The NEG Group and PG&E had an agreement regarding tax sharing that predated NEG's incorporation, and continued thereafter. That agreement (hereinafter, the "Tax Sharing Agreement"), in the parts here pertinent, provided that:

                  a. If the NEG Group generated net taxable income, NEG was obligated to remit to PG&E cash equal to the amount of income taxes payable by PG&E in respect of NEG Group's net taxable income.

                  b. If the NEG Group generated net tax losses, tax deductions or tax credits that PG&E could use to reduce PG&E's tax bills or generate a refund for PG&E, then PG&E was obligated to remit to NEG cash equal to the amount of net income tax savings realized by PG&E on account of the NEG Group's tax losses and credits.

         19. This Tax Sharing Agreement was recognized in numerous public and internal written statements by PG&E and/or those employed by it, and notably in an extended course of conduct over a period of years. This course of conduct was expressly cited in an opinion letter from

Weil, Gotshal & Manges LLP, dated March 2, 2001, to General Electric Credit Corporation and Lehman Commercial Paper, Inc., written in connection with, inter alia, the Offering Memorandum on the Senior Notes, that, in pertinent part (pages 1 and 7) provided:

                  We have acted as special counsel to PG&E Corporation ("PG&E"), PG&E National Energy Group, Inc. ("NEG") [and others] in connection with the restructuring and reorganization of, inter alia, PG&E and NEG
         ...

                  We understand the material facts affecting the substantive consolidation of PG&E and NEG [and others] to be as follows:

                  ***

                  22. Pursuant to the income tax allocation section of the PG&E Corporation Affiliated Company Transactions Policy, effective July 21, 1999, PG&E has paid the NEG Subsidiaries approximately $361 million for tax benefits generated.

         20. The existence and importance of the Tax Sharing Agreement were also recognized by PG&E in a June 3, 1999 letter to Deloitte & Touche, which was then auditing two members of the NEG Group (both of whom are Debtors), PG&E Energy Trading - Gas Corporation, and PG&E Energy Trading Power Holdings Corporation (now known as PG&E Energy Trading Holdings Corporation), which are referred to in the letter as the "Company." In the letter, two officers of PG&E certified to Deloitte & Touche that:

                  2. The Company is included in the consolidated U.S. Federal income tax return of PG&E Corporation and operates under A TAX SHARING ARRANGEMENT WHEREBY IT CALCULATES ITS INCOME TAX PROVISION/BENEFIT ON A STAND-ALONE BASIS AND EITHER PAYS TO OR RECEIVES FROM PG&E CORPORATION BASED ON THE CALCULATED INCOME TAX EXPENSE/BENEFIT. Accordingly, we believe it is appropriate for the Company to have recognized the full benefit of its taxable losses in its March 31, 1999, combined financial statements. (Emphasis added)

         21. In tax years 1997, 1998 and 1999, and as PG&E has contended, the NEG Group incurred approximately $1 billion of negative tax attributes, which resulted in deductions and credits that reduced the tax obligations of PG&E by several hundred million dollars. For each taxable year, consistent with and pursuant to the Tax Sharing Agreement, cash in an amount equal to the net income tax savings realized by PG&E on account of the tax attributes generated by the NEG Group for that taxable year was remitted by PG&E to NEG or, in years before NEG was activated, its corporate predecessors in the NEG Group, as above-described.

         22. Thus, as a result of the Tax Sharing Agreement, PG&E paid approximately $361 million over a three-year period pursuant to that agreement. Upon information and belief, at no time during this period did PG&E advise NEG that these payments were being made for any reason other than pursuant to the Tax Sharing Agreement.

         23. In year 2000, both the NEG Group and PG&E, as a whole, incurred tax losses in excess of the income generated in that year resulting in a situation where PG&E paid no income taxes for that year. The NEG Group incurred several hundred million dollars in year 2000 tax losses. In 2001, PG&E received a tax refund on account of its ability under applicable tax law to "carry-back" its 2000 losses to prior tax years. Recognizing PG&E's obligations to compensate NEG for the losses under the Tax Sharing Agreement, but because PG&E did not have the available cash to pay NEG in 2001 what PG&E owed to NEG under the Tax Sharing Agreement, the parties created a tax receivable in the amount of approximately $99 million, which amount was paid by PG&E to NEG in 2002, in satisfaction of the tax receivable.

C. YEAR 2001 TAXES.

         24. In May, 2001, NEG issued the Senior Notes to the public in a principal amount of $1 billion pursuant to an offering circular on Form S-4 filed with the United States Securities Exchange Commission which represented:

                  [NEG Group is] included in the federal consolidated tax return of [PG&E]. [NEG Group] and [PG&E] have a tax sharing arrangement that provides for the allocation of federal and certain state income taxes. IN CONSIDERATION OF [NEG GROUP'S] PARTICIPATION IN SUCH CONSOLIDATED RETURN AND THE TAX-SHARING ARRANGEMENT, THE COMPANY [NEG]

         RECOGNIZES ITS PRO RATA SHARE OF CONSOLIDATED INCOME TAX EXPENSES AND BENEFITS. [NEG] is allowed to use the tax benefits generated as long as these benefits could be used on a consolidated basis. ... Beginning with the 2001 calendar year, [NEG] expects to pay to [PG&E] the amount of income taxes that [NEG] would be liable for if [NEG] filed its own consolidated combined or unitary return separate from [PG&E], subject to certain consolidated adjustments.

SEC Form S-4 at 98, filed by PG&E National Energy Group, Inc. (July 27, 2001) (emphasis added). This Form S-4 was signed by Defendants Darbee and Worthington in their capacities as directors of NEG.

         25. In tax year 2001, NEG estimated that the NEG Group had net taxable income of approximately $280 million. Therefore, NEG remitted approximately $54 million to PG&E on account of year 2001 estimated income taxes payable by PG&E in respect of the taxable income of NEG Group. PG&E accepted this payment and never claimed or contended that it and NEG had no binding Tax Sharing Agreement.

D. NEG'S CHANGE IN FORTUNES, 2001-2003.

         26. The energy crisis ended almost as rapidly as it had begun, and wholesale energy prices plummeted with the same intensity that they had risen just a year earlier.

         27. The result was that NEG, which depended on high wholesale energy prices, turned dramatically unprofitable in late 2001 and early 2002, and the Utility, despite its April 2001 bankruptcy filing during the height of the energy crisis, turned very profitable at or about the same time.

         28. As a result, commencing in 2002, Standard & Poors, Moody's Investor Services, Inc. and other ratings agencies began downgrading the credit rating of NEG (and the entities primarily liable on debt obligations guaranteed by NEG), resulting in various "collateral calls" at the NEG and subsidiary levels and demands for replacement guarantees.

         29. This reversal of fortune created a dilemma for PG&E. In the space of a single year, NEG and the Utility had essentially reversed roles. PG&E no longer saw NEG as its key to future growth and profitability. At the same time, PG&E was engaged in a struggle with the California Public Utility Commission ("CPUC") concerning the fate of the Utility.

         30. PG&E's goal became to (i) mislead the NEG creditor representatives, so as to avoid or at least delay the commencement of an involuntary bankruptcy proceeding for NEG, which would have caused PG&E to lose control over NEG and been embarrassing and damaging to PG&E's efforts to confirm a plan of reorganization for the Utility; and (ii) make sure that more PG&E wealth did not go to NEG and its creditors, regardless of whether that meant that PG&E would breach agreements with NEG or its fiduciary obligations to NEG and its creditors.

         31. By November 2002, NEG's insolvency resulted in a default on its obligations to the holders of the Senior Notes and the JP Morgan Chase revolving credit facilities. In addition, the contingent obligations to the bank syndicates agented by Citibank, N.A. and Societe Generale had matured and were in default (or subject to temporary forbearances).

         32. At or about the same time, NEG brought in the turnaround-consulting firm of Alvarez & Marsal to assist in the restructuring discussions with these creditors. Significantly, however, PG&E did not cease controlling NEG's Board of Directors until the day before NEG's chapter 11 filing.

         33. NEG's financial deterioration and deepening insolvency increased the importance of the Tax Sharing Agreement. As a result of built-in losses and other tax attributes, the disposition of NEG's interests in its principal merchant power plants and the unwinding of its energy trading business promised to generate federal and state tax deductions approximating $3.4 billion. These NEG tax deductions - PG&E projected - would result in up to $1.4 billion in tax savings to

PG&E. The payment of these tax benefits to NEG in accordance with the Tax Sharing Agreement would have substantially enhanced the recoveries of NEG creditors. In short, more than ever, NEG needed the benefits that PG&E was obliged to deliver, and had committed to deliver, under the Tax Sharing Agreement.

         34. In October 2002, PG&E publicly announced its entry into a "Second Amended and Restated Credit Agreement" ("Credit Agreement") with its various lenders pertaining to PG&E's then-existing $720 million in institutional indebtedness. PG&E's 8-K filed with the Securities & Exchange Commission on October 22, 2002 stated in pertinent part that:

                  The Credit Agreement generally permits [NEG] LLC, [NEG]. and their respective subsidiaries to enter into sales and other disposition of assets in the ordinary course of business and in certain qualified transactions. In addition, in connection with certain sales and debt restructuring transactions of [NEG] and its subsidiaries, PG&E Corporation is permitted to make investments funded from existing cash and future earnings in [NEG] and its subsidiaries or in entities that acquire such assets from [NEG] and its subsidiaries in such transactions. THE AMOUNT OF SUCH INVESTMENTS IS LIMITED TO 75% OF THE NET CASH TAX SAVINGS (LESS CERTAIN COSTS AND EXPENSES) ACTUALLY RECEIVED BY PG&E CORPORATION AFTER OCTOBER 1, 2002 AS A RESULT OF CERTAIN TRANSACTIONS OF [NEG] AND ITS SUBSIDIARIES. (Emphasis added)

         35. By its terms, therefore, the Credit Agreement purported to authorize PG&E to compensate NEG for "net cash savings" received by PG&E after October 1, 2002, but to limit that compensation to up to 75% of those savings. This amendment to the Credit Agreement was obviously designed by PG&E to use covenants contained in its own credit agreements to force NEG's creditors to accept less than full compensation for any "net cash savings" resulting from PG&E's use of NEG's tax attributes, notwithstanding the Tax Sharing Agreement.

         36. In October 2002, debt-restructuring negotiations began among PG&E,NEG, the Ad Hoc Group and the Agents. The Ad Hoc Group consisted of institutional holders of in excess of 50% of NEG's outstanding Senior Notes. One of the Agents, JP Morgan Chase, served (and continues to serve) as agent on one revolving credit facility at the NEG level. The other Agents, Societe Generale and Citibank, N.A., each served (and continue to serve) as agents on two lending facilities pursuant to which NEG hadassumed guaranty or equity funding commitments.

         37. Pursuant to federal tax regulations, so long as PG&E continued to own at least 80% of NEG's equity, the NEG Group could remain as part of PG&E. So long as the NEG Group remained part of PG&E, the deductions and credits generated by the NEG Group's tax attributes could be utilized currently or within a very short period of time to generate tax benefits through refunds or by reducing current taxes. If NEG were to become "deconsolidated" from PG&E (for example, by no longer being at least 80% owned by PG&E, and therefore not be included within PG&E's affiliated group and consolidated federal tax returns for purposes of IRC Sections 1501 & 1504) before it realized the losses on account of dispositions and its operating activities, the deductions and credits could be utilized to reduce future taxes on its own future taxable income for twenty years, subject to certain limitations in the event of change in control.

         38. Because the present value of the deductions and credits arising out of the NEG Group's anticipated tax attributes was greater to PG&E than their value to a deconsolidated NEG as a going forward tax shield, PG&E proposed to the Ad Hoc Group and the Agents that NEG would, after effectuating the dispositions and realizing the other operating losses and credits, remain a member of PG&E's consolidated tax group notwithstanding NEG's gross insolvency.

         39. The Ad Hoc Group and the Agents agreed that PG&E's proposal maximized the present value of the valuable tax attributes of NEG, but they asserted that pursuant to the existing Tax Sharing Agreement, 100% of the tax benefits realized by PG&E on account of NEG Group's tax attributes should be remitted to NEG for the ultimate benefit of NEG's creditors.

         40. On November 5, 2002, NEG received a letter from PG&E, purporting to respond to "PG&E NEG's recently stated belief that the manner in which PG&E Corporation and NEG have handled NEG's tax losses in the past may constitute a course of conduct from which an agreement may be implied that is somehow legally binding on PG&E Corporation." The letter stated in pertinent part that:

                  As [PG&E] has previously stated on numerous occasions, while in the past PG&E Corporation has included NEG's tax losses, as permitted and required by law, in its consolidated tax returns, and in connection therewith PG&E Corporation has made certain cash payments to NEG in relation to NEG's tax losses on an ad hoc basis, each of these decisions was made independently by PG&E Corporation based on corporate strategy in dealing with NEG's capital needs at the time and was not made pursuant to any comprehensive agreement or understanding between PG&E Corporation and NEG binding upon the parties in future years.

         41. PG&E subsequently purported to "withdraw" the November 5, 2002 letter. However, on November 12, 2002, NEG received a second letter from PG&E purporting to terminate the Tax Sharing Agreement between PG&E and NEG, without further notice. That letter also disputed that a Tax Sharing Agreement ever existed.

         42. Notwithstanding the purported termination, PG&E continued to engage in negotiations with, and make representations to, NEG and NEG's creditors. At a meeting held on December 17, 2002 at the law offices of Willkie Farr & Gallagher LLP in New York involving representatives of PG&E, NEG and NEG creditor representatives, Mr. G. Stephen Arnold ("Arnold"), PG&E's Tax Director, provided a detailed presentation concerning the various transactions that would have to occur in order for realization of the tax losses to occur. Mr. Arnold assured the participants at that meeting that the numerous steps that would be required to effectuate these transactions would not be completed in calendar year 2002 absent the execution of a settlement agreement between PG&E and NEG creditors. The written materials furnished by PG&E were consistent with PG&E's and Arnold's representations that significant tax loss transactions would not occur in 2002.

         43. On December 24, 2002, NEG notified PG&E that PG&E's November 12, 2002 letter was not effective in terminating the Tax Sharing Agreement between them and reserved all of its rights.

         44. Relying on PG&E's representations that no significant tax loss transactions had occurred or would occur in 2002, the NEG creditors were concerned about preserving the status quo in calendar year 2003, while settlement discussions were ongoing. In January 2003, Richard Shutran, Esq., counsel to PG&E, and Lee R. Bogdanoff, Esq., counsel to the Ad Hoc Group, in an exchange of correspondence memorialized the interim understanding with respect to maintenance of the status quo while discussions were ongoing. The understanding regarding the maintenance of the status quo is further reflected in a series of "protocol" letters and nondeconsolidation commitments continuously extended through the Petition Date. The protocol letters not only prohibited certain disposition transactions absent compliance with its terms, but also proscribed intercompany transactions between PG&E and NEG other than ones specifically authorized in the letters. NEG and its creditors had every reason to believe that, so long as PG&E was participating in settlement discussions concerning PG&E and/or the protocol letters were in effect, the status quo was being maintained and no significant dispositions or tax losses would be realized.

         45. On May 13, 2003, at a PG&E earnings telephone conference call, Robert Glynn, the Chairman, President and CEO of PG&E, made it clear, publicly, that PG&E still was involved in settlement negotiations with NEG creditors stating:

                  As you know, since last November, PG&E National Energy Group has been operating while in default of its major lending facilities, and we've been working with lenders to reach an agreement on restructuring that business. The very fact that these discussions have continued for this length of time is a reflection of both the parties' desire to reach an agreement, as well as the difficulties in doing so. Working with the large group of more than 40 banks and public bond holders is a complex project. And while these discussions are continuing, no agreement has been reached yet, and we can't assure that one will be reached.

                                     * * *

                  Third, it is our view that the overall if many benefits of restructuring will be greater with cooperation between PG&E, NEG, and the creditors than without and we are not changing our efforts to find consensus with the creditors. And fourth, we believe that the outcome of any bankruptcy proceeding by the PG&E NEG would not have a material adverse impact on the financial condition of Pacific Gas & Electric Company or of the corporation.

         46. As late as June 30, 2003, PG&E's Annual Report (as filed with the United States Securities & Exchange Commission on that date) reiterated its continuing involvement in settlement negations:

                  PG&E Corporation is participating with PG&E NEG, its subsidiaries and their lenders in negotiations to restructure PG&E NEG's and its subsidiaries' commitments. However, under the terms of its credit agreement, PG&E Corporation is limited as to the amount and conditions under which it can provide cash to PG&E NEG. In particular, the Credit Agreement limits PG&E Corporation's ability to make investments in PG&E NEG and its subsidiaries from existing cash to 75 percent of the net cash tax savings (less certain costs and expenses) actually received by PG&E Corporation as a result of certain sales and debt restructuring transactions of PG&E NEG and its subsidiaries.

         47. In negotiating and planning for a stand-alone NEG reorganization during the first half of 2003, the Ad Hoc Group and the Agents negotiated with PG&E and NEG. The proposed plan of reorganization that resulted, as PG&E knew, assumed that at least $3 billion in unrealized disposition losses and other tax attributes remained available to NEG and could be used to help fund the NEG reorganization.

         48. On or about May 12, 2003 (the day before the above-referenced earnings conference call), and unbeknownst to the Plaintiffs, PG&E filed its 2002 federal tax return, which was a consolidated tax return purportedly filed on behalf of all members of the PG&E consolidated group (including the NEG Group). The return claimed a refund of $533 million of which (i) $361.5 million was attributable to approximately $1 billion in losses incurred by the NEG Group and (ii) $53 million was attributable to credits generated by the NEG Group (the "Refund"). Approximately $800 million of the $1 billion of losses were claimed as abandonments and other losses effectuated on or before December 31, 2002. PG&E did not disclose these abandonments and other losses pertaining to the NEG Group's assets, the filing of its claim for the Refund, or the actual receipt of the Refund to NEG, until August 4, 2003. Given PG&E's representations, PG&E had a duty to disclose this fact and breached that duty. PG&E first publicly disclosed its receipt of the Refund on August 19, 2003. NEG promptly demanded that PG&E remit payment of the Refund to NEG in accordance with the Tax Sharing Agreement.

         49. PG&E's actions in seeking and obtaining the Refund and refusing to remit any portion of the Refund to NEG violated not only the Tax Sharing Agreement, but also PG&E's own agreements to maintain the status quo and PG&E's fiduciary duties to NEG and its creditors. PG&E's actions as alleged herein also interfered with and violated its undertakings in the protocol letters. PG&E withheld from Alvarez & Marsal and other agents on behalf of NEG the fact that PG&E was planning to obtain the Refund.

         50. As alleged above, in its consolidated federal tax return, PG&E claimed approximately $800 million in deductions on account of abandonments and other losses relating to the assets of members of the NEG Group (and about $200 million in other losses) on or before December 31,

2002. PG&E knew that its action in connection with claiming these deductions were in PG&E's own interest and at the expense of NEG and its creditors.

         51. PG&E did not consult, or even inform, NEG or NEG's creditors about PG&E's decision to claim that certain assets owned by the NEG Group had been abandoned for purposes of the 2002 tax year.

         52. Darbee and Worthington were aware that PG&E planned to claim these losses at a time each was a director of NEG, but nonetheless failed to disclose those facts to either NEG or its creditors.

         53. Under applicable tax law, to claim deductions based upon an abandonment loss there must be an intent to abandon coupled with an act evidencing such intent. However, pursuant to applicable Treasury Regulations, the fact of a decline in value of an asset does not equate to an overt act of abandonment, resulting in a loss under IRC section 165.

         54. Since recognition of abandonment losses is tied to intent to abandon, PG&E was not required to claim abandonment losses on or before December 31, 2002 and those deductions could have been preserved for future tax years. Moreover, had NEG known of PG&E's plan to claim the foregoing abandonment losses as deductions on PG&E's 2002 consolidated federal tax return, NEG could have taken actions that would have resulted in there being no basis to assert that abandonment had occurred. In short, PG&E did not have to declare the abandonment of projects owned by the NEG Group in tax year 2002.

         55. PG&E elected to treat certain NEG Group assets as abandoned on or before December 31, 2002 because such a position was advantageous to PG&E. However, that election caused significant harm to NEG.

         56. Upon substantial consummation of its plan of reorganization, NEG will be reorganized as a going concern that will earn substantial income. NEG's debt and operations will be restructured in a fashion, which will allow it to generate net taxable income.

         57. NEG Group's future taxable income and income tax liabilities could have been reduced or eliminated by net operating losses, disposition losses, and other favorable tax attributes that can be "carried-forward" under applicable law, had the losses and other tax attributes not been claimed by PG&E.

         58. NEG Group may also realize significant taxable gains from the disposition of certain assets as a part of its reorganization. These asset dispositions may create tax liability for NEG that could have been reduced or eliminated by net operating losses, disposition losses, and other favorable tax attributes that can be "carried-forward" under applicable law, had the losses and other tax attributes not been claimed by PG&E.

         59. As a result, NEG Group's tax attributes, including the abandonment losses claimed by PG&E, are a valuable asset of NEG, that were secretly misappropriated by PG&E for its own benefit.

         60. PG&E's concealment of its misappropriation of the NEG Group's favorable tax attributes continued after NEG's commencement of its chapter 11 case. At a hearing held before this Court on July 30, 2003 in which PG&E's counsel actively participated, and in which testimony and argument was furnished to the Court concerning the more than $3 billion in anticipated disposition losses available to the NEG estate, PG&E failed to disclose to the Court or to the parties that in May of this year PG&E had already claimed approximately $800 million of tax deductions on account of those losses, as well as $200 million in other losses, resulting in PG&E's receipt of the Refund.

E. THE BANKRUPTCY, THE COMMENCEMENT OF LITIGATION AND THE NEW EXPLANATIONS.

         61. On July 7, 2003, Darbee, Worthington and two other directors appointed by PG&E, G. Brent Stanley ("Stanley") and Thomas B. King ("King"), both of whom were PG&E Senior Vice-Presidents at the time they served on NEG's board but who are presently not sued herein, resigned. They were replaced by Joseph A. Bondi, Sanford L. Hartman, Henry Murphy and Frank V. Battle, Jr. As a result, for the first time, NEG had a board of directors independent of PG&E.

         62. At an earnings conference call for PG&E held on August 19, 2003, Darbee explained the effect of the resignations on PG&E:

                  As a result of this change, PG&E Corporation no longer retains significant influence over the ongoing operations of NEG. (Emphasis added)

         63. As one of its first actions, the newly independent NEG filed chapter 11 petitions for itself and the other Debtors on July 8, 2003.

         64. Thereafter, NEG learned of PG&E's prior filing of its 2002 federal tax return, which claimed tax deductions based upon the NEG Group's tax attributes, including the abandonments of NEG Group assets, and PG&E's receipt of the Refund and filed this adversary proceeding.

         65. In response, PG&E has sought to explain what it contends was the true agreement (or non-agreement) between it and NEG relating to taxes. Specifically, PG&E has contended, in pleadings filed with this Court, including an affidavit signed on September 2, 2003 by Darbee, that:


                  PCG(2) and NEG have had only an informal tax sharing arrangement - not a binding tax sharing agreement - that has governed their relationship vis-a-vis tax issues. ... [U]nder our arrangement,
         PCG has


----------
2 PG&E often refers to itself by its stock ticker symbol, PCG. When we quote from PG&E documents, we will do the same.

         decided as a matter of business planning whether to infuse funds into
         NEG .... [T]HE DECISION TO PAY NEG OR ANY NEG SUBSIDIARY FOR TAX
         SAVINGS REALIZED WAS AN ACT OF BUSINESS JUDGMENT ON THE PART OF PCG'S MANAGEMENT, A JUDGMENT THAT HAS CHANGED FROM YEAR TO YEAR DEPENDING
         UPON THE CIRCUMSTANCES IMPACTING PCG. ... THE TAX ACCOUNT PROVIDED A
         CONVENIENT MECHANISM THROUGH WHICH TO INFUSE THESE FUNDS INTO SUBSIDIARIES IN AMOUNTS PCG DEEMED AT THE TIME TO BE PRUDENT. (Emphasis added.)

         66. The "tax account," to which Darbee referred, was the account that PG&E had used to make an approximate $99 million payment to NEG, which was publicly reported as a payment on an account payable from PG&E to NEG for use of tax benefits. As stated in NEG's 10-Q filed with the Securities & Exchange
Commission:

                  Furthermore, as of December 31, 2001, the Company has recorded a $99 million amount receivable from the Parent related to the intercompany tax-sharing arrangement; this amount is included in "Longterm receivables from Parent", as of December 31, 2001, in the accompanying consolidated balance sheet.

         67. According to Darbee's affidavit, contrary to the above-excerpted public disclosure, this receivable was simply a "convenient mechanism" for PG&E to infuse funds into NEG, as opposed to direct evidence of an amount owing and paid by PG&E to NEG pursuant to the Tax Sharing Agreement.

         68. Although Plaintiffs do not agree that the above-description of the Tax Sharing Agreement (or that the description of the tax receivable as a "convenient mechanism" to remit payments to NEG) is correct, the policy it appears to embrace - that PG&E dealt with NEG on an ad hoc basis depending on what was good for PG&E overall on any particular day - is an admission by PG&E that PG&E favored itself during a time when NEG was in the zone of insolvency and should have been managed for the benefit of its creditors.

         69. PG&E's dominion and control of NEG - for PG&E's own benefit - and its treatment of NEG in an unjust and fundamentally unfair way was far reaching. It included, among other things, (i) PG&E's purported termination of the Tax Sharing Agreement just as NEG was insolvent and on the verge of defaulting or had defaulted on nearly all of its indebtedness so as to maximize PG&E's leverage in dealing with NEG's creditors, (ii) PG&E's actions in having its counsel speak for NEG to deny the existence of the Tax Sharing Agreement even though NEG had previously advised PG&E that it did not consent to PG&E's termination of such agreement, (iii) Darbee's and Worthington's failure to act in NEG's best interests concerning maximizing the value for NEG from the anticipated tax attributes (and even to notify NEG of PG&E's plans to file its consolidated tax return, appropriate to itself the Refund and violate the parties' standstill agreements), and (iv) PG&E's actions in seeking and obtaining the Refund rather than maximizing the value for NEG from the anticipated tax attributes.

         70. PG&E unjustly enriched itself by claiming the Refund in a manner that deprived, or was calculated to deprive, NEG of valuable tax attributes that could have been used to offset or reduce future income tax liabilities of NEG after its debt restructuring was completed.

         71. Plaintiffs are informed and believe and thereupon allege that there were numerous other instances in which PG&E ran NEG, through the directors they chose and the employees they controlled (directly in some cases, indirectly via incentives in other cases), for the benefit of PG&E and without regard to whether particular decisions were good or bad for NEG or its creditors. For example, PG&E caused NEG and its subsidiaries to enter into unfair transactions, including, but not limited to, PG&E Gas Transmission's purported sale, in November 2002, to the Utility, for far less than fair consideration, of approximately 2.66 miles of large diameter high pressure pipeline facilities, so as to remove that asset from CPUC regulation and to the regulation of the Federal Energy Regulatory Commission and thereby advancing PG&E's efforts to confirm its own plan of reorganization for the Utility. If and to the extent necessary, Plaintiffs will seek leave to amend to detail such further allegations as they are discovered.

                                      III.

                               CLAIMS FOR RELIEF

                             FIRST CLAIM FOR RELIEF
                          (Breach of Contract - PG&E)

         72. Plaintiffs repeat and reallege paragraphs 1-71, above, as if fully set forth.

         73. At all times relevant hereto, a valid and enforceable Tax Sharing Agreement (as above defined) has existed between PG&E, on the one hand, and NEG, on the other hand.

         74. NEG has performed all the obligations on its part to be performed.

         75. All conditions precedent to performance by PG&E have occurred, including but not limited to PG&E's filing of its 2002 tax returns that have produced the Refund to PG&E. Plaintiffs expressly reserve the right to amend this paragraph (and indeed, the entire complaint), based upon subsequent discovery should it appear that the amounts recovered by PG&E or the tax benefits obtained by it are now or subsequently turn out to be greater than or different from the amounts which Plaintiffs currently believe, as set forth herein, were recovered by PG&E.

         76. Demand has been made of PG&E to turn over or pay to NEG the Refund it now holds relating to tax benefits realized as the result of the tax attributes of the NEG Group which, as noted, Plaintiffs presently believe to be not less than $414 million.

         77. PG&E has failed and refused and continues to fail and refuse to turn over or to pay to NEG an amount equal to the Refund or any portion thereof.

         78. The failure of PG&E to turn over or to pay an amount equal to the Refund to NEG is a breach of the Tax Sharing Agreement.

         79. As a result of the breach of the Tax Sharing Agreement, NEG has been damaged in the amount of not less than $414 million or more according to proof (resulting from, among other things, PG&E's use of additional tax attributes generated by the NEG Group).

         WHEREFORE, Plaintiffs request entry of a judgment in their favor and against PG&E for damages according to proof, for interest, for costs of suit, including reasonable attorneys' fees (to the extent recoverable under applicable law), and for such other and further relief as appropriate.

                            SECOND CLAIM FOR RELIEF
                          (Declaratory Relief - PG&E)

         80. Plaintiffs repeat and reallege paragraphs 1-79, above, as if fully set forth.

         81. Plaintiffs contend that a Tax Sharing Agreement (as above defined) has existed between PG&E, on the one hand, and NEG, on the other hand, and that such agreement still exists or, in the alternative, exists at least insofar as losses that were made likely by economic events occurring prior to PG&E's purported termination of the Tax Sharing Agreement in November 2002, whenever realized or recognized.

         82. Plaintiffs are informed and believe and thereupon allege that PG&E disputes that a Tax Sharing Agreement ever existed, and further contends that if it did, PG&E terminated it in November 2002 and no longer has any obligations thereunder.

         83. Plaintiffs contend that under the Tax Sharing Agreement, PG&E is obligated to turn over or pay to NEG not only any amounts already received by PG&E equal to the amount of net federal and state income tax savings realized by PG&E in respect of deductions and credits on account of the NEG Group's tax losses and investments, but also any such amounts received by PG&E in the future. Plaintiffs are informed and believe that PG&E disputes this contention.

         84. A justiciable controversy exists as to whether NEG and PG&E were and continue to be bound under the terms of a valid enforceable Tax Sharing Agreement.

         85. It is necessary for this Court to determine (i) whether a Tax Sharing Agreement exists, (ii) whether or not it was terminated and if so whether such termination was lawful and/or effective for the 2002 tax year,
(iii) whether the Refund, or any portion thereof, is property of NEG's estate, and (iv) what are the rights and obligations of the parties under the Tax Sharing Agreement, not only as to already realized tax savings, but as to future tax savings.

         86. In addition, these determinations are necessary to the prosecution of the Debtors' bankruptcy cases and the just and expeditious formulation and implementation of a plan of reorganization.

         WHEREFORE, Plaintiffs request entry of a judgment declaring the respective rights and obligations of the parties and specifically determining that PG&E and NEG have a Tax Sharing Agreement, and that pursuant thereto, PG&E is obligated to turn over or pay to NEG in cash for the amount of net income tax savings realized by PG&E in respect of the NEG Group's tax attributes, including tax losses, deductions and credits generated by the NEG Group, whether received in the past or the future, for costs of suit, including reasonable attorneys' fees (to the extent recoverable under applicable law), and for such other and further relief as appropriate.

                             THIRD CLAIM FOR RELIEF
                   (Breach of Fiduciary Duty - All Defendants)

         87. Plaintiffs repeat and reallege paragraphs 1-86, above, as if fully set forth.

         88. By virtue of being directors of NEG, Darbee and Worthington owed to NEG, and (as NEG was insolvent and/or in the zone of insolvency at all relevant times) to NEG's creditors generally, various fiduciary duties, including the duty of loyalty through the date they resigned as directors.

         89. By virtue of being a controlling shareholder of NEG, PG&E owed to NEG various fiduciary duties, including the duty of loyalty through at least the Petition Date.

         90. Additionally, the resignations of Darbee and Worthington did not entirely free them to act in a way that was adverse to NEG, including but not limited to assisting PG&E in resisting claims made by NEG and divulging to PG&E confidential information (including attorney-client communications) to which they were privy by virtue of having been directors of NEG.

         91. Notwithstanding Defendants' fiduciary obligations as NEG directors or controlling shareholder, Plaintiffs are informed and believe and thereupon allege that Darbee and Worthington:

                  a. knowingly failed to disclose to NEG, its independent director, its management and financial advisors, the Ad Hoc Group and the Agents, PG&E's position that tax losses had been realized by abandonment of assets and terminations occurring on or before December 31, 2002;

                  b. knowingly failed to disclose to NEG, its independent director, its management and financial advisors, the Ad Hoc Group and the Agents, that PG&E prepared a consolidated return that recognized losses by virtue of the abandonment or other disposition of assets of NEG and its subsidiaries;

                  c. knowingly failed to take any action to preserve the NEG Group's tax attributes for the benefit of NEG. Instead, Darbee and Worthington knowingly stood by while PG&E secretly took advantage of NEG's tax attributes in obtaining the Refund, to the detriment of NEG, its creditors and its estate;

                  d. cooperated with PG&E in resisting claims made by NEG relating to transactions and events that occurred during the time they were directors of NEG;

                  e. shared with PG&E and its counsel confidential information, including attorney-client communications, learned as the result of being directors of NEG;

                  f. caused PG&E's counsel to speak for NEG in denying the existence of a tax sharing agreement while NEG was under PG&E's dominion and control, even though, NEG had notified PG&E that it did not consent to PG&E's termination of the Tax Sharing Agreement.

         92. In doing the acts and failing to act as herein alleged, Darbee and Worthington acted either under the direction of PG&E, as agents of PG&E within the course and scope of their agency, or alternatively, in a conspiracy with PG&E.

         93. In addition, PG&E breached its duty to NEG (and to NEG's creditors generally) by using its control over NEG to advance PG&E's own interests ahead of NEG's at a time when NEG was insolvent and/or in the zone of insolvency. Despite having no obligation to do so, and/or having the ability to avoid or defer claiming abandonment losses, PG&E claimed that certain NEG Group assets were abandoned or otherwise disposed of so that PG&E could claim tax deductions of approximately $800 million (as well as approximately $200 million in other losses) while the NEG Group remained part of the PG&E consolidated federal income tax group. Those unrealized losses were valuable tax attributes of the NEG Group.

         94. PG&E, Darbee and Worthington owed NEG a fiduciary duty, which each of them breached by failing to protect NEG's valuable tax attributes and/or compensate NEG for their use, all at a time when NEG was insolvent and/or in the zone of insolvency.

         95. NEG has a clear prospect of earning substantial future income and expects to become profitable after reorganization. NEG Group's tax attributes have and had economic value to NEG. As alleged above, following reorganization, NEG will begin to incur tax liabilities which could have been reduced or eliminated by the favorable tax attributes misappropriated by PG&E for its own benefit.

         96. In doing the acts and failing to act as herein alleged, Darbee, Worthington and PG&E acted willfully and deliberately for the purpose of advancing the interests of PG&E ahead of NEG and its creditors.

         97. As a result of the above-described breaches of fiduciary duty, NEG and its creditors have been damaged in an amount which is presently undetermined, but which Plaintiffs are informed and believe and thereupon allege exceeds $414 million.

         WHEREFORE, Plaintiffs request entry of a judgment in their favor and against Darbee, Worthington and PG&E, jointly and severally, for damages according to proof, for interest, for costs of suit, including reasonable attorneys' fees (to the extent recoverable under applicable law), for appropriate exemplary and punitive damages in an amount sufficient to punish Darbee, Worthington and PG&E, and to deter future breaches by them and others, and for such other and further relief as appropriate.

                            FOURTH CLAIM FOR RELIEF
                     (Violation of the automatic stay--PG&E)

         98. Plaintiffs repeat and reallege, paragraphs 1 - 97, as though fully set forth.

         99. Section 362(a) of the Bankruptcy Code provides that the filing of a bankruptcy petition operates as an "automatic" stay of certain actions related to a bankruptcy debtor and property of the debtor's estate, including, inter alia, any act to obtain possession of property of the estate or of property from the estate or to exercise control over property of the estate.

         100. PG&E had actual notice of the filing of the NEG bankruptcy petition on, or immediately after, the Petition Date.

         101. The Refund is property subject to a constructive trust in favor of NEG and is property of NEG's bankruptcy estate. PG&E's acts to obtain possession of property of NEG's estate, or to exercise control over property of the estate, in claiming, collecting and retaining the Refund, constitutes a violation of 11 U.S.C. Section 362(a)(3).

         102. Due to PG&E's knowing violation of the automatic stay, plaintiffs are entitled to an award of money damages pursuant to 11 U.S.C. Section 362(h).

         WHEREFORE, the Plaintiffs request entry of a judgment pursuant to 11 U.S.C. Section 362(h) for appropriate relief, including reasonable attorneys fees and costs, and other relief.

                             FIFTH CLAIM FOR RELIEF
                  (Turnover under 11 U.S.C. Section 542--PG&E)

         103. Plaintiffs repeat and reallege paragraphs 1 - 102, as though fully set forth.

         104. The Tax Sharing Agreement constitutes a valid, enforceable contract between PG&E and NEG. Pursuant to the Tax Sharing Agreement, PG&E is required to pay over to NEG its allocable share of the Refund. Based upon the parties' agreement, and consistent with prior practice, at a minimum, NEG's allocable share includes that portion of the Refund attributable to NEG's tax attributes.

         105. NEG has demanded that PG&E honor the Tax Sharing Agreement. NEG seeks turnover of these sums to the estate from PG&E. PG&E has refused to comply with the Tax Sharing Agreement, asserting that it is not valid and enforceable. PG&E's retention of the Refund is an exercise of unlawful dominion and control over property of the NEG bankruptcy estate.

         106. If PG&E is permitted to retain possession of NEG's allocable share of the Refund, PG&E will be unjustly enriched at the expense of NEG. In addition, because NEG is entitled to the imposition of a constructive trust on the Refund for its benefit, the Refund is property of the estate subject to turnover under 11 U.S.C. Section 542.

         WHEREFORE, Plaintiffs request the entry of an order pursuant to 11 U.S.C. Section 542 directing PG&E to turnover to the estate NEG's interest in the Refund and for such other and further relief which is just and equitable.

                             SIXTH CLAIM FOR RELIEF
                               (Accounting--PG&E)

         107. The Plaintiffs repeat and reallege each and every allegation of paragraphs 1 - 106 as if fully set forth herein.

         108. PG&E has, and has had, a fiduciary duty to NEG and its creditors. PG&E has exerted unilateral control over the manner in which any and all consolidated federal and certain tax returns have been prepared and filed on behalf of NEG and the NEG Group since January, 1997.

         109. PG&E also has exercised exclusive control over the Refund and the proceeds of a prior tax refund.

         110. NEG has a direct interest in the manner in which PG&E has prepared and filed all consolidated federal and certain state tax returns that have included the tax attributes of NEG and/or the NEG Group since January 1, 1997. Among other things, the Internal Revenue Service's audit of the 1997-2000 tax years remains open, and it has recently commenced its audit of the 2001 and 2002 tax years (together, the "IRS Audit").

         111. PG&E's exclusive control over the preparation and filing of all consolidated federal and certain state tax returns since January 1, 1997 gives rise to additional claims under the Tax Sharing Agreement. Plaintiffs therefore need an accounting from PG&E to fix and determine NEG's allocable share of the tax savings attributable to the NEG Group's tax attributes since January 1, 1997, including NEG's share of the Refund. Such an accounting also may assist

NEG in evaluating, and/or defending against, its exposure to any party in connection with the foregoing tax matters.

         112. NEG's ability to reorganize will be impaired if it cannot obtain an accounting from PG&E of the matters set forth above.

         113. Plaintiffs have no adequate remedy at law.

         WHEREFORE, Plaintiffs request that the Court enter judgment in favor of the Plaintiffs and against PG&E on the Plaintiffs' claims for an accounting and to provide such other relief which is just and equitable.

                            SEVENTH CLAIM FOR RELIEF
                           (Unjust Enrichment-- PG&E)

         114. The Plaintiffs repeat and reallege each and every allegation of paragraphs 1 - 113 as if fully set forth.

         115. NEG was insolvent, or alternatively, was engaged in businesses for which it had unreasonably small capital for at least one year preceding the Petition Date.

         116. Once NEG entered the zone of insolvency, PG&E was obligated to protect NEG's assets for the benefit of its creditors. One of the material assets PG&E was obligated to protect were the favorable tax attributes of the NEG Group in order to obtain tax refunds or reduce tax liabilities for NEG.

         117. In derogation of its obligation to protect NEG's assets, PG&E surreptitiously prepared tax returns on behalf of NEG that claimed losses from abandonments and other dispositions of certain assets of the NEG Group. PG&E then incorporated the resulting tax deductions and other tax attributes of NEG, into PG&E's own 2002 consolidated federal income tax return and used those deductions to claim the Refund.

         118. PG&E appropriated the foregoing losses and other tax attributes relating to NEG Group assets and the resulting deductions to reduce its own tax liability for 2002 and obtain the Refund, thus ensuring that NEG could no longer claim those abandonment losses and use the resulting deductions or the other tax attributes of NEG used by PG&E to reduce or eliminate NEG's future tax liabilities.

         119. As a result of PG&E's wrongful conduct, PG&E has been unjustly enriched in the amount of at least $414 million.

         120. Conversely, NEG was damaged by PG&E's actions in claiming and using the abandonment losses and other tax attributes and using the resulting tax deductions.

         121. NEG has a clear prospect of earning substantial future income and expects to become profitable after reorganization. NEG Group's tax attributes have and had economic value to NEG. As alleged above, following reorganization, NEG will begin to incur tax liabilities which could have been reduced or eliminated by the favorable tax attributes misappropriated by PG&E for its own benefit.

         122. Moreover, in tax year 2001, the NEG Group generated net taxable income reported by the PG&E consolidated federal income tax group and remitted approximately $54 million to PG&E to offset the resulting tax liability.

         123. The NEG Group's tax attributes were generated, in whole or in part, at the direction and/or request of PG&E. PG&E has derived, and will continue to derive, a substantial benefit from its use of the NEG Group's tax attributes, which benefit includes, without limitation, the Refund. PG&E had knowledge and appreciation of the benefit it was obtaining through use of the NEG Group's tax attributes.

         124. The Defendant has failed to give the Debtor fair compensation for its use of the Debtor's 2002 tax attributes. The Defendant would be unjustly enriched to the extent it retains any proceeds of the Refund attributable to the NEG Group's tax attributes, as described above. NEG has been harmed by not receiving fair compensation for the NEG Group's tax attributes that were used by PG&E and would otherwise have real economic value to NEG.

         125. Accordingly, NEG is entitled to recover the value of the tax benefits unjustly appropriated by PG&E which value includes, without limitation, the Refund.

         WHEREFORE, the Plaintiffs respectfully request that the Court enter judgment in favor of the Plaintiffs and against PG&E on the Plaintiffs' claim for unjust enrichment, awarding NEG the value of the tax attributes appropriated by PG&E according to proof which Plaintiffs contend is at least $414 million, representing the Refund, plus interest, costs of suit, including reasonable attorneys' fees and for such other and further relief as is just and proper.

                            EIGHTH CLAIM FOR RELIEF
                           (Injunctive Relief - PG&E)

         126. Plaintiffs repeat and reallege paragraphs 1 - 125, above, as if fully set forth.

         127. In addition to the valuable tax attributes previously misappropriated by PG&E, NEG has substantial remaining actual or potential valuable tax attributes believed to yield in excess of $2 billion in future tax deductions and credits.

         128. The tax attributes of the NEG Group constitute property of the NEG bankruptcy estate.

         129. Based on PG&E's prior conduct, there is a substantial risk that PG&E will or may take actions to deprive NEG and its creditors of the value of NEG's remaining tax attributes, causing NEG and its creditors to suffer irreparable injury.

         130. NEG has no adequate remedy at law. Only through the exercise of this Court's equitable powers can NEG and its creditors be assured that NEG's valuable tax attributes will be protected from misappropriation or destruction by PG&E.

         131. Injunctive relief is the most appropriate avenue to protect NEG from being deprived of its remaining favorable tax attributes by the future actions of PG&E.

         WHEREFORE, the Plaintiffs respectfully request entry of an order (1) enjoining PG&E from claiming additional losses regarding the abandonment of any assets of the NEG Group; (2) enjoining PG&E from taking, or causing NEG LLC to take, any "worthless stock" deductions on account of its equity interests in NEG or NEG LLC; (3) enjoining PG&E from taking (or causing any of its subsidiaries to take) any action to cause a deconsolidation of NEG or any member of the NEG Group from the PG&E federal consolidated income tax group without the prior written consent of Plaintiffs; (4) enjoining PG&E from accelerating the recognition of income from any other member of the consolidated group; and (5) enjoining PG&E from taking any action that would trigger a change in ownership under applicable tax law. Plaintiffs additionally pray for costs of suit, including reasonable attorneys' fees and such other and further relief as is just and proper.

                             NINTH CLAIM FOR RELIEF
                                 (Deceit - PG&E)

         132. Plaintiffs repeat and reallege paragraphs 1 - 131 above, as if fully set forth.

         133. PG&E, by and through its officers including Darbee, Worthington and Arnold, made statements constituting representations of fact to NEG, the Ad Hoc Group and the Agents to the effect that PG&E had not yet recognized losses relating to the abandonment of NEG Group assets and would not do so during negotiations (see, e.g., (paragraphs) 42-48, supra).

         134. PG&E made these statements for the purpose of inducing NEG, the Ad Hoc Group and the Agents not to file an involuntary bankruptcy petition against NEG or cause NEG to file a voluntary bankruptcy petition which could have, under existing law, substantially reduced PG&E's ability to assert that NEG Group disposition losses had been realized and in respect thereof to collect the Refund.

         135. NEG, the Ad Hoc Group and the Agents reasonably believed PG&E's statements and desisted from causing NEG to file a bankruptcy petition in the reasonable and good faith belief that PG&E would not take the losses that it did take in 2002 without prior notice, thus enabling the parties to continue negotiating a potential restructure premised on the continued availability of disposition losses and resulting tax benefits.

         136. PG&E's statements were false when made and known by PG&E to be false in that PG&E knew that it was going to take approximately $800 million in losses in 2002 (or had already done so) in respect of the abandonment or other disposition of assets of the NEG Group, as well as approximately $200 million in other losses, and would file (or had already filed) a tax return in May 2003 claiming those losses and would and did collect the Refund on account of those losses.

         137. PG&E's statements were made to give it an advantage over NEG and its creditors in what it knew was going to be post-bankruptcy litigation. By changing the status quo through stealth, PG&E was able to perpetuate its control over NEG by postponing its inevitable Chapter 11 filing and take control of the Refund rather than litigating on a level playing field.

         138. PG&E's conduct was reprehensible by any measure, but particularly so given the fiduciary relationship between PG&E, on the one hand, and NEG and its creditors, on the other.

         139. As a result of the above-described deceit, Plaintiffs have been damaged in an amount which is presently undetermined, but which Plaintiffs are informed and believe and thereupon allege exceeds $414 million.

         WHEREFORE, Plaintiffs request entry of a judgment in their favor and against PG&E for damages according to proof, which Plaintiffs allege is at least $414 million, for interest, for costs of suit, including reasonable attorneys' fees (to the extent recoverable under applicable law), for appropriate exemplary and punitive damages in an amount sufficient to punish PG&E, and to deter future breaches by it and others, and for such other and further relief as appropriate.

                             TENTH CLAIM FOR RELIEF
               (Breach of Contract - Standstill Agreement - PG&E)

         140. Plaintiffs repeat and reallege paragraphs 1 - 139, above, as if fully set forth.

         141. PG&E entered into an agreement with NEG, the Ad Hoc Group and the Agents to preserve the status quo concerning the claiming of losses relating to the abandonment or other disposition of NEG Group projects and intercompany transactions between NEG and PG&E. NEG was an intended beneficiary of the agreement; indeed, all benefits to the other contracting parties necessarily flowed through NEG.

         142. PG&E breached that agreement by reason, among other things of having sought and obtained the Refund.

         143. PG&E's breach of such agreement has caused Plaintiffs damages in an amount which is presently not determined, but which Plaintiffs believe exceeds $414 million.

         WHEREFORE, Plaintiffs request entry of a judgment in their favor and against PG&E for damages according to proof, which Plaintiffs allege is at least $414 million, for interest, for costs of suit, including reasonable attorneys' fees (to the extent recoverable under applicable law), and for such other and further relief as appropriate.

                            ELEVENTH CLAIM FOR RELIEF
      (Fraudulent Transfer Pursuant to 11 U.S.C. Sections 548, 550 - PG&E)

         144. Plaintiffs repeat and reallege paragraphs 1-143, above, as if fully set forth.

         145. NEG was insolvent or, alternatively, was engaged in businesses for which it had unreasonably small capital for at least one year preceding the Petition Date.

         146. Within the year preceding the Petition Date, PG&E surreptitiously prepared NEG tax returns and incorporated those into its own. In those returns, PG&E claimed losses of approximately $800 million on the grounds that NEG had abandoned or otherwise disposed of certain assets.

         147. PG&E has not compensated NEG for these tax attributes and other tax attributes of NEG that PG&E used. The preceding action by PG&E, deprives NEG of the benefit of such deductions and credits post-deconsolidation as offsets against NEG's taxable income.

         148. As a result of PG&E's conduct, NEG suffered a transfer of an interest in property, to wit valuable tax attributes, to PG&E.

         149. NEG received less than reasonably equivalent value for the foregoing transfer. Indeed, it received nothing.

         150. PG&E was the initial transferee and/or beneficiary of at least $414 million as the result of the above-described transfer.

         WHEREFORE, Plaintiffs request entry of a judgment in their favor and against PG&E awarding NEG the value of the foregoing transfer according to proof, which Plaintiffs contend is at least $414 million or more, for interest, for costs of suit, including reasonable attorneys' fees (to the extent recoverable under applicable law), and for such other and further relief as appropriate.

                            TWELFTH CLAIM FOR RELIEF
                              (Constructive Trust)

         151. The Plaintiffs repeat and reallege paragraphs 1 through 150, above, as if fully set forth herein.

         152. Defendant PG&E has obtained possession of the Refund. NEG and its creditors have an interest in the Refund because it was obtained through the use of NEG Group's tax attributes.

         153. PG&E misrepresented to NEG, the Ad Hoc Group and the Agents that PG&E had not yet recognized losses relating to the abandonment of NEG Group assets and would not do so during negotiations.

         154. As a result of PG&E's control of NEG's board of directors and ownership of NEG's stock, including but not limited to control over tax filings made on behalf of NEG, PG&E controlled the business and financial affairs of NEG through July 7, 2003, when NEG first had a board of directors independent of PG&E.

         155. By virtue of PG&E's dominance over NEG, a confidential relationship existed between NEG and PG&E.

         156. PG&E was the dominant party in the confidential relationship between the parties. PG&E breached its confidential relationship with, and fiduciary duties to, NEG by using over $1 billion of NEG's tax attributes to obtain the Refund without NEG's knowledge and by refusing to remit to NEG the Refund, which PG&E secured through use of NEG's tax attributes.

         157. PG&E will be unjustly enriched if it is allowed to retain the Refund, which rightfully belongs to NEG.

         WHEREFORE, Plaintiffs requests an order that PG&E, as constructive trustee, convey the Refund to NEG.

                          THIRTEENTH CLAIM FOR RELIEF
  (Equitable Subordination pursuant to Bankruptcy Code Section 510(c) - PG&E)

         158. Plaintiffs repeat and reallege paragraphs 1 - 157, above, as if fully set forth.

         159. By engaging in the wrongful conduct alleged herein, PG&E acted as both an insider and a fiduciary within the meaning of the doctrine of equitable subordination codified in Bankruptcy Code Section 510(c).

         160. By causing or, alternatively, allowing the NEG Group's valuable tax attributes to be lost for no compensation, by taking valuable assets from the NEG Group for the purpose of giving PG&E an advantage over the CPUC and others in connection with the reorganization of the Utility, and by generally dominating the NEG Group for the benefit of PG&E, PG&E acted fraudulently and inequitably towards NEG and its creditors.

         161. By engaging in the control or use of the NEG Group and its assets for PG&E's own benefit and to the detriment of NEG and its creditors, PG&E acted fraudulently and inequitably towards NEG and its creditors.

         162. The misconduct of Defendants alleged herein resulted in injury to NEG and its creditors and conferred an unfair advantage upon PG&E.

         163. PG&E's actions constitute inequitable conduct within the meaning of the doctrine of equitable subordination codified in Bankruptcy Code Section 510(c) and, as a matter of equity, any claims of PG&E should be subordinated to all of NEG's other creditors' claims. Such equitable subordination would be consistent with the Bankruptcy Code in that PG&E should not be permitted, by its wrongdoing directed against other creditors, to obtain an advantage over other creditors.

         WHEREFORE, Plaintiffs request entry of a judgment equitably subordinating any and all claims of PG&E to the claims of all other creditors, for costs of suit, including reasonable attorneys' fees (to the extent recoverable under applicable law) and, for such other and further relief as appropriate.

                           FOURTEENTH CLAIM FOR RELIEF
                            (Indemnification -- PG&E)

         164. Plaintiffs repeat and reallege paragraphs 1 - 163, above, as if fully set forth.

         165. On November 3, 2003, the IRS filed a Response Of The United States To Motion For Order Fixing Deadline For Filing Proofs Of Claim (the "IRS Pleading") in NEG's bankruptcy case. In the IRS Pleading, the IRS opposed the fixing of an immediate bar date in NEG's bankruptcy on the ground that the IRS might file a proof of claim against NEG at some future date pending its findings in the IRS Audit (which covers all members of the PG&E consolidated filing group, for tax years 1997 through 2002).

         166. Since January 1, 1997, PG&E has had exclusive control over the preparation and filing of all consolidated federal and certain state tax returns for NEG and the NEG Group.

         167. In the event that the IRS asserts a claim against NEG as a result of income tax filing practices or conduct of PG&E, NEG's liability would be based purely on the failures or omissions of PG&E.

         168. Accordingly, in the event that the IRS asserts a claim against NEG, NEG has a right to indemnification from PG&E to the full extent of NEG's liability, resulting from the fault of PG&E.

         WHEREFORE, Plaintiffs request an order that PG&E indemnify NEG for claims asserted against NEG based on the failures or omissions of PG&E in the preparation of the Consolidated Group's income tax filings.

                                PRAYER FOR RELIEF

         WHEREFORE, the Plaintiffs respectfully request that this Court (i) enter judgment as prayed herein; and (ii) grant such other and further relief as is appropriate.

Joseph T. Baio
Matthew A. Feldman
Shelley C. Chapman
Patrick J. Carty
WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, New York 10019

and

/s/ Kenneth Oestreicher
Paul M. Nussbaum (No. 04394)
Kenneth Oestreicher (05567)
Martin T. Fletcher (No. 07608)
WHITFORD TAYLOR & PRESTON
Seven Saint Paul Street, Suite 1400
Baltimore, Maryland 20814
(410) 347-8700

Co-Counsel for Debtors and Debtors in Possession

Michael B. Solow                            Kenneth N. Klee
Michael J. Crames                           Lee R. Bogdanoff
Aaron Rubinstein                            David M. Stern
                                            Daniel J. Bussel

KAYE SCHOLER LLP KLEE                       TUCHIN BOGDANOFF & STERN LLP
425 Park Avenue                             2121 Avenue of the Stars, 33rd Floor
New York, New York 10022                    Los Angeles, California 90067
and                                         and
/s/ Bradford F. Englander                   /s/ Joel I. Sher
Bradford F. Englander, Fed. Bar No. 11951   Joel I. Sher, Bar No. 00719
LINOWES AND BLOCHER LLP                     SHAPIRO SHER GUINOT & SANDLER
7200 Wisconsin Ave., Suite 800              36 South Charles Street, 20th Floor
Bethesda, Maryland 20814                    Baltimore, Maryland 21201
(301) 961-5125                              (410) 385-0202

Co-Counsel for the Official Committee       Co-Counsel for the Official
of Unsecured Creditors                      Noteholders' Committee

1524505


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